     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1995

                                                       REGISTRATION NO. 33-57639
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2


                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          THE WILLIAMS COMPANIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

           DELAWARE                         4813                        73-0569878
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                J. FURMAN LEWIS
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                WITH COPIES TO:

        RANDALL H. DOUD, ESQ.                                      ERIC S. ROBINSON, ESQ.
 SKADDEN, ARPS, SLATE, MEAGHER & FLOM                          WACHTELL, LIPTON, ROSEN & KATZ
           919 THIRD AVENUE                                          51 WEST 52ND STREET
       NEW YORK, NEW YORK 10022                                   NEW YORK, NEW YORK 10019
            (212) 735-3000                                             (212) 403-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective, the Merger Agreement is approved and adopted by the shareholders of Transco Energy Company and certain other conditions are satisfied.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          THE WILLIAMS COMPANIES, INC.

     Cross Reference Sheet Pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K, showing the Location or Heading in the Prospectus and Information Statement of the Information Required by Part I of Form S-4.

                                                            LOCATION IN PROSPECTUS AND
           FORM S-4 ITEM NUMBER AND CAPTION                   INFORMATION STATEMENT
           --------------------------------                 --------------------------
 A.  INFORMATION ABOUT THE TRANSACTION

  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus....    Outside Front Cover Page; Facing Page

  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................    Available Information; Incorporation of
                                                    Certain Documents by Reference; Table of
                                                    Contents

  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information.............    Outside Front Cover Page; Facing Page;
                                                    Summary

  4.  Terms of the Transaction..................    Summary; The Merger; Description of
                                                    Williams Capital Stock; Description of
                                                    Transco Capital Stock; Comparison of the
                                                    Rights of Holders of Williams Capital
                                                    Stock and Transco Capital Stock; Annexes
                                                    A, B-1 and B-2

  5.  Pro Forma Financial Information...........    Summary; Historical and Unaudited Pro
                                                    Forma Combined Capitalization; Unaudited
                                                    Pro Forma Financial Statements

  6.  Material Contacts with the Company Being
      Acquired..................................    Summary; The Merger

  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed
      to be Underwriters........................    *

  8.  Interests of Named Experts and Counsel....    Validity of Common Stock and Preferred
                                                    Stock

  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................    *

B.  INFORMATION ABOUT THE REGISTRANT

 10.  Information with Respect to S-3
      Registrants...............................    Incorporation of Certain Documents by
                                                    Reference; Summary; Unaudited Pro Forma
                                                    Financial Statements; Business of Williams
                                                    and Sub

 11.  Incorporation of Certain Information by
      Reference.................................    Incorporation of Certain Documents by
                                                    Reference; Description of Williams Capital
                                                    Stock

                                                            LOCATION IN PROSPECTUS AND
           FORM S-4 ITEM NUMBER AND CAPTION                   INFORMATION STATEMENT
      ------------------------------------------    ------------------------------------------
 12.  Information with Respect to S-2 or S-3
      Registrants...............................    *
 13.  Incorporation of Certain Information by
      Reference.................................    *
 14.  Information with Respect to Registrants
      Other Than S-3 or S-2 Registrants.........    *

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED

 15.  Information with Respect to S-3
      Companies.................................    Incorporation of Certain Documents by
                                                    Reference; Summary; Unaudited Pro Forma
                                                    Financial Statements; Business of Transco;
                                                    Description of Transco Capital Stock
 16.  Information with Respect to S-2 or S-3
      Companies.................................    *
 17.  Information with respect to Companies
      Other Than S-2 or S-3 Companies...........    *

           D.  VOTING AND MANAGEMENT INFORMATION
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited........    *
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or
      in an Exchange Offer......................    Outside Front Cover Page; Summary; The
                                                    Merger; Incorporation of Certain Documents
                                                    by Reference

---------------
* Inapplicable or answer is negative.

                                                                PRELIMINARY COPY
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                               AMENDMENT NO. 2 TO


                            SCHEDULE 14C INFORMATION
                             INFORMATION STATEMENT
       (PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE ACT OF 1934)
                          ---------------------------
CHECK THE APPROPRIATE BOX:

/X/  PRELIMINARY INFORMATION STATEMENT
/ /  DEFINITIVE INFORMATION STATEMENT

                             TRANSCO ENERGY COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             TRANSCO ENERGY COMPANY
                (NAME OF PERSON(S) FILING INFORMATION STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/ /  $125 PER EXCHANGE ACT RULES 0-11(c)(1)(ii) OR 14C-5(g).

/ /  FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14c-5(g) AND 0-11.

      (1)  TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:
             COMMON STOCK, PAR VALUE $0.50 PER SHARE, OF TRANSCO ENERGY COMPANY TRANSCO $3.50 SERIES CUMULATIVE CONVERTIBLE PREFERRED STOCK, STATED VALUE $50 PER SHARE, OF TRANSCO ENERGY COMPANY

      (2)  AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:
             16,279,261 SHARES OF COMMON STOCK
             2,500,000 SHARES OF TRANSCO $3.50 SERIES CUMULATIVE CONVERTIBLE PREFERRED STOCK

      (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11:
             THE AMOUNT ON WHICH THE FILING FEE OF $78,735.52 IS CALCULATED WAS DETERMINED PURSUANT TO RULE 0-11(a)(4) AND (c) OF THE SECURITIES EXCHANGE ACT OF 1934 BY MULTIPLYING 1/50TH OF 1% BY THE SUM OF
             (x) AN AMOUNT EQUAL TO THE PRODUCT OF (A) $16.75, THE AVERAGE OF THE HIGH AND THE LOW TRADING PRICES ON FEBRUARY 2, 1995, OF TRANSCO ENERGY COMPANY COMMON STOCK, PAR VALUE $0.50 PER SHARE, AND (B) 16,279,261, THE NUMBER OF SHARES OF TRANSCO ENERGY
             COMPANY COMMON STOCK EXPECTED TO BE EXCHANGED IN THE TRANSACTION AND (y) $121,000,000, THE BOOK VALUE AS OF SEPTEMBER 30, 1994,
             OF THE 2,500,000 SHARES OF TRANSCO $3.50 SERIES CUMULATIVE CONVERTIBLE PREFERRED STOCK EXPECTED TO BE EXCHANGED IN THE TRANSACTION.

      (4)  PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:
             $393,677,622

/X/ CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

     (1)  AMOUNT PREVIOUSLY PAID: $78,735.52

     (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.: SCHEDULE 14C INFORMATION STATEMENT

     (3)  FILING PARTY: TRANSCO ENERGY COMPANY

     (4)  DATE FILED: FEBRUARY 6, 1995

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                PRELIMINARY COPY

                     [Letterhead of Transco Energy Company]


                                      March 31, 1995



Dear Transco Shareholder:



     You are cordially invited to attend a Special Meeting of Shareholders of Transco Energy Company, which will be held at 10:00 a.m. (local time) on April 28, 1995, at the principal executive offices of Transco, 2800 Post Oak Boulevard, Houston, Texas 77056.



     At this meeting, Transco shareholders will be asked to approve the merger of a wholly-owned subsidiary of The Williams Companies, Inc. with and into Transco. Pursuant to its successful tender offer, on January 18, 1995, Williams accepted for payment 24,600,000 shares, or approximately 60%, of the outstanding shares of Transco common stock for $17.50 per share in cash. In the merger, each share of Transco common stock not owned by Williams will be converted into the right to receive 0.625 of a share of Williams common stock.



     YOUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION, HAS APPROVED THE MERGER AND DETERMINED THAT THE TENDER OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF TRANSCO AND ITS SHAREHOLDERS.



     We believe this transaction represents an exciting strategic combination. It will result in one of the largest interstate gas transmission companies in the United States, both in terms of gas volumes delivered and miles of pipeline. The combined companies will be in a better position to pursue capital expansions on Transcontinental Gas Pipe Line Corporation's ("TGPL") and Texas Gas Transmission Corporation's ("Texas Gas") systems. It may also provide TGPL and Texas Gas customers with access to Mid-Continent gas supplies in the gas-rich Anadarko and Arkoma Basins.



     A Notice of the Special Meeting and a Prospectus and Information Statement containing detailed information concerning the merger is attached. I urge you to read this material carefully.



     As Williams has acquired a majority of the outstanding shares of Transco common stock, Williams has sufficient voting power to approve the merger, even if no other shareholder of Transco votes in favor of the merger. ACCORDINGLY, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                                          Sincerely,

                                          JOHN P. DES BARRES
                                          Chairman of the Board, President
                                            and Chief Executive Officer

                                                                PRELIMINARY COPY

                             TRANSCO ENERGY COMPANY
                     2800 POST OAK BOULEVARD, P.O. BOX 1396
                           HOUSTON, TEXAS 77251-1396

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 28, 1995



     A Special Meeting of Shareholders of Transco Energy Company, a Delaware corporation ("Transco"), will be held at 10:00 a.m. (local time) on April 28, 1995, at the principal executive offices of Transco, 2800 Post Oak Boulevard, Houston, Texas 77056, for the purposes of:


          1. Considering and voting upon a proposal to approve and adopt (A) the Agreement and Plan of Merger, dated as of December 12, 1994, as amended (the "Merger Agreement"), by and among The Williams Companies, Inc., a Delaware corporation ("Williams"), WC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Williams ("Sub"), and Transco, a copy of which is attached as Annex A to the accompanying Prospectus and Information Statement, providing for the merger of Sub with and into Transco (the "Merger"), and (B) the Merger, pursuant to which (i) each issued and outstanding share of common stock, par value $.50 per share (the "Transco Common Shares"), of Transco (other than shares held by Transco, Williams and any subsidiary of Williams) will be converted into the right to receive (x) 0.625 of a share of common stock, par value $1.00 per share, of Williams and (y) 0.3125 attached preferred stock purchase rights of Williams and (ii) each issued and outstanding share of Transco's $3.50 series Cumulative Convertible Preferred Stock ("Transco $3.50 Preferred Stock") (other than shares held by Transco, Williams or any subsidiary of Williams and by holders of Transco $3.50 Preferred Stock who demand and perfect appraisal rights) will be converted into the right to receive one share of Williams' $3.50 Series Cumulative Convertible Preferred Stock all as more fully described in the accompanying Prospectus and Information Statement; and

    2. Transacting any other business that may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of Transco Common Shares at the close of business on March 20, 1995 are entitled to notice of and are entitled to vote at the meeting. Every holder of issued and outstanding Transco Common Shares entitled to be voted at the meeting is entitled to one vote for each such share held. As Williams has acquired a majority of the outstanding Transco Common Shares, Williams has sufficient voting power to approve the Merger, even if no other shareholder of Transco votes in favor of the Merger. ACCORDINGLY, SHAREHOLDERS ARE NOT BEING ASKED FOR, AND ARE REQUESTED NOT TO SEND, PROXIES TO VOTE AT THE TRANSCO SPECIAL MEETING, AND FOR THAT REASON NO PROXY CARD HAS BEEN ENCLOSED
FOR SHAREHOLDERS.

     Holders of issued and outstanding shares of the Transco $3.50 Preferred Stock are not entitled to notice of and are not entitled to vote such shares at the meeting. The Merger is expected to be consummated on or as soon as practicable after the date that the approval of the shareholders of Transco is obtained. In accordance with the Delaware General Corporation Law (the "DGCL"), holders of Transco Common Shares are not entitled to dissenters' appraisal rights in connection with the Merger. However, appraisal rights will be available to those holders of Transco $3.50 Preferred Stock who meet and comply with the requirements of Section 262 of the DGCL, a copy of which Section 262 is attached as Annex C to the accompanying Prospectus and Information Statement. See the section entitled "THE MERGER -- Appraisal Rights" in the accompanying Prospectus and Information Statement for a discussion of procedures to be followed in asserting appraisal rights.

                                          By Order of the Board of Directors,

                                          DAVID E. VARNER
                                          Senior Vice President, General Counsel
                                            and Secretary

March 31, 1995

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED MARCH 30, 1995


                      PROSPECTUS AND INFORMATION STATEMENT
               PROSPECTUS                            INFORMATION STATEMENT
      THE WILLIAMS COMPANIES, INC                    TRANSCO ENERGY COMPANY
          One Williams Center                       2800 Post Oak Boulevard
         Tulsa, Oklahoma 74172                        Houston, Texas 77056
             (918) 588-2000                              (713) 439-2000

                            ------------------------


    This Prospectus and Information Statement relates to the proposed merger (the "Merger") of WC Acquisition Corp. ("Sub"), a Delaware corporation and a wholly-owned subsidiary of The Williams Companies, Inc., a Delaware corporation ("Williams"), with and into Transco Energy Company, a Delaware corporation ("Transco"), pursuant to the Agreement and Plan of Merger, dated December 12, 1994, by and among Williams, Sub and Transco, as amended (the "Merger Agreement"). Pursuant to the Merger Agreement, on January 18, 1995, Williams accepted for payment 24,600,000 shares of common stock of Transco, par value $0.50 per share ("Transco Common Shares"), for $17.50 per Transco Common Share in cash in a tender offer (the "Offer") as the first step in acquiring the entire equity interest in Transco. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (a) Transco will become a wholly-owned subsidiary of Williams and (b) each Transco Common Share then outstanding (other than Transco Common Shares held in the treasury of Transco and Transco Common Shares owned by Williams or any direct or indirect wholly-owned subsidiary of Williams ("Retired Transco Common Shares")), will be converted into the right to receive 0.625 of a share of common stock, par value $1.00 per share, of Williams ("Williams Common Shares") and 0.3125 attached preferred stock purchase rights (the "Williams Rights" and, unless the context otherwise requires, deemed to be included in all references to "Williams Common Shares"); provided, however, that no fractional Williams Common Shares will be issued and shareholders who would otherwise be entitled to receive fractional Williams Common Shares will instead be entitled to receive cash settlements therefor equal to that fraction of a Williams Common Share to which a shareholder would be entitled multiplied by $28.00. The Retired Transco Common Shares will be cancelled in the Merger. See "THE MERGER -- The Merger Agreement." The consideration per Transco Common Share to be received by the holders of Transco Common Shares as a result of the Merger is hereinafter sometimes referred to as the "Merger Consideration." On March 28, 1995, the closing prices per share of the Williams Common Shares and the Transco Common Shares on the New York Stock Exchange (the "NYSE") were $30.25 and $18.75, respectively. Shareholders are urged to obtain current quotations for the Williams Common Shares and the Transco Common Shares. See "MARKET PRICES OF AND DIVIDENDS ON WILLIAMS COMMON SHARES AND TRANSCO COMMON SHARES."


    In addition, also at the effective date of the Merger (the "Merger Date"), each issued and outstanding share of Transco $3.50 series Cumulative Convertible Preferred Stock, stated value $50 per share (the "Transco $3.50 Preferred Stock") (other than shares that are owned by Transco as treasury stock, or owned by Williams or any wholly-owned subsidiary of Williams, all of which will be cancelled in the Merger, and by holders of Transco's $3.50 Preferred Stock who demand and perfect appraisal rights), will be converted into the right to receive one share of preferred stock of Williams which will be designated the Williams $3.50 Series Cumulative Convertible Preferred Stock (the "Williams $3.50 Preferred Stock"). Each share of Williams $3.50 Preferred Stock will be convertible into 1.5625 Williams Common Shares, subject to anti-dilution adjustments, and will have the designation, preferences and rights set forth for it in the Merger Agreement. See "THE MERGER -- Background of the Merger" and
"-- The Merger Agreement."

    Pursuant to the Merger Agreement, all of the common share purchase rights attached to the Transco Common Shares (the "Transco Rights") were redeemed on January 17, 1995 for $0.05 per Transco Right. See "THE MERGER -- Background of the Merger."


    At a Special Meeting of the Shareholders of Transco to be held on April 28, 1995, and at any adjournment or postponement thereof (the "Transco Special Meeting"), the holders of the Transco Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. As a result of the Offer, Williams owns a sufficient number of Transco Common Shares to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder. ACCORDINGLY, TRANSCO SHAREHOLDERS ARE NOT BEING ASKED FOR, AND ARE REQUESTED NOT TO SEND, PROXIES TO VOTE AT THE TRANSCO SPECIAL MEETING, AND FOR THAT REASON NO PROXY CARD HAS BEEN ENCLOSED FOR SHAREHOLDERS.



    This Prospectus and Information Statement constitutes the prospectus of Williams with respect to the Williams Common Shares and the Williams $3.50 Preferred Stock to be issued in the Merger or upon conversion of the Williams $3.50 Preferred Stock and the information statement of Transco furnished to holders of Transco Common Shares in connection with the Transco Special Meeting. This Prospectus and Information Statement is first being mailed to Transco shareholders on or about March 31, 1995.

                            ------------------------

THE WILLIAMS COMMON SHARES AND THE WILLIAMS $3.50 PREFERRED STOCK ISSUABLE IN
 THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND
     INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A
     CRIMINAL OFFENSE.
                            ------------------------


    THE DATE OF THIS PROSPECTUS AND INFORMATION STATEMENT IS MARCH 31, 1995.

     No person is authorized to give any information or make any representation not contained in this Prospectus and Information Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Prospectus and Information Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities or the solicitation of a proxy, in any jurisdiction in which, or from any person to whom, it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Prospectus and Information Statement nor any distribution of the securities to which this Prospectus and Information Statement relates shall, under any circumstances, create an implication that there have been no changes in the information set forth herein since the date of such information or that the information set forth or incorporated by reference herein is correct as of any time subsequent to its date. All information about Williams contained or incorporated by reference herein has been supplied by Williams, and all information about Transco contained or incorporated by reference herein has been supplied by Transco.

                             AVAILABLE INFORMATION

     Williams and Transco are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information should be available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Commission at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning Williams and Transco should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Incorporated (the "PSE"), 301 Pine Street, San Francisco, California 94104.

     Williams has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities to be issued pursuant to the Merger Agreement. This Prospectus and Information Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Prospectus and Information Statement or in any document incorporated by reference in this Prospectus and Information Statement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     THIS PROSPECTUS AND INFORMATION STATEMENT INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE THEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM THE WILLIAMS COMPANIES, INC., ONE WILLIAMS CENTER, TULSA, OKLAHOMA 74172, ATTENTION:
MR. DAVID M. HIGBEE, CORPORATE SECRETARY, TELEPHONE: (918) 588-2000, OR FROM TRANSCO ENERGY COMPANY, P.O. BOX 1396, 2800 POST OAK BOULEVARD, HOUSTON, TEXAS 77251, ATTENTION: MR. DAVID E. VARNER, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, TELEPHONE: (713) 439-2000. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 21, 1995.


     The following documents filed by Williams or Transco with the Commission are hereby incorporated by reference herein:

          (1) Williams' Annual Report on Form 10-K (Commission File No. 1-4174) for the year ended December 31, 1994 (the "Williams Annual Report");


          (2) Williams' Current Reports on Form 8-K (Commission File No. 1-4174) dated January 5, 1995, January 18, 1995 and March 29, 1995 (the "Williams Current Reports");


          (3) Williams' Registration Statement on Form 8-A (Commission File No. 1-4174) dated February 6, 1986 and Williams' Registration Statement on Form 8-B (Commission File No. 1-4174) dated August 20, 1987;


          (4) Transco's Annual Report on Form 10-K (Commission File No. 1-7513) for the year ended December 31, 1994, as amended by the Form 10-K/A (Amendment No. 1) dated March 29, 1995 (the "Transco Annual Report"); and


          (5) Transco's Current Reports on Form 8-K (Commission File No. 1-7513) dated January 18, 1995 and February 9, 1995 (the "Transco Current Reports").

     The information relating to Williams and Transco contained herein does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

     All documents filed by Williams or Transco pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the Transco Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................    iii

SUMMARY...............................................................................     vi
  Introduction........................................................................     vi
  Williams and Sub....................................................................     vi
  Transco.............................................................................    vii
  The Transco Special Meeting.........................................................    vii
  The Merger..........................................................................   viii
  Background of the Merger............................................................   viii
  Transco Board Recommendations.......................................................     ix
  Opinions of Transco's Financial Advisor.............................................     ix
  Williams' Reasons for the Acquisition...............................................     ix
  Plans for Williams and Transco after the Merger.....................................     ix
  Interests of Certain Persons in the Merger..........................................      x
  Conditions to the Merger; Consummation of the Merger................................      x
  Certain Federal Income Tax Consequences.............................................     xi
  Regulatory Approvals................................................................     xi
  Appraisal Rights....................................................................     xi
  Certain Litigation..................................................................     xi
  Financing the Acquisition...........................................................     xi
  Recent Market Prices of Williams Common Shares and Transco Common Shares............     xi
  Selected Historical and Unaudited Pro Forma Data....................................   xiii
INTRODUCTION..........................................................................      1

BUSINESS OF WILLIAMS AND SUB..........................................................      1
  Williams............................................................................      1
  Sub.................................................................................      2

BUSINESS OF TRANSCO...................................................................      2

THE TRANSCO SPECIAL MEETING...........................................................      3
  Place, Time and Date................................................................      3
  Purpose of the Transco Special Meeting..............................................      3
  Transco Record Date; Stock Entitled to Vote; Quorum.................................      3
  Vote Required; Transco Proxies Not Being Solicited..................................      3

THE MERGER............................................................................      4
  Background of the Merger............................................................      4
  Transco Board Recommendations and Reasons for the Acquisition.......................      7
  Opinions of Transco's Financial Advisor.............................................      9
  Williams' Reasons for the Acquisition...............................................     14
  Plans for Williams and Transco after the Merger.....................................     14
  Interests of Certain Persons in the Merger..........................................     15
  The Merger Agreement................................................................     18

                                                                                         PAGE
                                                                                         ----
  The Stock Option Agreement..........................................................     22
  Stock Exchange Listings.............................................................     23
  Certain Effects of the Merger.......................................................     23
  Certain Federal Income Tax Consequences.............................................     24
  Regulatory Approvals................................................................     25
  Appraisal Rights....................................................................     25
  Certain Litigation..................................................................     28
  Accounting Treatment of the Merger..................................................     28

FINANCING THE ACQUISITION.............................................................     29

MARKET PRICES OF AND DIVIDENDS ON WILLIAMS CAPITAL STOCK
  AND TRANSCO CAPITAL STOCK...........................................................     30

HISTORICAL AND UNAUDITED PRO FORMA COMBINED CAPITALIZATION............................     31

HISTORICAL AND UNAUDITED PRO FORMA CAPITALIZATION OF TRANSCO..........................     32

UNAUDITED PRO FORMA FINANCIAL STATEMENTS..............................................     33

  Williams' Unaudited Pro Forma Combined Financial Statements.........................     33

  Transco's Unaudited Pro Forma Consolidated Financial Statements.....................     39

DESCRIPTION OF WILLIAMS CAPITAL STOCK.................................................     44
  Williams Common Shares..............................................................     44
  Williams Rights.....................................................................     44
  Williams $3.50 Preferred Stock......................................................     45

DESCRIPTION OF TRANSCO CAPITAL STOCK..................................................     46
  Transco Common Shares...............................................................     46
  Transco $3.50 Preferred Stock.......................................................     47

COMPARISON OF THE RIGHTS OF HOLDERS OF WILLIAMS CAPITAL STOCK
  AND TRANSCO CAPITAL STOCK...........................................................     48
  Comparison of Williams Common Shares and Transco Common Shares......................     48
  Comparison of Williams $3.50 Preferred Stock and Transco $3.50 Preferred Stock......     50

VALIDITY OF COMMON STOCK AND PREFERRED STOCK..........................................     51

EXPERTS...............................................................................     51

ANNEXES:

A   -- Agreement and Plan of Merger, dated as of December 12, 1994, by and among
       The Williams Companies, Inc., WC Acquisition Corp. and Transco Energy Company, as amended

B-1 -- Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated
       December 11, 1994

B-2 -- Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated
       January 9, 1995

C   -- Section 262 of the Delaware General Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus and Information Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus and Information Statement, the Annexes hereto and the documents incorporated herein by reference. Shareholders are urged to read this Prospectus and Information Statement and the Annexes hereto in their entirety.

INTRODUCTION


     This Prospectus and Information Statement relates to the proposed Merger of Sub, a wholly-owned subsidiary of Williams, with and into Transco pursuant to the Merger Agreement. Pursuant to the Merger Agreement, on January 18, 1995, Williams accepted for payment 24,600,000 Transco Common Shares for $17.50 per share in cash in the Offer as the first step in acquiring the entire equity interest in Transco. The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (a) Transco will become a wholly-owned subsidiary of Williams and (b) each Transco Common Share outstanding (other than Retired Transco Common Shares) will be converted into the right to receive 0.625 Williams Common Shares and 0.3125 Williams Rights. Each Williams Right entitles the holder thereof to purchase from Williams one two-hundredth of a share of Williams' Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Williams Series A Preferred Stock"), at an exercise price of $75, following acquisitions by a person or group of 20% or more of the Williams Common Shares or certain tender offers for Williams Common Shares. The Retired Transco Common Shares will be cancelled in the Merger. See "THE MERGER -- The Merger Agreement" and "DESCRIPTION OF WILLIAMS CAPITAL STOCK -- Williams Rights." On March 28, 1995, the closing prices per share of the Williams Common Shares and the Transco Common Shares on the NYSE were $30.25 and $18.75, respectively. Holders of Transco Common Shares are urged to obtain current quotations for the Williams Common Shares and the Transco Common Shares. See "MARKET PRICES OF AND DIVIDENDS ON WILLIAMS CAPITAL STOCK AND TRANSCO CAPITAL STOCK."


     In addition, also at the Merger Date, each issued and outstanding share of Transco $3.50 Preferred Stock (other than shares that are owned by Transco as treasury stock, or owned by Williams or any wholly-owned subsidiary of Williams, all of which will be cancelled in the Merger, and by holders of Transco $3.50 Preferred Stock who demand and perfect appraisal rights) will be converted into the right to receive one share of Williams $3.50 Preferred Stock. Each share of Williams $3.50 Preferred Stock will initially be convertible into 1.5625 Williams Common Shares and will have the designation, preferences and rights set forth for it in the Merger Agreement. See "THE MERGER -- The Merger Agreement."

     Pursuant to the Merger Agreement, all of the Transco Rights were redeemed on January 17, 1995 for $0.05 per Transco Right. See "THE MERGER -- Background of the Merger."

     This Prospectus and Information Statement is being furnished to Transco shareholders for their information in connection with the Transco Special Meeting, at which the holders of the Transco Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. As a result of the Offer, Williams now owns a sufficient number of Transco Common Shares to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholders. ACCORDINGLY, TRANSCO SHAREHOLDERS ARE NOT BEING ASKED FOR, AND ARE REQUESTED NOT TO SEND, PROXIES TO VOTE AT THE TRANSCO SPECIAL MEETING, AND FOR THAT REASON NO PROXY CARD HAS BEEN ENCLOSED FOR SHAREHOLDERS. See "THE TRANSCO SPECIAL MEETING."

WILLIAMS AND SUB

     Williams, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products and the telecommunications business. Williams' natural gas subsidiaries own and operate: (i) two interstate natural gas pipeline systems and have a 50 percent interest in a third; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities. Williams' telecommunications subsidiaries operate a national video network specializing in broadcast television applications and are involved in national telecommunications equipment sales and service. On January 5, 1995, Williams closed the sale of the network services portion of its telecommunications business (the "WNS Sale") to LDDS Communications, Inc. for $2.5 billion in cash. Williams also has equity investments in certain other companies.

     Sub is a newly incorporated Delaware corporation organized in connection with the Merger and has not carried on any activities other than in connection with the Merger. Sub is wholly-owned by Williams.

     See "BUSINESS OF WILLIAMS AND SUB."

     The principal executive offices of Williams and Sub are located at One Williams Center, Tulsa, Oklahoma 74172, and the telephone number for Williams and Sub is (918) 588-2000.

TRANSCO

     Transco is engaged primarily in the natural gas pipeline and the natural gas marketing businesses. Transco also has investments in coal mining and marketing operations, natural gas liquids processing, natural gas gathering and a nonoperating interest in a coalbed methane project in Alabama. See "BUSINESS OF TRANSCO."

     The principal executive offices of Transco are located at 2800 Post Oak Boulevard, Houston, Texas 77056, and the telephone number for Transco is (713) 439-2000.

THE TRANSCO SPECIAL MEETING


     Place, Time and Date. The Transco Special Meeting will be held at 10:00 a.m. (local time) on April 28, 1995, at the principal executive offices of Transco, 2800 Post Oak Boulevard, Houston, Texas 77056.


     Purpose of the Transco Special Meeting. At the Transco Special Meeting, the holders of Transco Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and such other matters as may properly be brought before the meeting.

     Transco Record Date; Stock Entitled to Vote; Quorum. Only holders of record of Transco Common Shares at the close of business on March 20, 1995 (the "Transco Record Date") are entitled to receive notice of and are entitled to vote at the Transco Special Meeting. As of this record date, Transco had issued and outstanding 40,883,112 Transco Common Shares exclusive of shares held in its treasury which are not entitled to vote. Holders of issued and outstanding shares of Transco preferred stock, including the Transco $3.50 Preferred Stock, are not entitled to receive notice of and are not entitled to vote such shares at the Transco Special Meeting.

     The presence, in person or by proxy, of a majority of the outstanding Transco Common Shares entitled to vote at the Transco Special Meeting shall constitute a quorum for the transaction of business at such meeting. Since Williams owns 60% of the outstanding Transco Common Shares, its presence at the Transco Special Meeting will constitute a quorum even if no other Transco Common Share is represented at the Transco Special Meeting.

     Vote Required; Transco Proxies Not Being Solicited. The affirmative vote of the holders of a majority of the issued and outstanding Transco Common Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. Each Transco Common Share is entitled to one vote. Because approval of the Merger Agreement and the Merger requires the vote of a majority of the issued and outstanding Transco Common Shares, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger. A vote of the holders of the issued and outstanding shares of Transco $3.50 Preferred Stock is not required to approve and adopt the Merger Agreement and the Merger. As a result of the Offer, Williams owns a sufficient number of Transco Common Shares to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder. Pursuant to the Merger Agreement, Williams will vote all of its Transco Common Shares in favor of such approval and adoption. ACCORDINGLY, SHAREHOLDERS ARE NOT BEING ASKED FOR, AND ARE REQUESTED NOT TO SEND, PROXIES TO VOTE AT THE TRANSCO SPECIAL MEETING, AND FOR THAT REASON NO PROXY CARD HAS BEEN ENCLOSED FOR SHAREHOLDERS.

     At March 3, 1995, Transco's current directors and executive officers may be deemed to be beneficial owners of approximately 986,265 Transco Common Shares, or approximately 2.4% of the then issued and outstanding Transco Common Shares.

THE MERGER

     Once the Merger Agreement and the Merger are approved and adopted by the holders of Transco Common Shares, the Merger will, on the terms and subject to the conditions set forth in the Merger Agreement, be consummated, as a result of which (i) Sub will be merged with and into Transco and the separate existence of Sub will cease, (ii) Transco will continue as the surviving corporation in the Merger (the "Surviving Corporation") and will be a wholly-owned subsidiary of Williams and (iii) each then outstanding Transco Common Share, other than Retired Transco Common Shares, will be converted into the right to receive 0.625 Williams Common Shares and 0.3125 Williams Rights; provided, however, that no fractional Williams Common Shares will be issued and holders of Transco Common Shares who would otherwise be entitled to receive fractional Williams Common Shares will instead be entitled to receive cash settlements therefor equal to that fraction of a Williams Common Shares to which a shareholder would be entitled multiplied by $28.00. The Retired Transco Common Shares will be cancelled in the Merger. Transco shareholders are urged to obtain current quotations for the Williams Common Shares and the Transco Common Shares. See "MARKET PRICES OF AND DIVIDENDS ON WILLIAMS CAPITAL STOCK AND TRANSCO CAPITAL STOCK."

     In addition, also at the Merger Date, each issued and outstanding share of Transco $3.50 Preferred Stock (other than shares that are owned by Transco as treasury stock, or owned by Williams or any wholly-owned subsidiary of Williams, all of which will be cancelled in the Merger, and by holders of Transco $3.50 Preferred Stock who demand and perfect appraisal rights) will be converted into the right to receive one share of Williams $3.50 Preferred Stock. Each share of Williams $3.50 Preferred Stock will initially be convertible into 1.5625 Williams Common Shares and will have the designation, preferences and rights set forth for it in the Merger Agreement. See "THE MERGER -- The Merger Agreement."

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price for Transco will be allocated to the identifiable assets and liabilities of Transco and its subsidiaries based on their respective fair values. See " UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

     As promptly as practicable after the Merger Date, Williams will send instructions to Transco shareholders with regard to the procedure for surrendering certificates for Transco Common Shares, together with a letter of transmittal and other appropriate documents, in order to receive the Merger Consideration. TRANSCO SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THE PRESENT TIME.

BACKGROUND OF THE MERGER

     In July 1992, Williams was contacted by representatives of Transco to explore Williams' interest in a potential acquisition of Transco. Following preliminary discussions, Williams determined not to pursue a transaction with Transco at that time.

     On September 9 and 30, 1994, Keith E. Bailey, Chairman, President and Chief Executive Officer of Williams, approached John P. Des Barres, Chairman, President and Chief Executive Officer of Transco, about the possibility of a business combination of their respective companies. Shortly thereafter, the two companies re-opened discussions concerning a possible business combination.

     On December 12, 1994, the Merger Agreement was executed, and on December 16, 1994, Williams commenced the Offer. The Offer expired at midnight on January 17, 1995 pursuant to which Williams accepted for payment 24,600,000 Transco Common Shares (approximately 60% of the outstanding Transco Common Shares on a fully diluted basis) for $17.50 per share in cash.

     In connection with the Offer and the Merger, Williams and Transco also entered into a Stock Option Agreement, dated as of December 12, 1994 (the "Stock Option Agreement"), pursuant to which Williams has the right, under certain circumstances, to acquire up to 7,500,000 additional Transco Common Shares (or approximately 15% of the outstanding Transco Common Shares after giving effect to such issuance) for $17.50 per share in cash. Williams does not expect that it will acquire any Transco Common Shares pursuant to the Stock Option Agreement.

     For more detailed information concerning the background of the Merger, see "THE MERGER -- Background of the Merger."

TRANSCO BOARD RECOMMENDATIONS

     The Transco Board of Directors (the "Transco Board"), by a unanimous vote of those directors present (with one director absent due to illness), approved the Merger Agreement and has determined that the Offer and the Merger, taken together, are fair to and in the best interests of Transco's shareholders. In arriving at its decision, the Transco Board gave careful consideration to a number of factors including, among other things, the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), its financial advisor, that, as of the date of the opinion, the consideration to be received by the shareholders of Transco (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, is fair to such shareholders from a financial point of view. See "THE MERGER -- Transco Board Recommendations and Reasons for the Acquisition."

OPINIONS OF TRANSCO'S FINANCIAL ADVISOR

     Merrill Lynch has delivered to the Transco Board its written opinions, dated December 11, 1994 and January 9, 1995, that as of each date the consideration to be received by the shareholders of Transco (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, is fair to such shareholders from a financial point of view. The full text of such opinions, setting forth the assumptions made, the matters considered and the limitations on the review undertaken by Merrill Lynch, are attached hereto as Annexes B-1 and B-2, respectively, and are incorporated herein by reference and should be read in their entirety. Pursuant to the terms of an engagement letter dated October 5, 1994, Transco paid Merrill Lynch $500,000 for financial advisory services in connection with the Offer and the Merger upon the public announcement of the Merger Agreement, and a fee in the amount of approximately $11.6 million upon the closing of the Offer. No additional fee is payable upon consummation of the Merger. See "THE MERGER -- Opinions of Transco's Financial Advisor."

WILLIAMS' REASONS FOR THE ACQUISITION


     With the WNS Sale, Williams has undertaken a strategy to focus on its core businesses. Williams believes that the acquisition of Transco will lead to the creation of the premier interstate transporter of natural gas, a dynamic gas marketing and trading company, and a range of other new investment opportunities. The acquisition of Transco will provide Williams with access to the major natural gas markets of the northeastern United States. In addition, Williams will also gain access to the only major U.S. natural gas supply basins to which it does not currently have access. The combination of Williams and Transco would result in one of the largest interstate gas transmission companies in the United States, both in terms of gas volumes delivered and miles of pipeline. See "THE MERGER -- Williams' Reasons for the Acquisition."


PLANS FOR WILLIAMS AND TRANSCO AFTER THE MERGER

     Williams presently intends to maintain and expand the existing core businesses of Transco and to promptly pursue new business opportunities made available as a result of the Merger. Due to its highly leveraged capital structure, Transco has been unable to take full advantage of numerous growth opportunities in its fast-growing markets which would enable it to maintain and enhance its competitive edge. Williams expects to be able to finance, on reasonable terms, the capital investment necessary to exploit these opportunities, as well as additional opportunities to access the abundant and long-lived natural gas supplies connected to some of Williams' existing natural gas pipeline assets. In order to prepare for these opportunities, Williams has already initiated a plan to recapitalize Transco (the "Recapitalization"). Williams also anticipates that Transco or Williams or both, through their respective subsidiaries, will promptly expand non-regulated activities in the geographical areas served by Transco's pipeline subsidiaries. In order to facilitate this process, Williams intends to cause Transco, as promptly as practicable following the Merger and subject to receipt of any necessary consents, to declare and pay as dividends to Williams (the "Operating Company Dividends") all of Transco's interests in its principal operating subsidiaries, Transcontinental Gas Pipe Line Corporation ("TGPL"), Texas Gas Transmission Corporation ("TXG") and Transco Gas Marketing Company ("TGMC"). In addition, Williams' intends to aggressively continue Transco's program of disposing of non-core assets. Williams is also considering various alternatives for exchanging the Williams $3.50 Preferred Stock after the Merger for a security intended to be structured so as to minimize Williams tax expense. See "THE MERGER -- Plans for Williams and Transco after the Merger,"
"-- Background of the Merger" and "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Transco Board with respect to the Merger, shareholders should be aware that certain members of Transco's management and the Transco Board have certain interests that may present them with actual or potential conflicts of interest. The Merger Agreement provides that, for a period of six years after the Merger Date, Transco shall maintain its current, or an equivalent, directors' and officers' insurance and indemnification policy and that Williams and Transco will indemnify Transco's directors, officers, employees and agents for acts and omissions occurring prior to and including the Merger Date. In addition, pursuant to the Merger Agreement, Williams has agreed to provide employees and retirees of Transco and its subsidiaries with certain employee benefit plans.

     Transco currently has in effect termination agreements covering certain executive officers of Transco. These agreements provide certain benefits to such executive officers upon termination after a "change in control" of Transco (which term, as defined, would include the acquisition by Williams of Transco Common Shares pursuant to the Offer).

     On December 11, 1994, the Transco Board established the Senior Executive Special Bonus and Retention Plan (the "Senior Executive Plan"), under which four senior executive officers of Transco became eligible to receive bonuses in an aggregate amount of $2,750,000 which were paid as a result of the consummation of the Offer and retention bonuses in an aggregate amount of $2,750,000 which are payable on the later of December 31, 1995 or the sixth month anniversary following the Merger or another Extraordinary Transaction (as defined in the Senior Executive Plan) involving Transco, if such event occurs on or before December 31, 1995. The retention bonuses are not payable to any participant who terminates his employment without "good reason" or if his employment is terminated by Transco for "cause" (as both are defined in the Senior Executive
Plan) prior to the date such bonus is payable.

     On January 25, 1995, pursuant to the Merger Agreement, Williams designated two directors to the Transco Board. In such connection, Williams has agreed that
(i) its designees will abstain from any action taken by Transco to amend or terminate the Merger Agreement or waive any action by Williams, which actions will be effective with the approval of a majority of the remaining directors, and (ii) it will not effect any other changes to the Transco Board prior to the Merger Date.

     For further information regarding these matters, see "THE
MERGER -- Background of the Merger," "-- The Merger Agreement -- Indemnification and Directors' and Officers' Insurance," " -- The Merger Agreement -- Transco Benefit Plans" and " -- Interests of Certain Persons in the Merger."

CONDITIONS TO THE MERGER; CONSUMMATION OF THE MERGER

     The obligation of each of Williams, Sub and Transco to effect the Merger pursuant to the Merger Agreement is subject to certain conditions, including the condition that the consummation of the Merger shall not be precluded by any injunction or other order, statute, decree, ruling or regulation issued, enacted, enforced or entered by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or other authority.

     The Merger Agreement requires Williams, Sub and Transco to cause the Merger to be consummated by the filing with the Secretary of State of the State of Delaware of a certificate of merger within two days after the Merger Agreement is approved and adopted by the Transco shareholders, subject to the fulfillment (or waiver) of the conditions set forth in the Merger Agreement.

     See "THE MERGER -- The Merger Agreement -- Conditions to the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchanges of Transco Common Shares for Williams Common Shares and Transco $3.50 Preferred Stock for Williams $3.50 Preferred Stock pursuant to the Merger will be a taxable transaction for the holders of Transco Common Shares and Transco $3.50 Preferred Stock for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For a more complete description of certain Federal income tax consequences in connection with the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences."

REGULATORY APPROVALS

     The waiting period applicable to consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") expired on January 3, 1995. Williams and Transco are aware of no other material regulatory requirements or approvals which have not been complied with or obtained or which are not expected to be complied with or obtained prior to consummation of the Merger. See "THE MERGER -- Regulatory Approvals."

APPRAISAL RIGHTS

     Record holders of Transco $3.50 Preferred Stock will be entitled to appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL") in connection with the Merger. Such holders will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. In order to exercise appraisal rights, dissenting shareholders must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided herein under the caption, "THE
MERGER -- Appraisal Rights," and the full text of which is attached to this Prospectus and Information Statement as Annex C.

     Holders of Transco Common Shares will not be entitled to appraisal rights in connection with the Merger.

CERTAIN LITIGATION

     In December 1994, seven purported class action lawsuits were filed in the Delaware Court of Chancery (the "Delaware Court") alleging that Transco's directors breached their fiduciary duties in approving the Merger Agreement. All but two of the complaints alleged that Williams aided and abetted the Transco directors' alleged breaches of their fiduciary duties. On January 9, 1995, an agreement was reached among all of the parties to these lawsuits to settle all litigation brought in the Delaware Court in connection with the Offer and the Merger. Such settlement is subject to the approval of the Delaware Court. See "THE MERGER -- Certain Litigation."

FINANCING THE ACQUISITION

     A portion of the cash proceeds of the WNS Sale was used to acquire all of the Transco Common Shares purchased pursuant to the Offer. Another portion of such proceeds will be used to pay all related fees and expenses of the Offer and the Merger. See "FINANCING THE ACQUISITION."

RECENT MARKET PRICES OF WILLIAMS COMMON SHARES AND TRANSCO COMMON SHARES


     The following table sets forth the market prices per Williams Common Share and Transco Common Share and the equivalent market price of the Merger Consideration per Transco Common Share on December 9, 1994, the last trading day prior to the public announcement of the Merger Agreement, and on March 28, 1995, in each case based on the closing prices per share on such dates as reported on the NYSE Composite Tape. For information relating to market prices of and dividends on the Williams Common Shares and Transco Common Shares during the current year and the past two years, see "MARKET PRICES OF AND DIVIDENDS ON WILLIAMS CAPITAL STOCK AND TRANSCO CAPITAL STOCK." Shareholders are urged to obtain current quotations for the Williams Common Shares and the Transco Common Shares.



                                                        WILLIAMS
                                                      COMMON SHARES         TRANSCO COMMON SHARES
                                                      -------------     ------------------------------
                                                                                            MERGER
                                                                                         CONSIDERATION
                                                       HISTORICAL       HISTORICAL        EQUIVALENT*
                                                      -------------     ----------       -------------
December 9, 1994....................................     $26.875         $ 12.625           $ 16.80
March 28, 1995......................................     $30.250         $ 18.750           $ 18.91


---------------
* Closing price of 0.625 Williams Common Shares.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA DATA

  Williams Selected Historical Consolidated Financial Data

     The following selected income statement data for the years 1994, 1993 and 1992 and balance sheet data for 1994 and 1993 have been derived from Williams' audited consolidated financial statements included in the Williams Annual Report for the year ended December 31, 1994, incorporated herein by reference. The selected income statement data for the years 1991 and 1990 and balance sheet data for 1992, 1991 and 1990 have been derived from Williams' audited consolidated financial statements previously filed with the Commission, but not incorporated herein by reference. The income statement data for each of the years in the four year period ended December 31, 1993, have been restated to reflect the operations sold in the WNS Sale as discontinued operations. The selected historical consolidated financial data shown below should be read in conjunction with the consolidated financial statements and related notes and the audit report included in the documents incorporated herein by reference.

     On January 22, 1995, the Williams Board approved an increase in the quarterly dividend on the Williams Common Shares from 21 cents to 27 cents per share. On an annual basis, the new dividend would be $1.08 per share.

                                                          YEAR ENDED DECEMBER 31,(1)
         (DOLLARS IN MILLIONS,           ------------------------------------------------------------
       EXCEPT PER SHARE AMOUNTS)           1994         1993         1992         1991         1990
                                         --------     --------     --------     --------     --------
INCOME STATEMENT DATA:
Total revenues.........................  $1,751.1     $1,793.4     $1,983.5     $1,704.5     $1,445.9
Income from continuing operations......     164.9(2)     185.4(3)     103.1         69.7         36.0
Income from discontinued operations....      94.0         46.4         25.2         40.3         41.0
Net income.............................     246.7        231.8        138.2        110.0         77.0
Income applicable to common stock......     237.9        220.0        123.7         98.4         65.4
EARNINGS PER COMMON SHARE INFORMATION
  (FULLY DILUTED):
Income from continuing operations......      1.52         1.71         0.97         0.69         0.29
Income from discontinued operations....      0.92         0.45         0.28         0.48         0.50
Extraordinary credit (loss)............      (.12)          --         0.11           --           --
Net income.............................      2.32         2.16         1.36         1.17         0.79
Average shares used in per share
  calculations (thousands).............   102,502      103,171       90,816       83,780       82,728
CASH DIVIDENDS PER COMMON SHARE........      0.84         0.78         0.76         0.70         0.70
BALANCE SHEET DATA:
Property, plant and equipment -- net...     3,124        3,679        3,527        3,120        2,994
Total assets...........................     5,226        5,020        4,982        4,247        4,034
Long-term debt.........................     1,308        1,605        1,683        1,540        1,368
Shareholders' equity...................     1,506        1,724        1,518        1,220        1,167
Net book value per common share........     15.54        15.76        13.74        12.81        12.29
RATIO OF EARNINGS TO COMBINED FIXED
  CHARGES AND PREFERRED STOCK
  DIVIDENDS(4).........................      2.15         2.30         1.59         1.43         1.15

---------------
(1) In the third quarter of 1994, Williams signed a definitive agreement to enter into the WNS Sale. On January 5, 1995, Williams consummated the transaction and the gain from the sale will be reported as discontinued operations in the 1995 first quarter consolidated financial statements. The selected consolidated financial data have been prepared to present operating results of the operations sold in the WNS Sale as discontinued operations. Prior period balance sheets have not been restated. For information, see
    Note 2 of the Notes to Consolidated Financial Statements in Williams Annual Report incorporated herein by reference.

(2) Includes a pretax gain on sales of assets of $22.7 million. See Note 4 of the Notes to Consolidated Financial Statements included in the Williams Annual Report, incorporated herein by reference.

(3) Includes a pretax gain on sales of assets of $97.5 million. See Note 4 of the Notes to Consolidated Financial Statements included in the Williams Annual Report, incorporated herein by reference.

(4) For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges and income taxes for Williams, its majority owned subsidiaries and its proportionate share of 50 percent owned companies, less undistributed earnings of less than 50 percent-owned companies and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized), that portion of rental payments on operating leases estimated to represent an interest factor, plus the pre-tax effect of preferred dividends of Williams and of its subsidiaries.

  Transco Selected Historical Consolidated Financial Data

     The following selected income statement data for the years 1994, 1993 and 1992 and balance sheet data for 1994 and 1993 have been derived from Transco's audited consolidated financial statements included in the Transco Annual Report for the year ended December 31, 1994, incorporated herein by reference. The selected income statement data for the years 1991 and 1990 and balance sheet data for 1992, 1991 and 1990 have been derived from Transco's audited consolidated financial statements previously filed with the Commission, but not incorporated herein by reference. The Power Generation segment has been classified in the income statement data as discontinued operations; and, as such, revenues and expenses have been excluded from continuing operations (see note below). Prior year results have been restated to conform with this presentation. The selected historical consolidated financial data shown below should be read in conjunction with the consolidated financial statements, the related notes and the audit report included in the documents incorporated herein by reference.

                                                      YEAR ENDED DECEMBER 31,
     (DOLLARS IN MILLIONS,        ----------------------------------------------------------------
   EXCEPT PER SHARE AMOUNTS)        1994          1993          1992          1991        1990(1)
                                  --------      --------      --------      --------      --------
INCOME STATEMENT DATA:
Total revenues..................  $2,816.2      $2,921.9      $2,692.3      $2,714.8      $3,057.5
Income (loss) from continuing
  operations....................       5.9(1)      (35.4)(2)     (52.0)(3)    (162.7)(4)      40.1(5)
Income (loss) from discontinued
  operations....................        --          31.5(6)        2.6          (4.7)          1.0
Net income (loss)...............       5.9          (3.9)        (49.3)       (167.4)         41.1
Common stock equity in net
  income (loss).................     (17.0)        (29.0)        (75.1)       (193.1)         15.4
EARNINGS PER COMMON SHARE
  INFORMATION:
Income (loss) from continuing
  operations....................     (0.42)        (1.54)        (2.43)        (6.42)         0.49
Income (loss) from discontinued
  operations....................        --          0.80          0.08         (0.16)         0.04
Net income (loss)...............     (0.42)        (0.74)        (2.35)        (6.58)         0.53
Average shares used in per share
  calculations (thousands)......    40,634        39,202        31,946        29,335        29,023
CASH DIVIDENDS PER COMMON
  SHARE:........................      0.60          0.60          0.60          1.17          1.36
BALANCE SHEET DATA:
Property, plant and equipment --
  net...........................     2,864         2,880         2,858         3,376         3,219
Total assets....................     3,773         4,065         4,259         4,609         4,549
Long-term debt..................     1,786         1,787         1,820         1,722         1,447
Preferred stock.................       315           341           363           368           373
Common shareholders' equity.....       362           391           430           387           600
Net book value per common
  share.........................      8.86          9.60         10.98         13.32         21.08

---------------
(1) Includes $92 million of pretax charges against income, including a write-off of costs in excess of ceiling limitation, provisions for asset impairments, a provision for a regulatory issue and a litigation settlement. See the Notes to Consolidated Financial Statements included in the Transco Annual Report, incorporated by reference herein.

(2) Includes $141 million of pretax charges against income, including a write-off of costs in excess of ceiling limitation, a certain legal settlement, a note receivable write-off and losses on asset sales. See the Notes to Consolidated Financial Statements included in the Transco Annual Report, incorporated by reference herein.

(3) Includes $133 million of net pretax charges against income, including losses on asset sales, write-off of capitalized costs in excess of ceiling limitation and provisions for producer settlements, legal and regulatory issues, partially offset by a gain on the final liquidating distribution from Transco Exploration Partners. See the Notes to Consolidated Financial Statements included in the Transco Annual Report, incorporated by reference herein.

(4) Includes $330 million of pretax charges against income, including provisions for asset impairments, producer settlements, legal and regulatory issues and restructuring charges.

(5) Includes net provisions of $35 million for producer settlements, legal and regulatory issues.

(6) On June 30, 1993, Transco entered into a definitive agreement to sell the common stock of Transco Energy Ventures Company to National Power America, Inc., a subsidiary of National Power PLC, for $160 million in cash. The sale closed on September 13, 1993. Transco received adjusted cash proceeds of $150 million and recorded an after-tax gain on the sale of $31.6 million in the third quarter of 1993. The Power Generation segment has been classified as discontinued operations in the selected income statement data. Operating results for 1990 have been restated to classify these operations as discontinued. The balance sheets have not been restated.

  Unaudited Pro Forma Selected Combined Financial Data

     The following unaudited pro forma selected combined financial data present the combined financial data of Williams and Transco for the year ended December 31, 1994 and as of December 31, 1994. The unaudited pro forma combined financial data assume (i) the Offer and the Merger (together, the "Acquisition") occurred at the beginning of the earliest period presented and was accounted for by Williams using the purchase method and (ii) the WNS Sale and certain elements of the Recapitalization had occurred at the beginning of the period presented. The unaudited pro forma selected combined financial data have been derived from the unaudited pro forma combined financial statements included herein and should be read in conjunction with those statements, the related notes thereto and with the separate historical financial statements of Williams and Transco included in the documents incorporated by reference into this Prospectus and Information Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The pro forma data are not necessarily indicative of the results of operations or of the financial condition that would have been reported had the Acquisition, the WNS Sale and the Recapitalization been in effect during those periods, or as of those dates, or that may be reported in the future.

                                                                                   YEAR ENDED
                                                                                  AS OF OR FOR
                                                                                  DECEMBER 31,
          (UNAUDITED -- DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                1994
                                                                                  ------------
INCOME STATEMENT DATA:
Total revenues..................................................................     $4,349
Income from continuing operations...............................................        220
Income applicable to common stock...............................................        202
EARNINGS PER WILLIAMS COMMON SHARE INFORMATION (FULLY DILUTED):
Income from continuing operations...............................................       1.92
CASH DIVIDENDS PER WILLIAMS COMMON SHARE........................................       0.84
BALANCE SHEET DATA:
Property, plant and equipment -- net............................................      6,763
Total assets....................................................................      9,457
Long-term debt..................................................................      2,847
Preferred stock.................................................................        225
Common stockholders' equity.....................................................      2,668
Net book value per common share.................................................      26.42
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:             1.82

  Comparative Per Share Data

     The following table sets forth for Williams Common Shares and Transco Common Shares for the periods indicated selected historical per share data and the corresponding pro forma per share amounts, giving effect to the Acquisition, the WNS Sale and certain elements of the Recapitalization. The data presented are based upon the consolidated financial statements and related notes of each of Williams and Transco incorporated by reference into this Prospectus and Information Statement and the unaudited pro forma combined balance sheet and income statements, including the notes thereto, appearing elsewhere herein. This information should be read in conjunction with and is qualified in its entirety by the historical and unaudited pro forma combined financial statements and related notes thereto. The assumptions used in the preparation of this table appear elsewhere in this Prospectus and Information Statement. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS." The comparative per share data are not necessarily indicative of the results of the future operations of the consolidated organization or the actual results that would have occurred if the Acquisition, the WNS Sale and the Recapitalization had been consummated at the beginning of the periods indicated.

                                                                      WILLIAMS/TRANSCO
                                                                       PRO         TRANSCO
                                              WILLIAMS   TRANSCO      FORMA         PRO
                                              HISTORICAL HISTORICAL   COMBINED(1)  FORMA(1)
                                              ------     ------       ------
Book value per common share:
     December 31, 1994....................    $15.54     $ 8.86       $26.42       $21.14
Cash dividends per common share:
     Year ended December 31, 1994.........      0.84       0.60         0.84         0.60
     Year ended December 31, 1993.........      0.78       0.60
     Year ended December 31, 1992.........      0.76       0.60
Income (loss) per common share from
  continuing operations:
     Primary:
          Year ended December 31, 1994....      1.52      (0.42)        1.97         0.78
          Year ended December 31, 1993....      1.74      (1.54)
          Year ended December 31, 1992....      0.97      (2.43)
     Fully diluted:
          Year ended December 31, 1994....      1.52      (0.42)        1.97         0.78
          Year ended December 31, 1993....      1.71      (1.54)
          Year ended December 31, 1992....      0.97      (2.43)

---------------
(1) See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

                                      xviii

                                  INTRODUCTION

     This Prospectus and Information Statement relates to the Merger of Williams' wholly-owned subsidiary, Sub, with and into Transco pursuant to the Merger Agreement. Pursuant to the Merger Agreement, on January 18, 1995, Williams accepted for payment 24,600,000 Transco Common Shares (approximately 60% of the total number of Transco Common Shares then outstanding on a fully diluted basis) for $17.50 per Transco Common Share in cash in the Offer as the first step in acquiring the entire equity interest in Transco. See "THE
MERGER -- Background of the Merger." The Merger will be consummated on the terms and subject to the conditions set forth in the Merger Agreement, as a result of which (a) Transco will become a wholly-owned subsidiary of Williams, (b) each then outstanding Transco Common Share other than Retired Transco Common Shares will be converted into the right to receive the Merger Consideration and (c) each then outstanding share of Transco $3.50 Preferred Stock (other than shares that are owned by Transco as treasury stock, or owned by Williams or any wholly-owned subsidiary of Williams, all of which will be cancelled in the Merger, and by holders of Transco $3.50 Preferred Stock who demand and perfect appraisal rights) will be converted into the right to receive one share of Williams $3.50 Preferred Stock. See "THE MERGER -- The Merger Agreement."

     This Prospectus and Information Statement is being furnished to Transco shareholders for their information in connection with the Transco Special Meeting, at which shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. As a result of the Offer, Williams now owns a sufficient number of Transco Common Shares to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholders. ACCORDINGLY, TRANSCO SHAREHOLDERS ARE NOT BEING ASKED FOR, AND ARE REQUESTED NOT TO SEND, PROXIES TO VOTE AT THE TRANSCO SPECIAL MEETING, AND FOR THAT REASON NO PROXY CARD HAS BEEN ENCLOSED FOR SHAREHOLDERS.

                          BUSINESS OF WILLIAMS AND SUB

     Williams. Williams, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products and the telecommunications business. Williams' natural gas subsidiaries own and operate
(i) two interstate natural gas pipeline systems and have a 50 percent interest in a third; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities. Williams' telecommunications subsidiaries operate a national video network specializing in broadcast television applications and are involved in national telecommunications equipment sales and service. On January 5, 1995, Williams consummated the WNS Sale and received $2.5 billion in cash. Williams also has investments in the equity of certain other companies.

     Williams' interstate natural gas pipeline group consists of Northwest Pipeline Corporation ("Northwest Pipeline") and Williams Natural Gas Company ("Williams Natural Gas"), owners and operators of interstate natural gas pipeline systems, and Williams' 50 percent interest in Kern River Gas Transmission Company ("Kern River"). Northwest Pipeline owns and operates an interstate natural gas pipeline system, including facilities for mainline transmission and gas storage. The system extends from the San Juan Basin in northwestern New Mexico and southwestern Colorado through Colorado, Utah, Wyoming, Idaho, Oregon and Washington to a point on the Canadian border near Sumas, Washington. At December 31, 1994, Northwest Pipeline's system, having aggregate mainline deliverability of approximately 2.5 Bcf (billion cubic feet) of gas per day, was composed of approximately 3,900 miles of mainline and branch transmission pipelines, and 43 mainline compressor stations with a combined capacity of approximately 291,000 horsepower.

     Williams Natural Gas is an interstate natural gas transmission company which owns and operates a natural gas pipeline system located in Colorado, Kansas, Missouri, Nebraska, Oklahoma, Texas and Wyoming. The system serves customers in seven states, including major metropolitan areas of Kansas and Missouri, its chief market areas. At December 31, 1994, the Williams Natural Gas system, having a mainline delivery capacity of approximately 2.2 Bcf of gas per day, was composed of approximately 6,200 miles of mainline and branch transmission and storage pipeline and 48 compressor stations having rated capacity totaling approximately 259,000 horsepower.

     Kern River is an interstate natural gas transmission company which owns and operates a natural gas pipeline system extending from Wyoming through Utah and Nevada to California. Kern River is jointly owned and operated by Williams Western Pipeline Company, a subsidiary of Williams, and a subsidiary of an unaffiliated company. The Kern River transmission system, which commenced operations in February 1992, delivers natural gas primarily to enhanced oil-recovery fields in southern California. The system also transports natural gas for utilities, municipalities and industries in California, Nevada and Utah.

     Williams Field Services Group, Inc., through subsidiaries, owns and/or operates both regulated and nonregulated natural gas gathering and processing facilities located in the San Juan Basin, southwest Wyoming, the Rocky Mountains of Utah and Colorado, the Texas Panhandle and the Hugoton Basin in northwest Oklahoma and southwest Kansas. Williams Field Services Group, Inc., through subsidiaries, also markets natural gas and owns and operates natural gas leasehold properties.

     Williams Pipe Line Company, a wholly-owned subsidiary of Williams, operates a petroleum products pipeline system which covers an eleven-state area extending from Oklahoma in the south to North Dakota and Minnesota in the north and Illinois in the east. The system is operated as a common carrier offering transportation and terminalling services on a nondiscriminatory basis under published tariffs. The system transports crude oil and products, including gasolines, distillates, aviation fuels and LP-gases. At December 31, 1994, the system traversed approximately 7,000 miles of right-of-way and included over 9,200 miles of pipeline. The system includes 81 pumping stations, 23 million barrels of storage capacity and 47 delivery terminals.

     Williams Telecommunications Systems, Inc., a wholly-owned subsidiary of Williams, provides data, voice and video communications products and services to an estimated 30,000 commercial, governmental and institutional customers nationally. Another subsidiary offers switched, broadcast-quality, fiber-optic television transmission services as an alternative to satellite and microwave television transmission.

     Williams was incorporated under the laws of the State of Nevada in 1949 and was incorporated under the laws of the State of Delaware in 1987.

     Sub. Sub is a newly incorporated Delaware corporation organized in connection with the Merger and has not carried on any activities other than in connection with the Merger. Sub is wholly-owned by Williams.

     The executive offices of Williams and Sub are located at One Williams Center, Tulsa, Oklahoma 74172, and the telephone number for Williams and Sub is
(918) 588-2000.

     Additional information concerning Williams and its subsidiaries is contained in the Williams Annual Report which is incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              BUSINESS OF TRANSCO

     Transco is engaged primarily in the natural gas pipeline and the natural gas marketing businesses. Transco also has investments in coal mining and marketing operations, natural gas liquids processing, natural gas gathering and a nonoperating interest in a coalbed methane project in Alabama. Transco's pipeline business is conducted through TGPL and TXG. These companies, which are regulated by the Federal Energy Regulatory Commission (the "FERC"), principally transport natural gas from the Gulf of Mexico and the Gulf Coast regions to markets in the eastern half of the United States through their respective 10,500 and 6,050 mile interstate pipeline systems. Transco's natural gas marketing business is conducted through TGMC. TGMC, through agency agreements, manages all jurisdictional sales of TGPL and Texas Gas, except for the sale of gas purchased by Texas Gas under certain contracts, which is auctioned monthly. Jurisdictional sales are sales made to local distribution customers located, in the case of TGPL, in the eastern United States and, in the case of Texas Gas, in the midwestern United States. TGMC also manages all non-jurisdictional sales of

Transco Energy Marketing Company ("TEMCO") and TXG Gas Marketing Company ("TXG Marketing"). TEMCO buys, arranges transportation for, and sells natural gas, primarily in the eastern and midwestern United States and Gulf Coast region. TXG Marketing markets natural gas, primarily to customers in the midwestern United States. Transco's coal business is conducted through Transco Coal Company ("TCC"). TCC is engaged in the surface and deep mining, preparation and marketing of various grades of bituminous steam coal. In addition, TCC purchases minimal amounts of coal from independent producers for resale to customers.

     Transco was organized under the laws of the State of Delaware in 1973. The principal executive offices of Transco are located at 2800 Post Oak Boulevard, Houston, Texas 77056 and the telephone number for Transco is (713) 439-2000.

     Additional information concerning Transco and its subsidiaries is contained in the Transco Annual Report which is incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                          THE TRANSCO SPECIAL MEETING

PLACE, TIME AND DATE


     The Transco Special Meeting will be held at 10:00 a.m. (local time) on April 28, 1995, at the principal executive offices of Transco, 2800 Post Oak Boulevard, Houston, Texas 77056.


PURPOSE OF THE TRANSCO SPECIAL MEETING

     At the Transco Special Meeting, holders of the Transco Common Shares will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger and such other matters as may properly be brought before the meeting.

TRANSCO RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Transco Common Shares at the close of business on March 20, 1995 are entitled to receive notice of and are entitled to vote at the Transco Special Meeting. As of this record date, Transco had issued and outstanding 40,883,112 Transco Common Shares exclusive of shares held in its treasury (which are not entitled to vote), and such shares were held by approximately 12,800 holders of record. Holders of issued and outstanding shares of Transco preferred stock, including the Transco $3.50 Preferred Stock, are not entitled to receive notice of and are not entitled to vote such shares at the Transco Special Meeting.

     The presence, in person or by proxy, of a majority of the outstanding Transco Common Shares entitled to vote at the Transco Special Meeting shall constitute a quorum for the transaction of business at such meeting. Since Williams owns 60% of the outstanding Transco Common Shares, its presence at the Transco Special Meeting will constitute a quorum even if no other Transco Common Share is represented at the Transco Special Meeting.

VOTE REQUIRED; TRANSCO PROXIES NOT BEING SOLICITED

     The affirmative vote of the holders of a majority of the issued and outstanding Transco Common Shares entitled to vote thereon is required to approve and adopt the Merger Agreement and the Merger. Each Transco Common Share is entitled to one vote. Because approval of the Merger Agreement and the Merger requires the vote of a majority of the issued and outstanding Transco Common Shares, abstentions and broker non-votes will have the same effect as votes against the Merger Agreement and the Merger. A vote of the holders of the issued and outstanding shares of Transco preferred stock, including the Transco $3.50 Preferred Stock, is not required to approve and adopt either the Merger Agreement or the Merger.

     As a result of the Offer, Williams now owns a sufficient number of Transco Common Shares to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder. Pursuant to the Merger Agreement, Williams will vote all of its Transco Common Shares in favor of such approval and adoption. ACCORDINGLY, TRANSCO SHAREHOLDERS ARE NOT BEING ASKED FOR, AND ARE REQUESTED NOT TO SEND, PROXIES TO VOTE AT THE TRANSCO SPECIAL MEETING, AND FOR THAT REASON NO PROXY CARD HAS BEEN ENCLOSED FOR SHAREHOLDERS.

     At March 3, 1995, Transco's current directors and executive officers may be deemed to be beneficial owners of approximately 986,265 Transco Common Shares, or approximately 2.4% of the then issued and outstanding Transco Common Shares.

                                   THE MERGER

BACKGROUND OF THE MERGER

     At several meetings between October 1991 and July 1992, as a result of Transco's weak financial condition and highly leveraged capital structure, the Transco Board considered, with the advice of management and Transco's financial advisors, whether Transco should continue to implement its business plan as an independent company or seek strategic alternatives including a possible sale or merger of Transco. In July 1992, the Transco Board authorized Transco's management and its financial advisors to contact four companies, which were viewed as capable of acquiring Transco, on a confidential basis to explore their interest in a potential acquisition of Transco. Two of the companies that were contacted, including Williams, requested additional business and financial information about Transco and entered into confidentiality agreements with respect to non-public information that was furnished to them. The effort was terminated when none of the four companies ultimately expressed interest in pursuing a transaction with Transco.

     On September 9, 1994, Keith E. Bailey, Chairman, President and Chief Executive Officer of Williams, at a social occasion with John P. Des Barres, Chairman, President and Chief Executive Officer of Transco, made a passing comment about the possibility of a business combination of their respective companies, to which Mr. Des Barres did not respond. At a meeting on September 24, 1994, the Transco Board considered several strategic alternatives in connection with its review of Transco's long range plan, including the sale of Transco Common Shares, the concept of a master limited partnership for TXG and the desirability of a significant acquisition by Transco. The Transco Board also asked management to consider a strategic merger as another alternative. At an informal meeting on September 30, 1994, Mr. Bailey advised Mr. Des Barres of Williams' interest in considering a business combination with Transco and sought to determine Transco's interest in pursuing such discussions. Mr. Des Barres advised Mr. Bailey that Transco would be willing to consider pursuing discussions with Williams.

     On October 5, 1994, Transco retained Merrill Lynch to act as its financial advisor in connection with a business combination of Transco with Williams or another party. On October 10, 1994, Williams and Transco executed a mutual confidentiality agreement, pursuant to which they agreed to maintain the confidentiality of non-public information that was received from the other party. Over the next two months, each company's management and advisors conducted due diligence investigations of the other party. At a meeting on October 17 and 18, 1994, the Transco Board received a report from Mr. Des Barres on his discussions with Mr. Bailey and the steps taken to proceed with exploratory talks with Williams, as well as discussed further Transco's long range plan and the strategic alternatives of the sale of Transco Common Shares, the TXG limited partnership, a significant acquisition and the possibility of a strategic merger with Williams or a third party. The Transco Board authorized management to continue discussions with Williams as well as to pursue Transco's other strategic alternatives.

     At a meeting between Messrs. Bailey and Des Barres on November 23, 1994, Mr. Bailey proposed that Williams acquire 51% of the Transco Common Shares for $17.00 per share in cash, with the remaining Transco Common Shares to be acquired in a merger for (i) 0.55 Williams Common Shares and (ii) a contingent value right which would pay additional cash consideration of up to a maximum of $2.00 per right if the Williams Common Shares did not reach specified trading levels during any twenty consecutive trading days during a 12 to 18 month period. Mr. Bailey also indicated that Williams would require a stock option and certain termination fees to be paid by Transco in connection with any transaction, which together would compensate Williams for out of pocket expenses and opportunity costs in the event Transco should enter into an acquisition transaction with a third party. Mr. Bailey also indicated that he would like Mr. Des Barres to become President and a Director of Williams following the transaction. Mr. Des Barres responded that he wanted to defer any discussions about his future employment until after any transaction was finally agreed upon, and that in any event he needed to consider personal and career issues before making any decision.

     On November 26, 1994, Mr. Des Barres, after consulting with Transco's financial advisor, advised Mr. Bailey that the proposed consideration was inadequate and that he was postponing the more extensive due diligence investigations that had been planned to commence on November 27, 1994 until the financial terms were more fully negotiated. After further discussions during the following week between Messrs. Bailey and Des Barres and their respective financial advisors, Williams increased its proposal on December 2, 1994 to $17.50 per Transco Common Share in cash for up to 55% of the outstanding Transco Common Shares and 0.6 Williams Common Shares for each remaining Transco Common Share acquired in the merger. Williams rejected proposals by Transco's financial advisors for an adjustable exchange ratio in the merger within a range or "collar". Williams also continued to demand as part of its proposal that Transco grant Williams a stock option at $17.50 per Transco Common Share for approximately 18% of the outstanding Transco Common Shares with a $5 per share cap on its value and a separate termination fee of $15 million. While Mr. Des Barres, after informal consultations with other Transco Board members, advised Mr. Bailey that the proposal would require additional improvement, he agreed to let the due diligence investigation commence. Later that day, following further discussions with Mr. Des Barres, Mr. Bailey agreed to increase the exchange ratio to 0.625 assuming that negotiations were successfully completed. The exchange ratio was increased so that, based on the relative trading prices of the Transco Common Shares and the Williams Common Shares as of such date, the value of the Merger Consideration would be approximately equal to the $17.50 to be paid for the Transco Common Shares to be acquired for cash. Since Williams rejected Transco's proposals for an adjustable exchange ratio, the value of the Williams Common Shares to be received in the Merger would fluctuate with changes in the trading prices of the Williams Common Shares and may be more or less than the $17.50 price paid in the Offer. See "THE MERGER -- Transco Board Recommendations and Reasons for the Acquisition." Williams' counsel delivered drafts of the agreements to representatives of Transco on December 3, 1994.


     Over the next few days, the parties and their respective financial advisors and legal counsel continued to negotiate the proposal, including the conditions to the Offer, the price per share to be paid for Transco Common Shares acquired in the Offer, the maximum number of Transco Common Shares to be acquired pursuant to the Offer, the amount of the termination fee and the circumstances under which it would be paid, the amount of the Merger Consideration and the terms of the Stock Option Agreement. As a result of such negotiations, Williams agreed to increase the percentage of Transco Common Shares acquired for cash to approximately 60%. In addition, Williams replaced its demand for a $15 million termination fee with a provision for Transco to reimburse Williams for its actual expenses (up to a maximum of $15 million) upon the occurrence of certain events, including if Transco were to terminate the Merger Agreement to accept a competing bid to acquire Transco. On December 8, 1994, the Transco Board reviewed the proposal with its financial advisor and authorized management to negotiate definitive terms and bring it before the Transco Board. At this meeting, the Transco Board considered the strategic alternatives reviewed at its meetings in September and October, including the sale of Transco Common Shares, the TXG limited partnership, the feasibility of a significant acquisition and the possibility of a strategic merger with companies other than Williams and concluded that the alternatives had significant risks and uncertainties and that the expected value to Transco's shareholders even if such alternatives could be achieved were less attractive than the proposed merger with Williams. The risks and uncertainties considered included (i) whether a sufficient quantity of Transco Common Shares could be sold at a price that would significantly reduce Transco's leverage, (ii) whether a TXG limited partnership would be approved by the FERC and the possibility that such approval process could take an extended period of time, (iii) whether a suitable acquisition candidate willing to accept Transco Common Shares for consideration could be found and (iv) the risks and uncertainties associated with a strategic merger of Transco and a company other than Williams as discussed below in paragraph (v) under the caption "THE MERGER -- Transco Board Recommendations and Reasons for the Acquisition." See "THE MERGER -- Transco Board Recommendations and Reasons for the Acquisition."


     Representatives of Williams and Transco continued to negotiate the agreements over the next three days. On December 11, 1994, Williams agreed to reduce the cap on the value of its option to $2 per Option Share (as defined herein) and agreed to Transco's request for the right to cancel the option following any exercise by Williams for a cash payment not to exceed such cap. On December 11, 1994, the Transco Board met with Transco's management and its legal and financial advisors to review the status of negotiations and the terms of the Merger Agreement and the Stock Option Agreement. At the meeting, representatives of Merrill Lynch delivered to the Transco Board its oral opinion with respect to the fairness of the Offer and the Merger, taken as a whole, to the Transco shareholders from a financial point of view and reviewed with the Transco Board the form of its written opinion which was delivered to the Transco Board upon the execution of the Merger Agreement. See "THE MERGER -- Opinions of Transco's Financial Advisor." On December 11, 1994, the Board of Directors of Williams (the "Williams Board") and the Transco Board approved the Merger Agreement and the Stock Option Agreement. See "THE MERGER -- Transco Board Recommendations and Reasons for the Acquisition." Also on December 11, 1994, the Transco Board approved the Senior Executive Plan, the Selected Employee Retention Plan (the "Retention Plan") and amendments to the Termination Agreements and Severance Agreements entered into with certain of Transco's senior executives. See "THE MERGER -- Interests of Certain Persons in the Merger." On December 12, 1994, the Merger Agreement and the Stock Option Agreement were executed and the parties issued a joint press release with respect thereto.

     On December 16, 1994, Williams commenced the Offer. The Offer expired at midnight on January 17, 1995, with approximately 86.7% of the outstanding Transco Common Shares having been tendered pursuant to the Offer and not withdrawn. On January 18, 1995, all conditions to the Offer having been deemed satisfied, Williams accepted for payment 24,600,000 Transco Common Shares validly tendered and not withdrawn pursuant to the Offer. As required by the Merger Agreement, shortly before Williams' acceptance for payment of the Transco Common Shares pursuant to the Offer, Transco redeemed the Transco Rights for $0.05 per Transco Right. Pursuant to the terms of the Merger Agreement and the Offer, all rights to the proceeds of such redemption, with respect to the Transco Common Shares accepted for payment pursuant to the Offer, were assigned to Williams.

     Shortly after the Offer and the Merger were announced, seven purported class actions were filed in the Delaware Court alleging, among other things, that the directors of Transco breached their fiduciary duties to the shareholders of Transco in considering and approving the Offer and the Merger. On January 9, 1995, an agreement was reached among all of the parties to such litigation (the "Settlement Agreement") to settle all litigation which was brought in the Delaware Court concerning the Offer and the Merger. Pursuant to the Settlement Agreement, Williams agreed to a reduction of the expense reimbursement cap provided for in the Merger Agreement from $15 million to $12 million. Also pursuant to the Settlement Agreement, Transco sought and obtained from Merrill Lynch an opinion confirming that, as of January 9, 1995, the consideration to be received by the shareholders of Transco (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, is fair to such shareholders from a financial point of view. In connection with the Settlement Agreement, on January 17, 1995, Transco received an oral representation from Merrill Lynch that, as of such date, Merrill Lynch had not become aware of any facts or circumstances which would have caused it to withdraw its January 9, 1995 opinion to the Transco Board. In addition, the Settlement Agreement, which is subject to court approval, contemplates that the defendants will be released from the claims covered in the settlement, as described in the Settlement Agreement, and that the claims against the defendants will be dismissed with prejudice. See "THE MERGER -- Certain Litigation."

     During January 1995, discussions commenced between the two companies concerning various methods of recapitalizing Transco in the event the Offer was consummated. After consummation of the Offer and careful consideration of various alternatives, both the Transco Board and the Williams Board, meeting separately, approved the Recapitalization with the following significant consequences: (i) all of the 2,979,000 issued and outstanding shares of Transco's $4.75 series Cumulative Convertible Preferred Stock, stated value $50 per share (the "Transco $4.75 Preferred Stock"), were redeemed on March 20, 1995, for $50.475 per share plus accrued dividends; (ii) Transco initiated a tender offer for up to 100% of Transco's 11 1/4% Notes due 1999 (the "Transco Notes") pursuant to which Transco Notes with a face value of approximately $284 million, or approximately 94.7% of the total outstanding Transco Notes, were purchased by Transco; (iii) Transco caused TGPL to redeem all of its issued and outstanding preferred stock effective March 23, 1995; and (iv) certain other outstanding indebtedness of Transco has been or will be refinanced. The funds for the Recapitalization have been and will be provided to Transco in the form of capital contributions and loans from Williams. On January 30, 1995, Williams and Transco consented, pursuant to the Merger Agreement, to the actions contemplated by the Recapitalization. The two Williams representatives on the Transco Board participated in the discussions relating to the Recapitalization and voted to approve the Recapitalization at a Transco Board meeting on January 25, 1995. At a meeting of the Transco Board on February 8, 1995 to approve additional actions relating to the Recapitalization (for which Mr. Bumgarner was absent), Mr. Bailey approved the actions except he abstained with respect to the approval of a proposed loan agreement pursuant to which Williams agreed to loan Transco up to $950 million to effect the Recapitalization. No action by holders of Transco Common Shares is required or being sought in connection with the Recapitalization, and approval of the Merger by Transco shareholders does not constitute approval of the Recapitalization.

TRANSCO BOARD RECOMMENDATIONS AND REASONS FOR THE ACQUISITION

     On December 8 and 11, 1994, the Transco Board met to consider the proposed business combination with Williams. At the meeting on December 11, the Transco Board, by a unanimous vote of those directors present (with Mr. Bailar absent due to illness), approved the Merger Agreement and the Stock Option Agreement, determined that the Offer and the Merger, taken together, are fair to and in the best interests of Transco's shareholders and recommended that shareholders accept the Offer, tender their Transco Common Shares pursuant to the Offer and approve the Merger and the Merger Agreement. Mr. Bailar, who was present for most of the December 8 meeting, asked Mr. Des Barres to advise the Transco Board that he would vote in favor of the Merger Agreement if he were present at the December 11 meeting.

     Prior to reaching its conclusions, the Transco Board received presentations from, and reviewed the transactions contemplated by the Merger Agreement with, Transco's management and financial advisor. The following are the material factors among those considered by the Transco Board in reaching its conclusions:

          (i) Transco's business, its current financial condition and results of operations and its future prospects, including the effects of recent regulatory developments on Transco's natural gas pipeline business. The Transco Board considered the significant amounts of capital that will be required to maintain and expand Transco's operations and the constraints that Transco's high leverage imposes on Transco's ability to raise such funds as an independent concern. The Transco Board also considered Transco's efforts over the preceding three years to improve Transco's poor financial performance which has been caused by its highly leveraged capital structure, certain under-performing assets outside its core businesses and the resolution of several regulatory and legal contingencies. The Transco Board also reviewed Transco's long-range financial plans under several scenarios, including a sale of Transco Common Shares, a TXG master limited partnership and a significant acquisition by Transco, to consider the alternative of Transco remaining an independent public company, including the risks and uncertainties in meeting the assumptions underlying such scenarios and the range of expected future earnings and stock trading prices which may be expected if such performance levels were achieved.


          (ii) Presentations by Transco's management and Merrill Lynch to the Transco Board at meetings held on December 8 and 11, 1994 as to various financial and other considerations deemed relevant to the Transco Board's evaluation of the Offer and the Merger, including, among other things, (1) a review of Transco's and Williams' historical financial condition and results of operations, (2) a review of Transco's and Williams' projected financial performance under their respective business plans, including forecasts furnished by Williams of (a) operating profit growing from $411.0 million in 1993 to $759.2 million in 1997 and (b) earnings per Williams Common Share of $2.22, $2.35, $2.78 and $5.30 in 1994 through 1997 which were not prepared with a view to public disclosure and do not give effect to the WNS Sale, the Offer, the Merger or the Recapitalization, (3) a review of the historical and recent market prices for the Transco Common Shares and the Williams Common Shares, including an analysis of Williams' recent repurchase program in which it repurchased an aggregate of approximately 13.8 million Williams Common Shares during the period August 29, 1994 through November 30, 1994, (4) a comparison of Transco with selected comparable public companies on the basis of certain financial and market data, (5) a comparison of selected comparable acquisition transactions, (6) a discounted cash flow analysis of Transco and its subsidiaries, (7) a comparison of the premium to Transco's stock price compared to other large transactions over the last four years as well as to recent transactions involving energy companies, and (8) estimated pro forma financial information for a combined Williams/Transco entity.

          (iii) The oral opinion of Merrill Lynch delivered at the meeting on December 11, 1994 and subsequently delivered to the Transco Board in writing, that as of such date, the proposed consideration to be received by the shareholders of Transco (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, is fair to such shareholders from a financial point of view. A copy of the opinion of Merrill Lynch, setting forth the assumptions made, the matters considered, and the limitations on the review undertaken, is attached as Annex B-1 hereto and is incorporated herein by reference. The Transco Board was aware in this connection that Merrill Lynch would become entitled to the fees described in the section entitled "THE MERGER -- Opinions of Transco's Financial Advisor" in this Prospectus and Information Statement in connection with its engagement by Transco upon consummation of the Offer.

          (iv) Williams' obligation to consummate the Offer and the Merger was subject to a limited number of conditions, including the fact that the Offer was not conditioned on financing or the closing of the WNS Sale, and that Williams had agreed in the Merger Agreement that, in the event it was unable to consummate the Offer at any scheduled expiration thereof due to the failure of certain conditions, it would continue to extend the Offer for up to 90 days following commencement of the Offer.

          (v) The Transco Board recognized that Williams had required as a condition to its holding the discussions and negotiations with Transco that led to the Merger Agreement that Transco and its representatives not solicit possible acquisition interest from third parties and that no such solicitation had been undertaken. In determining that this was an appropriate course, the Transco Board considered (1) the uncertainties and potential adverse impact that a "public" auction of Transco could have on the business, employees and prospects of Transco, including its relationships with third parties, (2) the fact that Williams had advised that it would withdraw as a potential acquiror of Transco and pursue other business strategies if such a process were undertaken, and that the Transco Board was informed that Williams' actions in negotiations involving other companies indicated that Williams' statement should be considered accurate,
     (3) the lack of interest in an acquisition of Transco by any of the potential qualified acquirors that had previously been solicited by Transco in the third quarter of 1992 and (4) certain terms of the Merger Agreement which permit Transco to terminate the Merger Agreement to allow Transco to enter into any alternative transaction which the Transco Board determines is more favorable to Transco's shareholders than the transactions contemplated by the Merger Agreement (provided that upon such termination Transco reimbursed Williams for up to $15 million in out-of-pocket expenses (which amount was subsequently reduced to $12 million in connection with the Settlement Agreement) and pays any amounts that could become payable upon Williams' exercise of its rights under the Stock Option Agreement). The Transco Board also took into account the view of management and Merrill Lynch that, based on, among other things, Transco's large size and high leverage, the market's limited interest generally in regulated gas pipeline companies, antitrust considerations and an analysis of the theoretical alternative bidders, it was unlikely that a third party bidder would be prepared to pay a higher price for the Transco Common Shares than the consideration offered in the Offer and the Merger, particularly without assuming greater risks of non-consummation than apply to the Offer and the Merger.

          (vi) Transco may be required to pay Williams amounts pursuant to the Stock Option Agreement and the reimbursement of expenses pursuant to the Merger Agreement upon the occurrence of certain events, including if Transco terminates the Merger Agreement to accept a proposal that is more favorable to Transco's shareholders than the Offer and the Merger. The Transco Board noted that, under the terms of the Merger Agreement, while Transco is prohibited from soliciting acquisition proposals from third parties, Transco is free to engage in discussions or negotiations with, and may furnish non-public information to, a third party who makes a written acquisition proposal if either (1) the Transco Board determines in good faith with the advice of its financial advisors that such proposal may reasonably be expected to result in a transaction that is financially superior to the transaction contemplated by the Merger Agreement, or (2) the Transco Board determines in good faith with the advice of outside counsel that failure to do so could reasonably be expected to result in a breach of the Transco Board's fiduciary duties under applicable law. The Transco Board also noted the terms of the Stock Option Agreement, including the $2 cap per Option Share (which would only be fully payable generally if and to the extent that an alternative transaction provided at least $19.50 per share to the Transco shareholders), the limited circumstances under which the Option (as defined herein) becomes exercisable and the right of Transco to cancel the Option following Williams' exercise for a cash payment (not in excess of the cap) which could avoid any impediment to another transaction that might arise from Williams owning approximately 15% of the outstanding Transco Common Shares following exercise of the Option. In addition, the Merger Agreement provided that the expense reimbursement would be limited to documented, out-of-pocket expenses, which may be significantly below the maximum limitation. In this regard, the Transco Board also recognized that the Stock Option Agreement and the provisions of the Merger Agreement relating to reimbursement of expenses and solicitation of acquisition proposals were insisted upon by Williams as a condition to entering into the Merger Agreement and making the Offer and had been substantially modified in Transco's favor over the course of the negotiations. The Transco Board considered the possible effect of the Stock Option Agreement and these provisions of the Merger Agreement on third parties who might be interested in exploring an acquisition of Transco and, based in part on Merrill Lynch's advice, concluded that the Stock Option Agreement and expense reimbursement provisions should not significantly deter a bona fide interested third party from making a proposal for Transco and are reasonable in light of the benefits of the Offer and the Merger.

          (vii) The exchange ratio in the Merger is fixed at 0.625 Williams Common Shares (and 0.3125 Williams Rights) for each Transco Common Share without a "collar" in which the number of Williams Common Shares would increase or decrease as the trading price of the Williams Common Shares changed in the market and the effect on the combined value to be received in the Offer and the Merger based on different trading prices for the Williams Common Shares. The Transco Board noted that Williams had rejected each effort by Transco's management and financial advisor to include a collar. The Transco Board also considered that the effect of a collar is not only to reduce the risk of a decline in the trading price of Williams Common Shares, but also to reduce the benefit Transco's stockholders would otherwise receive as a result of any increase in the trading price of Williams Common Shares.

          (viii) The Transco $3.50 Preferred Stock is being exchanged in the Merger for a new series of Williams $3.50 Preferred Stock having substantially equivalent terms. In particular, the Transco Board noted that the conversion rate of the Williams $3.50 Preferred Stock into Williams Common Shares is equal to the product of (a) the conversion rate of the Transco $3.50 Preferred Stock into Transco Common Shares multiplied by (b) the exchange ratio in the Merger of 0.625. The Transco Board also recognized that the holders of Williams $3.50 Preferred Stock would have the benefit of having a security issued by a company with a higher credit rating than that of Transco.

     In connection with the Settlement Agreement, the Transco Board obtained a written opinion of Merrill Lynch, dated January 9, 1995, confirming that, as of such date, the consideration to be received by the shareholders of Transco (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, was fair to such shareholders from a financial point of view. On January 17, 1995, Transco received an oral representation from Merrill Lynch that, as of such date, Merrill Lynch had not become aware of any facts or circumstances which would have caused it to withdraw its January 9, 1995 opinion. Transco does not intend to obtain any further opinion of its financial advisor regarding the fairness of the Merger.

     See "THE MERGER -- Background of the Merger," "-- Opinions of Transco's Financial Advisor" and "-- Interests of Certain Persons in the Merger."

OPINIONS OF TRANSCO'S FINANCIAL ADVISOR

     At its meeting on December 11, 1994 to consider the Merger Agreement and the transactions contemplated thereby, the Transco Board received the oral opinion of Merrill Lynch that, as of such date, the proposed consideration to be received by the holders of the Transco Common Shares and the Transco $3.50 Preferred Stock (other than Williams and its affiliates) pursuant to the Offer and Merger, taken as a whole, was fair to such shareholders from a financial point of view. Such opinion was subsequently confirmed in writing to the Transco Board. On January 9, 1995, Merrill Lynch confirmed that, as of such date, the consideration to be received by the Transco shareholders (other than Williams and its affiliates) pursuant to the Offer and Merger, taken as a whole, was fair to such shareholders from a financial point of view. Merrill Lynch's opinions related only to the consideration to be paid by or on behalf of Williams in connection with the Offer and the Merger and do not constitute a recommendation to any shareholder of Transco as to how such shareholder should vote at the Transco Special Meeting or whether such shareholder should or should not have tendered Transco Common Shares pursuant to the Offer. The full text of Merrill Lynch's written opinions, which set forth the assumptions made, procedures followed and matters considered in connection with such opinions, are attached as Annexes B-1 and B-2 to this Prospectus and Information Statement. Shareholders of Transco are urged to read the opinions in their entirety.

     In connection with rendering its opinions, Merrill Lynch, among other things: (i) reviewed Williams' Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, its Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994 and its Form 8-K dated August 22, 1994; (ii) reviewed Transco's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, its Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994 and its Forms 8-K dated September 23, 1992, July 6, 1993, July 14, 1993, October 25, 1993 and April 7, 1994; (iii) reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flows, assets and prospects of Williams and of Transco, furnished to Merrill Lynch by Williams and Transco, respectively, of which the Williams' forecasts, which were not prepared with a view to public disclosure and did not give effect to the WNS Sale, the Offer, the Merger or the Recapitalization, projected, among other things, (a) operating profit growing from $411.0 million in 1993 to $759.2 million in 1997,
(b) net income to common growing from $220.0 in 1993 to $438.1 in 1997 and (c) the ratio of total debt to total capital declining from 49.0% in 1993 to 38.0% in 1997; (iv) conducted discussions with members of senior management of Williams and Transco; (v) reviewed the historical market prices and trading activity for the Transco Common Shares and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Transco and reviewed certain market prices and trading activity for the Transco $3.50 Preferred Stock; (vi) reviewed the historical market prices and trading activity for the Williams Common Shares and compared them with that of certain publicly traded companies which Merrill Lynch deemed to be reasonably similar to Williams, and reviewed Williams' share repurchase program and its effect on the historical market prices and trading activity for the Williams Common Shares;
(vii) compared the results of operations of Transco and Williams with that of certain companies which Merrill Lynch deemed to be reasonably similar to Williams and Transco, respectively; (viii) compared to the proposed financial terms of the transactions contemplated by the Merger Agreement with the financial terms of certain other mergers and acquisitions which Merrill Lynch deemed to be relevant; (ix) with respect to its December 11, 1994 opinion, reviewed a draft of the Merger Agreement dated December 11, 1994, including the form of the Certificate of Designation, Preferences and Rights of the Williams' $3.50 Series Preferred Stock attached as an exhibit thereto and reviewed a draft of the Stock Option Agreement dated December 11, 1994, and, with respect to its January 9, 1995 opinion, reviewed the final versions of such documents; and (x) reviewed such other financial studies and analyses (described more fully below) and performed such other investigations and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

     In connection with orally advising the Transco Board of its opinion on December 11, 1994, confirming such opinion in writing shortly thereafter, issuing its opinion dated January 9, 1995 and making its presentations to the Transco Board, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Consequently, such an opinion is not readily susceptible to summary description. In arriving at its opinions, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that, in each case, its analyses must be considered as a whole and that the consideration of any portions of such analyses or such factors without considering all analyses and factors would create an incomplete or incorrect view of the process Merrill Lynch undertook with respect to rendering its opinions. In its analyses, Merrill Lynch made numerous assumptions with respect to general business, economic and regulatory conditions, industry performance and other matters, many of which are beyond Transco's and Williams' control. Any estimates contained in these analyses are not necessarily indicative of actual values or predictions of future results or values, which may be significantly more or less favorable than as set forth therein.

     The analyses described below relating to discounted cash flows of Transco, selected comparable acquisitions, comparison of Transco to selected publicly traded comparable companies and Transco's stock trading history are financial techniques used by Merrill Lynch as part of its fairness analysis to assist in the valuation generally of Transco Common Shares. The analyses described below relating to a comparison of Williams to selected publicly traded comparable companies, the purchase price analysis, Williams stock trading history and the pro forma merger analysis are financial techniques used by Merrill Lynch as part of its fairness analysis to assist in the valuation generally of Williams Common Shares both historically and on a pro forma basis giving effect to the Merger. While Merrill Lynch did not determine specific valuations for either Transco Common Shares or Williams Common Shares, the analyses assisted Merrill Lynch in making the qualitative judgments reflected in its fairness opinion.

     The following summary, which does not purport to be a complete description of the presentations made, or the opinions rendered, to the Transco Board or of the analyses performed by Merrill Lynch in connection with the Offer and the Merger, presents the material aspects of the analyses performed and the presentations made to the Transco Board in connection with rendering its fairness opinion.

     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of the future unleveraged free cash flows that Transco's businesses could be expected to generate during various periods utilizing projections provided to Merrill Lynch by Transco and certain other assumptions.

     With respect to the information provided by Transco, Merrill Lynch assumed that such information was reasonably prepared based upon the best available estimates and judgments of Transco's management. In conjunction with Transco, Merrill Lynch utilized the information provided and various assumptions regarding future allowed returns on equity, debt costs, capital structures, book and tax depreciation rates and capital expenditures, to project financial results for Transco's pipeline subsidiaries through the year 2019 and for Transco's non-pipeline assets through various other periods. The estimated future unleveraged free cash flows generated in the analysis of Transco's pipeline subsidiaries were discounted at after-tax discount rates of between 9% and 12% and the cash flows generated by its non-pipeline assets were discounted at after-tax discount rates deemed appropriate to such assets' growth prospects and risk profiles, producing a reference valuation for the Transco Common Shares of approximately $510.3 million to $760.3 million (or between approximately $12.47 and $18.58 per Transco Common Share), net of long-term indebtedness and other liabilities.

     Analysis of Selected Comparable Acquisitions. Merrill Lynch also reviewed publicly available information relating to certain acquisition transactions in respect of companies with primarily domestic natural gas pipeline operations which took place between October 1992 and March 1994. Additionally, Merrill Lynch reviewed publicly available information relating to certain acquisition transactions in respect of companies with primary operations comparable to those of Transco's non-pipeline businesses.

     With respect to Transco taken as a whole and to its various businesses, Merrill Lynch examined multiples of the total consideration paid and indebtedness assumed in each of the transactions to, among other measures, such acquired companies' respective earnings before interest, taxes and depreciation, and earnings before interest and taxes. The transactions that Merrill Lynch deemed to be most comparable to the Merger were Panhandle Eastern Corporation's acquisition of Texas Eastern Corporation, Transco Energy Company's acquisition of Texas Gas Transmission, Texas Eastern Corporation's acquisition of Algonquin Energy Inc., Arkla, Inc.'s acquisition of Mississippi River Transmission Corporation, Occidental Petroleum Corporation's acquisition of MidCon Corp., MidCon Corp.'s acquisition of United Energy Resources, Coastal Corporation's acquisition of American Natural Resources, Houston Natural Gas Corp.'s acquisition of Transwestern Pipeline Co. and Houston Natural Gas Corp's acquisition of Florida Gas Transmission (the "Comparable Mergers"). Merrill Lynch also examined sixteen other comparable merger and acquisition transactions in the natural gas pipeline industry. An analysis of the total consideration paid in the Comparable Mergers as a multiple of latest twelve months earnings before interest, taxes and depreciation, and earnings before interest and taxes yielded a range of 4.3x to 10.0x with an average of 6.5x and a range of 7.0x to 21.3x with an average of 11.6x, respectively, compared to ratios in the Merger of 6.3x and 10.5x, respectively. Merrill Lynch believes that the relative difference in multiples between the Comparable Mergers and the Offer and the Merger may largely be due to negative impacts on the interstate natural gas transmission business generally associated with changes in regulations culminating with the implementation of Order 636 by the FERC in November 1993 and the effective times of the Comparable Mergers occurring before the implementation of such regulatory changes. In considering this analysis with all other analyses and factors in rendering its opinion, Merrill Lynch considered the relative difference in multiples between the Comparable Mergers and the Offer and the Merger and the factors described above.



     Merrill Lynch also reviewed certain recent acquisitions valued at $500 million or more in a variety of industries from January 1991 through October 1994 and examined the premiums paid for the targets' equity over the targets' equity market value prior to announcement of the transactions. Such analysis indicated premiums over the targets' stock prices one day, one week and four weeks before the announcement of each respective acquisition of 39.4%, 43.8% and 49.1%, respectively, compared to premiums of Transco's stock price for similar periods before the announcement of the Offer and the Merger of 36.4%, 40.6% and 31.2%, respectively. Merrill Lynch believes that the relative difference in premium between the comparable transactions and the Offer and the Merger may largely be due to changes in market conditions and inherent differences between the operations and financial conditions of Transco and the selected acquisitions. In considering this analysis with all other analyses and factors in rendering its opinion, Merrill Lynch considered the relative difference in premiums between the comparable transactions and the Offer and the Merger and the factors described above.


     Because the reasons for, and circumstances surrounding, each of the transactions analyzed were so diverse and due to the inherent differences between the operations and financial conditions of Transco and the selected companies, Merrill Lynch believes that a purely quantitative comparable transaction analysis would not be dispositive in the context of the Offer and the Merger. Merrill Lynch further believes that an appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and the Offer and the Merger that would affect the acquisition value of the acquired companies and businesses and Transco, which judgments are reflected in Merrill Lynch's opinions.


     Analysis of Selected Publicly Traded Comparable Companies. Merrill Lynch compared selected historical stock, financial and operating ratios for each of Transco and Williams to the respective corresponding data and ratios of certain similar publicly traded companies. With respect to each such analysis, Merrill Lynch made such comparisons among the following companies (excluding the subject company from the comparison): The Coastal Corporation, Consolidated Natural Gas Company, El Paso Natural Gas Company, Enron Corp., Enserch Corporation, NorAm Energy Corp., Panhandle Eastern Corporation, Sonat Inc., TransCanada PipeLines Limited, Transco Energy Company and The Williams Companies, Inc. Such analysis is intended to ascertain, among other things, the relative valuation by the market of the subject companies.


     With respect to Transco, an analysis of the ratio of the market value of the common stock of the comparable companies at December 9, 1994 to their respective estimated net earnings to common for 1994 yielded a range of 10.6x to 29.5x with an average of 14.9x, and for 1995 yielded a range of 9.8x to 17.3x with an average of 12.3x, which compares with a ratio for Transco of 12.0x to 10.3x for 1994 and 1995, respectively. An analysis of the ratio of market capitalization (defined as market value of common equity, plus debt, plus liquidation value of preferred, less cash) (the "Market Capitalization") to earnings before interest and taxes of the comparable companies for 1994 yielded a range of 8.4x to 14.9x with an average of 10.9x, and for 1995 yielded a range of 7.7x to 12.2x with an average of 9.9x, which compares with a ratio for Transco of 8.9x and 8.3x for 1994 and 1995, respectively. An analysis of the ratio of Market Capitalization to earnings before interest, taxes and depreciation of the comparable companies for 1994 yielded a range of 6.0x to 7.3x with an average of 6.8x, and for 1995 yielded a range of 5.7x to 6.8x with an average of 6.4x, which compares with a ratio for Transco of 5.3x and 5.0x for 1994 and 1995, respectively. Merrill Lynch believes that the relative difference in ratios of Market Capitalization to earnings before interest, taxes and depreciation between the comparable companies and Transco may largely be due to Transco's relatively high leverage and capital constraints. An analysis of the ratio of Market Capitalization to total assets of the comparable companies as of September 30, 1994 yielded a range of 0.7x to 1.0x with an average of 0.8x, which compares with a ratio of 0.7x for Transco.



     With respect to Williams, an analysis of the ratio of the market value of the common stock of the comparable companies at December 9, 1994 to their respective estimated net earnings to common for 1994 yielded a range of 10.6x to 16.1x (with the exception of Enserch Corporation with a ratio of 29.5x) with an average of 13.4x excluding Enserch Corporation (14.8x including Enserch Corporation) and for 1995 yielded a range of 9.8x to 14.2x (with the exception of Enserch Corporation with a ratio of 17.3x) with an average of 11.8x excluding Enserch Corporation (12.1x including Enserch Corporation), which compares with a ratio for Williams of 13.5x and 12.1x for 1994 and 1995, respectively. An analysis of the ratio of Market Capitalization to earnings before interest and taxes of the comparable companies for 1994 yielded a range of 8.4x to 14.9x with an average of 10.7x, and for 1995 yielded a range of 7.7x to 12.2x with an average of 9.7x, which compares with a ratio for Williams of 11.3x and 9.9x for 1994 and 1995, respectively. An analysis of the ratio of Market Capitalization to earnings before interest, taxes and depreciation of the comparable companies for 1994 yielded a range of 6.0x to 7.3x with an average of 6.6x, and for 1995 yielded a range of 5.7x to 6.8x with an average of 6.2x, which compares with a ratio for Williams of 7.1x and 6.5x for 1994 and 1995, respectively. An analysis of the ratio of Market Capitalization to total assets of the comparable companies as of September 30, 1994 yielded a range of 0.7x to 1.0x with an average of 0.8x, which compares with a ratio of 0.8x for Williams.


     With respect to Transco's constituent businesses, Merrill Lynch performed similar analyses.

     Because of the inherent differences among the operations of Transco, Williams and the selected comparable companies, Merrill Lynch believes that a purely quantitative comparable company analysis would not be dispositive in the context of the Offer and the Merger. Merrill Lynch believes that an appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning differences among the financial and operating characteristics of Transco, Williams and the selected companies, which judgments are reflected in Merrill Lynch's opinion.


     Purchase Price Analysis and Stock Trading History. Merrill Lynch performed analyses relating to the consideration to be paid pursuant to the Merger Agreement assuming various prices for the Williams Common Shares. This analysis indicated that based upon the closing market price of Williams Common Shares on December 9, 1994, the weighted value of the consideration per Transco Common Share payable in the Offer and the Merger was $17.219, and would range from $17.000 to $17.500 per Transco Common Share based upon a range of $26.000 to $28.000 per Williams Common Share. While such weighted value was comparable to the $17.50 per Transco Common Share paid in the Offer, Merrill Lynch considered that the value of the consideration per Transco Common Share payable in the Offer and the Merger, as a whole, would fluctuate with the value per Williams Common Share. Merrill Lynch also examined the history of trading prices and volume for the Transco Common Shares and the Williams Common Shares and various historical information relating to such common stocks and reviewed certain market prices and trading activity for the Transco $3.50 Preferred Stock. This analysis indicated that the closing prices for Transco Common Shares ranged from $12.00 to $16.625 over the last year and from $9.625 to $20.250 over the last 3 years. Merrill Lynch considered that the price per Transco Common Share to be paid in the Offer was higher than the highest closing price for Transco Common Shares over the last year and close to the highest closing price for Transco Common Shares over the last 3 years. This analysis also indicated that the closing prices for Williams Common Shares ranged from $22.125 to $32.875 over the last year and from $14.125 to $32.875 over the last 3 years. Merrill Lynch considered that Williams Common Shares were trading at a price close to the highest closing price for Williams Common Shares over the last 3 years.


     Pro Forma Merger Analysis. Merrill Lynch analyzed certain pro forma effects which could result from the Offer and the Merger. This analysis indicated that the pro forma net income per share of the combined company could be dilutive by approximately $0.16 per Williams Common Share in 1995 and by approximately $0.09 per Williams Common Share in 1996 as compared to the comparable stand-alone projections for Williams. Merrill Lynch also analyzed the effects of the Offer and the Merger on the balance sheet of the combined company. The combined company's estimated debt-to-debt-plus common equity and preferred stock ratio as of December 31, 1994 would be 53.3% as compared to 38.3% for Williams on a stand-alone basis.

     On January 9, 1995, Merrill Lynch confirmed, as of such date, that the consideration to be received by the holders of the Transco Common Shares and the Transco $3.50 Preferred Stock (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, was fair to such shareholders from a financial point of view. In rendering such confirmation, Merrill Lynch performed procedures to update certain of its analyses made in conjunction with its December 11, 1994 opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Merrill Lynch considered, among other things, Transco's and Williams' recent financial performances and recent market conditions and developments based on the foregoing.

     In connection with rendering its opinions, Merrill Lynch relied, without independent verification, upon the accuracy and completeness of all of the financial and other information supplied or otherwise made available to it by Williams and/or Transco. With respect to forecasted financial information furnished to Merrill Lynch by Transco and Williams, Merrill Lynch assumed such information to have been reasonably prepared and to reflect the best currently available estimates and judgments of the managements of Transco and Williams as to the expected future financial performance of Transco or Williams as the case may be. In rendering its opinion, Merrill Lynch did not make or receive an independent evaluation or appraisal of the assets or liabilities of Transco or Williams, nor did it independently verify any of the publicly available information relating to Transco or Williams. The opinions of Merrill Lynch are necessarily based upon market, economic, regulatory and other conditions as they existed on, and could be evaluated as of, the respective dates of such opinions.

     As described above, Merrill Lynch's opinion dated December 11, 1994 and presentations to the Transco Board were one of the many factors taken into consideration by the Transco Board in making its determination to approve the Merger Agreement.

     Merrill Lynch is an internationally recognized investment banking firm which, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Transco selected Merrill Lynch to act as its financial advisor in connection with the Offer and the Merger on the basis of the firm's expertise.

     Pursuant to the terms of an engagement letter dated October 5, 1994, Transco paid Merrill Lynch $500,000 for financial advisory services in connection with the Offer and the Merger upon the public announcement of the Merger Agreement. In addition, Transco paid Merrill Lynch a fee in the amount of $11,616,277 (equal to 0.4% of the aggregate purchase price (as defined in the engagement letter) to be paid by Williams in the Offer and the Merger less the $500,000 payment upon announcement of the Merger Agreement) on January 18, 1995 (the date of the closing of the Offer). Transco has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

     Merrill Lynch has performed investment banking services for Transco from time to time and has been compensated therefor. Such services have included, among others, acting as manager of, or participating as a syndicate member in, various securities transactions of Transco and its subsidiaries and providing financial advisory services to Transco. In the ordinary course of Merrill Lynch's business, it may actively trade the securities of Transco and Williams for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

WILLIAMS' REASONS FOR THE ACQUISITION


     With the WNS Sale, Williams has undertaken a strategy to focus on its core businesses. Williams believes that the acquisition of Transco will lead to the creation of the premier interstate transporter of natural gas, a dynamic gas marketing and trading company, and a range of other new investment opportunities. The acquisition of Transco will provide Williams with access to the major natural gas markets of the northeastern United States. In addition, Williams will also gain access to the only major U.S. natural gas supply basins to which it does not currently have access. The combination of Williams and Transco will result in one of the largest interstate gas transmission companies in the United States, both in terms of gas volumes delivered and miles of pipeline.



     In reaching its conclusions to enter into the Merger Agreement, the Williams Board considered all of the factors which it believed to be material. Those factors were: (i) Williams' and Transco's businesses, assets, and competitive position and the current conditions and trends in the market in which they compete; (ii) Williams' and Transco's comparative financial condition and results of operations, both on a historical basis and on a prospective basis without giving effect to the Offer and the Merger; (iii) a review of possible alternative expansion strategies available to Williams, and the costs thereof, if the Offer and the Merger are not consummated; (iv) current market conditions and historical market prices and trading information with respect to the Transco Common Shares; (v) the complementary nature of Williams' and Transco's businesses; (vi) the proposed terms and structure of the Offer and the Merger; and (vii) a comparison of recent acquisition transactions within the natural gas pipeline and the natural gas marketing businesses and selected acquisition transactions generally. Williams believed that circumstances had changed sufficiently by September 1994 so that additional consideration of a possible transaction between Williams and Transco was warranted. In particular, certain regulatory issues at Transco which were outstanding in 1992 had been resolved by September 1994 and Williams expected its financial position to be significantly improved by the consummation of the WNS Sale.


PLANS FOR WILLIAMS AND TRANSCO AFTER THE MERGER

     Williams presently intends to maintain and expand the existing core businesses of Transco and to promptly pursue new business opportunities made available as a result of the Merger. Due to its highly leveraged capital structure, Transco has been unable to take full advantage of numerous growth opportunities in its fast-growing markets which would enable it to maintain and enhance its competitive edge. Williams expects to be able to finance, on reasonable terms, the capital investment necessary to exploit these opportunities, as well as additional opportunities to access the abundant and long-lived natural gas supplies connected to some of Williams' existing natural gas pipeline assets. In this regard, Williams estimates that during fiscal 1995 it will make capital expenditures of approximately $1.2 billion, of which approximately $200 million will be devoted to existing Transco businesses and approximately $200 million will be available for expansion by Transco into non-regulated activities.

     Williams anticipates that Transco or Williams or both, through their respective subsidiaries, will promptly expand non-regulated activities in the geographical areas served by Transco's pipeline subsidiaries and Williams' existing systems. In order to facilitate this process, Williams intends to cause Transco, as promptly as practicable following the Merger and subject to receipt of any necessary consents, to declare and pay as dividends to Williams the Operating Company Dividends. After giving effect to the Operating Company Dividends, substantially all of Transco's remaining assets will be in non-regulated activities. Certain of such assets are non-core assets which Williams intends to dispose of during fiscal 1995 and derive cash proceeds and related tax benefits, the amount of which will depend on the sale proceeds received for such assets but is presently estimated to be in the range of approximately $220 million to $235 million, net of certain retained liabilities.

     Williams and Transco have already begun to implement the Recapitalization in order to restructure the finances of Transco so as to make the exploitation of these opportunities possible. Given Williams' lower cost of capital, Williams expects that the Recapitalization will result in a significant reduction of consolidated interest and preferred dividend requirements, with the net cash savings on a pre-tax basis of approximately $35 million, and to increase the liquidity of Williams' equity and bond issues. The Recapitalization is also expected, when taken together with the Operating Company Dividends, to provide Williams somewhat greater ratemaking flexibility afforded by a stand alone capital structure for the natural gas pipeline subsidiaries. Williams is also considering various alternatives for offering to exchange the Williams $3.50 Preferred Stock to be issued in the Merger for a security structured so as to minimize Williams' tax expense. See "THE MERGER -- Background of the Merger" and "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

     The Merger Agreement provides that the officers of Transco will continue to be the officers of the Surviving Corporation. However, it is expected that a realignment of functions resulting from, among other things, Transco's becoming a wholly-owned subsidiary of Williams will occur following the Merger in order to realize operating efficiencies and that some changes in the management of Transco or its subsidiaries will occur in the process.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Transco Board with respect to the Merger, Transco shareholders should be aware that certain members of Transco's management and the Transco Board have certain interests that are described below that may present them with actual or potential conflicts of interest in connection with the Merger. Williams and Transco have agreed in the Merger Agreement that Transco will maintain its current policy with respect to indemnification and that such policy will not be amended, repealed or otherwise modified for a period of six years after the Merger Date; provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until disposition of any and all such claims. The Merger Agreement further provides that, for a period of not less than six years after the Merger Date, Williams will, or will cause the Surviving Corporation to provide, directors' and officers' liability insurance having substantially the same terms and conditions and providing at least the same coverage and amounts as the directors' and officers' liability insurance that is currently maintained by Transco. See "THE MERGER -- The Merger Agreement -- Indemnification and Directors' and Officers' Insurance." The Merger Agreement also provides that, except as otherwise agreed with individual option holders, at the consummation of the Offer, (i) each then outstanding option to purchase Transco Common Shares (a "Transco Stock Option") under Transco's employee stock incentive plans (the "Transco Plans"), whether vested or unvested, will become fully exercisable and vested, (ii) each Transco Stock Option which is then outstanding will be cancelled and (iii) in consideration of such cancellation, at the election of the option holder, which may be allocated to either or both elections, (a) Transco will pay to such holders of Transco Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of $17.50 over the respective exercise price thereof and (y) the number of Transco Common Shares subject thereto, respectively, or (b) Williams will issue a Replacement Option. See "THE MERGER -- The Merger
Agreement -- Transco Benefit Plans."

     A Termination Agreement between Transco and Mr. Des Barres is currently in effect. This Agreement provides that if a "change in control" (as defined therein and including the Offer) occurs and Mr. Des Barres' employment with Transco terminates within five years after the change in control and prior to his 65th birthday, Transco will pay him, as a termination payment, a lump sum equal to his annual salary, estimated bonus amounts based upon a certain target award percentage which must equal at least 50 percent of his base salary and the value of certain benefits under Transco's benefit plans and programs which would have accrued during a period of up to five years after the change in control, subject to certain adjustments and offsets. Larry J. Dagley, Senior Vice President and Chief Financial Officer, Stephen R. Springer, President and Chief Operating Officer of Transco Gas Marketing Company, David E. Varner, Senior Vice President, General

Counsel and Secretary, and Jay W. Elston, Vice President and Associate General Counsel, have also entered into Termination Agreements with provisions similar to those described above for Mr. Des Barres, except that each shall be entitled to receive, upon termination within three years after a change in control, a lump sum amount equal to the sum of annual base salary, estimated bonus amounts and certain benefits under Transco's employee benefit plans and programs which would have accrued during a period of up to three years after the change in control. In addition, a Termination Agreement is also in effect for Nicholas J. Neuhausel, Senior Vice President, Human Resources and Administration. Mr. Neuhausel's Termination Agreement has the same provisions as the Agreements of Messrs. Dagley, Elston, Springer and Varner, except that (i) his cash severance will include salary and bonus for the period through the third anniversary of the date of the termination of his employment by Transco without "cause" or by him for "good reason" and (ii) his total payments under the Termination Agreement will be limited to an amount such that no payments to him will be "excess parachute payments" for tax purposes.

     Mr. Des Barres has also entered into a Severance Agreement which provides benefits similar to the Termination Agreement for the period from the date of termination and ending September 1996, but is not conditioned upon the occurrence of a change in control of Transco. The Severance Agreement terminates in September 1996, unless extended by mutual agreement. Robert W. Best, Senior Vice President -- Natural Gas, has entered into a Severance Agreement with provisions similar to those described for Mr. Des Barres, except that the Severance Agreement provides, upon termination of employment by Transco, for the payment by Transco of a lump sum equal to Mr. Best's annual base salary, estimated bonus amounts and the value of certain benefits under Transco's employee benefit plans and programs which would have accrued during a period of up to three years after termination. Messrs. Dagley, Elston, Neuhausel, Springer and Varner have entered into Severance Agreements with provisions similar to those described above for Mr. Best, except that the Agreements provide for the payment by Transco of benefits which would have accrued during a one-year period after termination and the payment of the annual base salary amount is to be paid in semi-monthly installments for twelve months and certain benefits for tax, financial and outplacement counseling.

     Transco, Williams and each of Messrs. Des Barres, Dagley, Elston, Neuhausel, Springer and Varner entered into agreements dated as of December 11, 1994 providing that such executives agree to eliminate their rights under their Severance Agreements (including, inter alia, their right to extend vesting and exercisability of stock options for three years and to accelerate full vesting of restricted stock units) upon any termination of their employment following a change of control in which they receive benefits under their Termination Agreements except that, (i) in the case of Messrs. Des Barres, Dagley, Elston, Springer and Varner, to the extent they would receive less than one year's salary as severance under their respective Termination Agreement, they will continue to receive the balance of one year as severance under their Severance Agreement, and (ii) in the case of Messrs. Dagley, Elston, Neuhausel, Springer and Varner, they will continue to receive certain tax, financial counseling and outplacement benefits provided under their Severance Agreements.

     Assuming consummation of the Merger and termination of employment as of March 31, 1995, Transco estimates that the approximate aggregate amounts that would be payable under the Termination Agreements and Severance Agreements to Messrs. Best, Dagley, Des Barres, Elston, Neuhausel, Springer and Varner, including tax gross-up payments on amounts payable to such executives under these agreements or otherwise subject to excise tax, would be $3.1 million, $2.4 million, $7.9 million, $1.2 million, $0.7 million, $1.6 million and $2.1 million, respectively.

     On December 11, 1994, the Transco Board established the Senior Executive Plan, under which the participants will receive bonuses as a result of the consummation of the Offer and following the consummation of the Merger or another Extraordinary Transaction (as defined in the Senior Executive Plan) involving Transco, if such event occurs on or before December 31, 1995. The bonuses payable under the Senior Executive Plan consist of (i) a cash bonus (the "Transaction Bonus") upon the consummation of the Offer, and (ii) a retention Bonus (the "Retention Bonus") in an amount equal to the Transaction Bonus, also payable in cash, on the later of December 31, 1995 or the sixth month anniversary of the Merger Date or another Extraordinary Transaction. An individual participant will be eligible to receive the Retention Bonus only if
(i) he is employed by Transco on the date the Retention Bonus becomes payable,
(ii) his employment
is terminated by Transco before the Extraordinary Transaction in anticipation of, or at the request of a party intending to consummate, the Extraordinary Transaction, or (iii) his employment is terminated before the Retention Bonus becomes payable by the participant for "good reason" or by Transco without "cause" (as defined in the participant's Termination Agreement with Transco). The participants in the program, and the aggregate amount of the combined Transaction Bonus and Retention Bonus that each of them is eligible to receive under the Senior Executive Plan are Messrs. Des Barres ($2.0 million), Best ($1.4 million), Dagley ($1.4 million) and Varner ($0.7 million). Pursuant to such participants' Termination Agreements, (or in the case of Mr. Best, his Severance Agreement), Transco indemnifies the participants against golden parachute excise taxes payable by them, which would include any such excise taxes payable on bonuses under the Senior Executive Plan.

     In addition, on December 11, 1994, the Transco Board adopted the Retention Plan under which participants would receive a bonus, with a maximum aggregate amount for all participants of $600,000, upon the earlier of (i) the 90th day following the Merger Date or other change of control of Transco, or (ii) the date the participant's employment is actually or constructively terminated by the successor company in the change of control. The participants in the Retention Plan are those officers and employees of Transco and its subsidiaries (other than participants in the Senior Executive Plan) who have been designated by the Chief Executive Officer of Transco as part of the change of control transition team, who are considered key employees during the transition period.

     The Transco Board also approved an amendment to the Key Management Employee Severance Pay Plan, which provides for one year's severance pay to certain officers of Transco and its subsidiaries who are not parties to Termination Agreements or severance agreements with Transco. The Amendment provides that the plan shall remain in effect until December 31, 1995, unless (i) extended beyond such date with the approval of the Transco Board or (ii) a change of control (including the consummation of the Offer) shall occur prior to such date in which case the plan, as amended, shall remain in effect for a period of one year following the date of the change in control.

     As a result of the consummation of the Offer, all unvested restricted stock and restricted stock units held by 15 officers of Transco and its subsidiaries under the Transco Benefit Plans either vested, in cases where there were no performance goals or where certain performance goals were met, or lapsed, in cases where required performance goals were not met. Of such shares, 192,565 shares of restricted stock or restricted stock units vested and will be cancelled in exchange for cash in an aggregate amount of $3,369,887 and 23,510 shares of restricted stock or restricted stock units lapsed.

     On January 25, 1995, pursuant to the Merger Agreement, Williams designated two directors to the Transco Board. In such connection, Williams has agreed that
(i) its designees will abstain from any action taken by Transco to amend or terminate the Merger Agreement or waive any action by Williams, which actions will be effective with the approval of a majority of the remaining directors, and (ii) it will not effect any other changes to the Transco Board prior to the Merger Date.

     For further information in connection with the foregoing actual or potential conflicts of interest and certain relationships and related transactions, see "THE MERGER -- Background of the Merger," "-- The Merger Agreement -- Indemnification and Directors' and Officers' Insurance," and "-- The Merger Agreement -- Transco Benefit Plans."

THE MERGER AGREEMENT

     The following is a summary of all of the material provisions of the Merger Agreement which are of continuing applicability and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

     General. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the Merger Date, Sub will be merged with and into Transco in accordance with Delaware Law. As a result of the Merger, the separate corporate existence of Sub will cease and Transco will continue as the Surviving Corporation. At the Merger Date of the Merger, each issued and then outstanding Transco Common Share

(other than Retired Transco Common Shares) will be converted into the right to receive 0.625 Williams Common Shares together with 0.3125 attached Williams Rights. No fractional Williams Common Shares will be issued in the Merger. In lieu of fractional shares, a cash adjustment will be paid to such holder in an amount equal to the product of (i) the fraction of a Williams Common Share to which such holder would have otherwise been entitled (taking into account all Transco Common Shares then held of record by such holder) and (ii) $28.00 (i.e., the $17.50 per Transco Common Share paid in the Offer divided by the 0.625 exchange ratio in the Merger). In addition, also at the Merger Date, each issued and outstanding share of Transco $3.50 Preferred Stock (other than shares that are owned by Transco as treasury stock, or owned by Williams or any wholly-owned subsidiary of Williams, all of which will be cancelled in the Merger, and holders of Transco $3.50 Preferred Stock who demand and perfect appraisal rights) will be converted into the right to receive one share of Williams $3.50 Preferred Stock. The Retired Transco Common Shares will be cancelled in the Merger. Williams has agreed to use its reasonable best efforts to list the Williams Common Shares (and attached Williams Rights) to be issued in the Merger on the NYSE.

     The Merger Agreement requires Transco, through the Transco Board, to recommend to its shareholders approval of the Merger Agreement, the Merger and related matters; provided, however, that nothing contained in the Merger Agreement will require the Transco Board to take any action or refrain from taking any action which the Transco Board determines in good faith with the advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law. Williams has agreed to cause all Transco Common Shares acquired by it pursuant to the Offer or the Stock Option Agreement to be represented at the Transco Special Meeting and to be voted in favor of approval and adoption of the Merger Agreement and the Merger. As a result of the Offer, Williams now owns a sufficient number of Transco Common Shares to approve and adopt the Merger Agreement and the Merger without the vote of any other shareholder.

     The Merger Agreement provides that Transco and Williams will each use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors as advised by counsel, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement and the Stock Option Agreement.

     Transco Board Representation by Williams Following the Offer. Transco agreed in the Merger Agreement that, effective upon payment by Williams for the Transco Common Shares accepted for payment pursuant to the Offer, Williams would be entitled to designate two directors to the Transco Board. Williams has agreed that (i) its designees will abstain from any action taken by Transco to amend or terminate the Merger Agreement or waive any action by Williams, and (ii) it would not effect any other changes to Transco Board prior to the Merger Date. Pursuant to the Merger Agreement, Mr. Bailey and John C. Bumgarner, Jr., Williams' Senior Vice President -- Corporate Development and Planning, were appointed as directors on the Transco Board on January 25, 1995.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by Transco and Williams as to the absence of certain changes or events concerning their respective businesses, compliance with law, litigation and other matters.

     Certain Restrictions on Business Pending the Merger. Transco has agreed that prior to the Merger Date, unless otherwise consented to in writing by Williams, Transco will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it, in each case in all material respects. Williams has also agreed to certain customary limitations on its actions pending prior to the Merger Date.

     Indemnification and Directors' and Officers' Insurance. Williams and Transco have agreed in the Merger Agreement that the Certificate of Incorporation of the Surviving Corporation or any successor by merger will contain the provisions with respect to indemnification which are set forth in the form of the Third

Restated Certificate of Incorporation of Transco included as an exhibit to the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Merger Date provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until disposition of any and all such claims. The Merger Agreement further provides that, for a period of not less than six years after the Merger Date, Williams will, or will cause the Surviving Corporation to, provide, directors' and officers' liability insurance having substantially the same terms and conditions and providing at least the same coverage and amounts as the directors' and officers' liability insurance that is maintained by Transco at the Merger Date for all directors and officers of Transco and its subsidiaries who served as such at, or within one year prior to, the Merger Date. However, Williams will not be required to pay an annual premium for such insurance in excess of the last annual premium paid by Transco prior to December 12, 1994 (but in such case will purchase as much coverage as possible for such amount).

     Transco Benefit Plans. The Merger Agreement provides that, except as otherwise agreed with individual option holders, at the Merger Date, (i) each then outstanding option to purchase Transco Common Shares (a "Transco Stock Option") under Transco's stock incentive plans (the "Transco Plans"), whether vested or unvested, will become fully exercisable and vested, (ii) each Transco Stock Option which is then outstanding will be cancelled and (iii) in consideration of such cancellation, at the election of the option holder, which may be allocated to either or both elections, (a) Transco will pay to such holders of Transco Stock Options an amount in respect thereof equal to the product of (x) the excess, if any, of $17.50 over the respective exercise price thereof and (y) the number of Transco Common Shares subject thereto, respectively, or (b) Williams will issue an option as described below (a "Replacement Option").

     The Replacement Option with respect to each Transco Stock Option, the exercise price for which exceeds $35 per Transco Common Share, will be an option to acquire, on the same terms and conditions as were applicable under such Transco Stock Option (except that it will be subject to a vesting period ending on the first anniversary of the Merger Date), (i) an amount in cash equal to the product of $10.50 times the number of Transco Common Shares purchasable under such Transco Stock Option immediately prior to the Merger Date and (ii) the number of Williams Common Shares equal to the product of .25 and the number of Transco Common Shares purchasable under such Transco Stock Option immediately prior to the Merger Date. Williams will cause such options to continue to vest and to remain exercisable following the termination of the option holder's employment with Williams and its affiliates in accordance with its past practice relative to Williams' current employees; provided, that with respect to any employee of Transco or its subsidiaries at the Merger Date (a "Current Employee") whose employment with Williams or its affiliates is terminated other than voluntarily by the employee or involuntarily for cause or as a result of retirement, Williams will cause such options to continue to vest until the earlier of (i) six months following such termination and (ii) the end of the term of such option, as in effect immediately before such termination. All of the foregoing payments and issuances of shares in connection with such cancellations will be made either net of applicable withholding taxes or upon payment of required withholding taxes by the option holders.

     The Replacement Option with respect to each Transco Stock Option, the exercise price for which is less than or equal to $35 per Transco Common Share, will be an option to acquire, on the same terms and conditions as were applicable under such Transco Stock Option, the same number of shares of Williams Common Shares as the holder of such Transco Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Merger Date (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (i) the aggregate exercise price for the Transco Common Shares deemed otherwise purchasable pursuant to such Transco Stock Option divided by (ii) the number of full shares of Williams Common Shares deemed purchasable pursuant to such Transco Stock Option. All of the foregoing payments and issuances of shares in connection with such cancellations will be made either net of applicable withholding taxes or upon payment of required withholding taxes by the optionholders.

     The Merger Agreement provides that the Transco Plans will generally terminate as of the Merger Date and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of Transco or any of its subsidiaries will be deleted as of the Merger

Date. The Merger Agreement also provides that Transco's other employee benefit plans, programs and policies other than salary (collectively, the "Employee Benefit Plans") in effect at the date of the Merger Agreement will, to the extent practicable, remain in effect until otherwise determined after the Merger Date and, to the extent such Employee Benefit Plans are not continued, Williams will maintain Employee Benefit Plans with respect to employees of Transco and its subsidiaries which are no less favorable, in the aggregate, than the least favorable of: (i) those Employee Benefit Plans covering employees of Williams from time to time; (ii) those Employee Benefit Plans of Transco and its Subsidiaries that are in effect on December 12, 1994 other than the Trans$tock Plan; or (iii) Employee Benefit Plans that are reasonably competitive with respect to the industry in which the employer of the affected employees competes; provided, that in any event, until the first anniversary of the Merger Date, the Surviving Corporation will provide Current Employees with Employee Benefit Plans, other than a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, that are no less favorable in the aggregate than those provided to Current Employees by Transco and for its subsidiaries immediately before the Merger Date. In the case of benefit plans which are continued and under which the employees' interests are based upon Transco Common Shares, such interests will be based on Williams Common Shares in an equitable manner.

     In the Merger Agreement, Williams has agreed to cause the Surviving Corporation to (i) honor (a) in accordance with their terms all individual employment, severance, termination and indemnification agreements which by their express terms may not be unilaterally amended by Transco or any of its subsidiaries and (b) without modification all other specified employee severance plans, policies, employment and severance agreements and indemnification arrangements of Transco or any of its subsidiaries as such plans, policies, or agreements were in effect on the date of the Merger Agreement through the later of (x) December 31, 1995, (y) the termination date specified in such document or
(z) the date agreed to by Williams and Transco, (ii) waive any limitations regarding pre-existing conditions of Current Employees and their eligible dependents under any welfare or other employee benefit plans of Williams and its affiliates in which they participate after the Merger Date (except to the extent that such limitations would have applied under the analogous plan of Transco and its subsidiaries immediately before the Merger Date), (iii) for all purposes under the post-retirement welfare benefit plans and policies of Williams and its affiliates, treat Current Employees in the same manner as similarly situated employees of Williams who were hired by Williams before January 1, 1992 in accordance with the terms of such plans and policies as then in effect, as any such plans and policies are modified by Williams or such affiliates from time to time, and (iv) for all other purposes under all Employee Benefit Plans applicable to employees of Transco and its subsidiaries, treat all service with Transco or any of its subsidiaries by Current Employees before the Merger Date as service with Williams and its subsidiaries, except to the extent such treatment would result in duplication of benefits or would violate applicable law.

     The Merger Agreement also provides that, except as otherwise agreed with individual restricted shareholders, at the Merger Date, each Transco Common Share which immediately prior to the Merger Date was subject to restrictions on transfer, whether vested or unvested, will become fully vested, provided certain performance requirements are otherwise met, and will be exchanged for a cash payment in cancellation thereof equal to $17.50 per share.

     With respect to all restricted stock and restricted stock units granted under Transco's 1983 Incentive Plan or Transco's 1991 Stock Incentive Plan that were not vested immediately before the consummation of the Offer, the Performance Period (as defined in such Plans) was deemed to have ended as of the day (the "Determination Date") immediately preceding the date of the consummation of the Offer, and the number of shares of restricted stock that vested (the "Vested Restricted Stock"), and the number of Transco Common Shares that were issued in payment of restricted stock units (the "Vested RSUs"), was computed based on Transco's total shareholder return through the Determination Date, with the value of the Transco Common Shares being deemed to be $17.50 per share and the Performance Criteria (as defined in such Plans) being those that were in effect on the Determination Date. Shortly after the consummation of the Offer, each employee (or beneficiary thereof) holding Vested Restricted Stock and/or Vested RSUs was paid a cash payment in cancellation thereof equal to $17.50 per share of Vested Restricted Stock and $17.50 per Transco Common Share issuable pursuant to Vested RSUs.

     Other Matters. In the Merger Agreement, Transco has agreed to declare a dividend on each share of Transco $3.50 Preferred Stock to holders of record of such shares as of the close of the business day next preceding the Merger Date in an amount equal to the product of (i) a fraction, (x) the numerator of which equals the number of days between the payment date with respect to the most recent regular dividend paid by Transco and the Merger Date and (y) the denominator of which equals 91 and (ii) the amount of the regular quarterly dividend paid by Transco on the Transco $3.50 Preferred Stock.

     Conditions to the Merger. The obligations of Williams and Transco to consummate the Merger are subject to the satisfaction or, where legally permissible, waiver of various conditions, including that (i) the Merger Agreement (insofar as it relates to the Merger) and the Merger have been approved and adopted by the affirmative vote of holders of Transco Common Shares entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Transco Common Shares; (ii) the Registration Statement has become effective under the Securities Act and is not the subject of any stop order or proceeding seeking a stop order and Williams has received all material state securities or blue sky permits and other authorizations necessary to issue the Williams Common Shares (and attached Williams Rights) and the Williams $3.50 Preferred Stock pursuant to the Merger Agreement; (iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted); (iv) Williams Common Shares (and the attached Williams Rights) to be issued in the Merger have been approved for listing on the NYSE, subject to official notice of issuance; and (v) no action, suit or proceeding by any governmental entity before any court or governmental or regulatory authority is pending against Transco, Williams or Sub or any of their subsidiaries challenging the validity or legality of the transactions contemplated by the Merger Agreement other than actions, suits or proceedings as to which the Williams had actual knowledge at the time of acceptance for payment of Transco Common Shares pursuant to the Offer or which, in the reasonable opinion of counsel to the party asserting such condition, do not have a substantial likelihood of resulting in a material adverse judgment.

     The obligations of Williams and Sub to effect the Merger and the transactions contemplated by the Merger Agreement are further subject to Transco not having failed to perform its material obligations required to be performed by it under the provisions of the Merger Agreement relating to restrictions on business pending the Merger at or prior to the Merger Date, other than any such failures to perform as to which Williams had actual knowledge at the time of acceptance for payment of Transco Common Shares pursuant to the Offer. The obligation of Transco to effect the Merger is subject to Williams and Sub not having failed to perform their material obligations required to be performed by them under the provisions of the Merger Agreement relating to restrictions on their businesses pending the Merger at or prior to the Merger Date, other than such failures to perform as to which Transco had actual knowledge at the time of acceptance of payment for Transco Common Shares pursuant to the Offer.

     Termination; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Merger Date, whether before or after approval of the Merger Agreement and the Merger by the shareholders (i) by mutual consent of Williams and Transco by action of their respective Boards of Directors (with any members of the Transco Board who may be designated by Williams abstaining); (ii) by either Williams or Transco if the Merger is not consummated before June 30, 1995 despite the good faith effort of such party to effect such consummation (unless solely by reason of the conditions relating to the absence of certain injunctions, restraining orders or litigation (in which case such date will be September 30, 1995) or the failure to so consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate the Merger Agreement, which action or failure to act constitutes a breach of the Merger Agreement); or (iii) by either Williams or Transco if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, which injunction has become final and non-appealable.

     In the event of termination of the Merger Agreement by either Williams or Transco, the Merger Agreement will become void and there will be no liability or obligation on the part of Williams, Sub or Transco or their respective officers or directors other than under certain provisions of the Merger Agreement relating to confidential treatment of non-public information and the payment of fees and expenses, except to the extent such termination results from the willful breach by a party of its covenants and agreements in the Merger Agreement. Under the Merger Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by Williams and Transco will be borne solely and entirely by the party which has incurred such costs and expenses, other than as described above with respect to reimbursement by Transco of expenses of Williams under certain circumstances.

     Amendment and Waiver. Subject to applicable law, the Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Williams or Transco at any time prior to the Merger Date. After approval of the Merger by the shareholders, no amendment which under applicable law may not be made without the approval of the shareholders, may be made without such approval. At any time prior to the Merger Date, either Transco or Williams may
(i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representation and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance by the other party with any of the agreements or conditions contained therein, provided, that any representatives of Williams on the Transco Board will abstain from any such action to be taken by Transco.

THE STOCK OPTION AGREEMENT

     The following is a summary of all of the material provisions of the Stock Option Agreement.

     The Option. Pursuant to the Stock Option Agreement, Transco granted to Williams the option (the "Option") to purchase, upon the terms and subject to the conditions provided for therein, up to 7,500,000 Transco Common Shares (the "Option Shares") at an exercise price of $17.50 per share (the "Option Purchase Price"). If not sooner exercised, the Option will expire fifteen business days following the termination of the Merger Agreement.

     Exercise of the Option. Williams may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of certain "Triggering Events" which are described in the Stock Option Agreement. No Triggering Event has occurred as of the date of this Prospectus and Information Statement, nor is it expected that any such Triggering Event will occur in the future.

     In the event that Williams acquires any Option Shares and within one year following the date of purchase disposes of such shares (other than to a wholly-owned subsidiary of Williams) through a sale, exchange, transfer, merger or otherwise, for an amount per share which exceeds the Option Purchase Price by more than $2.00 (the "Option Cap"), Williams will promptly return to Transco the amount of such excess and thereby effect an upward adjustment to the Option Purchase Price. Williams will not sell or otherwise dispose of Option Shares except in compliance with the Securities Act and any applicable state securities law.

     Cancellation Rights. At any time the Option is exercisable, Williams will have the right, upon prior written notice (a "Williams Cash-out Notice") to Transco specifying the date of the closing (the "Cancellation Closing") thereof (which date will not be earlier than ten business days nor later than twenty business days after the receipt by Transco of such Williams Cash-out Notice), to cause Transco to pay to Williams, in consideration for the cancellation of all or that part of the Option to be cancelled, an aggregate cash cancellation price (the "Cancellation Price") equal to the product of (i) the number of Transco Common Shares as to which the Option is to be cancelled, multiplied by (ii) the excess (but in no event more than the Option Cap) of (x) the Applicable Price (as defined below) over (y) the Option Purchase Price.

     At any time after Transco receives an exercise notice pursuant to the Stock Option Agreement, Transco will have the right, upon prior written notice (a Transco Cash-out Notice" and, together with any Williams Cash-out Notice, a "Cash-out Notice") to Williams not later than two business days prior to the applicable closing, specifying the date of the Cancellation Closing thereof (which will not be earlier than five business days nor later than fifteen business days after the receipt by Williams of the applicable Transco Cash-out Notice), to pay to Williams in consideration for the cancellation of all or that part of the Option subject to such exercise notice, in lieu of delivering Option Shares, the Cancellation Price with respect to the Option Shares subject to such exercise notice.

     The "Applicable Price" will mean the average of the high and low sales price (but in no event less than $17.50) of the Transco Common Shares as quoted on the NYSE, or if not so quoted on the NYSE then the average of the high and low sales prices on the principal national securities exchange on which the Transco Common Shares are then listed, and if not so listed on any national securities exchange, then the average of the high and low bid prices per Transco Common Share as quoted on the NASDAQ, on the day prior to the date of the applicable Williams Cash-out Notice or the applicable exercise notice, as the case may be (the "Measurement Date"); provided, however, that if any person has entered into an agreement with Transco for certain acquisition transactions or such a transaction has otherwise been proposed, prior to the delivery of the applicable Cash-out Notice, the Applicable Price shall mean the average consideration proposed to be payable per outstanding Transco Common Share pursuant to such acquisition transaction (or, if there is more than one such acquisition transaction, pursuant to the acquisition transaction which yields the greater average consideration) valued as of the Measurement Date (with any non-marketable securities included in such consideration being valued at the fair market value per share of such securities with such fair market value to be determined in good faith by an independent investment banking firm selected by Transco and Williams.

STOCK EXCHANGE LISTINGS

     Williams intends to apply for listing of the Williams Common Shares to be issued in the Merger on the NYSE and the PSE. Williams does not intend to apply for a listing of the Williams $3.50 Preferred Stock on the NYSE or any other national stock exchange.

CERTAIN EFFECTS OF THE MERGER

     On the Merger Date, holders of Transco Common Shares (other than Retired Transco Common Shares) will be entitled to receive the Merger Consideration and holders of Transco $3.50 Preferred Stock (other than shares that are owned by Transco as treasury stock, or owned by Williams or any wholly-owned subsidiary of Williams, all of which will be cancelled in the Merger, and by holders of Transco $3.50 Preferred Stock who demand and perfect appraisal rights) will be entitled to receive shares of Williams $3.50 Preferred Stock. Thereafter, such shareholders will cease to have any direct equity interest in Transco and will continue their equity participation in Transco only indirectly through the ownership of Williams Common Shares and Williams $3.50 Preferred Stock, as the case may be. As a result of the termination of their direct equity interest, such shareholders will not have the opportunity to share in any future earnings or growth of Transco except indirectly through the earnings or growth of Williams.

     Following the Merger, the Transco $3.50 Preferred Stock will be delisted from the NYSE and the Transco Common Shares will be delisted from the NYSE and the PSE and will no longer trade publicly. Transco believes that such shares will continue to be listed and traded on such exchanges until such dates. Registration of either class of such shares under the Exchange Act may be terminated upon application of Transco to the Commission if the shares of such class are not listed on a national securities exchange and there are fewer than 300 record holders of the shares of such class. The Transco $3.50 Preferred Stock and the Transco Common Shares will be deregistered under the Exchange Act after the Merger.

     Transco will be subject to the reporting requirements under the Exchange Act as long as it has a registration statement outstanding under the Securities Act or any securities that have been registered under the Securities Act are held of record by at least 300 persons. Williams is subject to such reporting requirements and will remain so as long as it has securities, such as the Williams Common Shares, registered under the Exchange Act or held of record by at least 300 persons.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following federal income tax discussion is based on the advice of Skadden, Arps, Slate, Meagher & Flom and reflects applicable tax laws as of the date of this Prospectus and Information Statement.

     In General. The exchanges of Transco Common Shares for Williams Common Shares and Transco $3.50 Preferred Stock for Williams $3.50 Preferred Stock pursuant to the Merger will be taxable to the holders of Transco Common Shares and Transco $3.50 Preferred Stock for federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For federal income tax purposes, (i) a holder of Transco Common Shares who receives Williams Common Shares or cash in lieu of fractional Williams Common Shares as a result of the Merger will recognize gain or loss equal to the difference between the tax basis of the Transco Common Shares exchanged and the sum of the amount of cash and the fair market value on the Merger Date of the Williams Common Shares received therefor and (ii) a holder of Transco $3.50 Preferred Stock who receives Williams $3.50 Preferred Stock as a result of the Merger will recognize gain or loss equal to the difference between the tax basis of the Transco $3.50 Preferred Stock exchanged and the fair market value on the Merger Date of the Williams $3.50 Preferred Stock received. In each case, such gain or loss will be capital gain or loss if the Transco shares exchanged are held as capital assets by the shareholder. The gain or loss will be long-term capital gain or loss if, on the Merger Date, the holder thereof has held the Transco Common Shares or Transco $3.50 Preferred Stock, as the case may be, for more than one year. For federal income tax purposes a shareholder's tax basis in the Williams Common Shares and Williams $3.50 Preferred Stock received pursuant to the Merger will be the fair market value of such Williams Common Shares and Williams $3.50 Preferred Stock, respectively, on the Merger Date.

     Distributions paid on the Williams Common Shares or Williams $3.50 Preferred Stock will be taxable to a shareholder as ordinary dividend income to the extent of such shareholder's allocable share of Williams' current or accumulated earnings and profits (as determined for federal income tax purposes).

     Generally no gain or loss will be recognized by a shareholder upon the conversion of the shareholder's Williams $3.50 Preferred Stock into Williams Common Shares (although gain or loss may be recognized to the extent such shareholder receives cash in lieu of fractional shares of Williams Common Shares, if any, and ordinary dividend income may be recognized to the extent that a portion of the Williams Common Shares received is determined to constitute a distribution with respect to the Williams $3.50 Preferred Stock for dividends that Williams is obligated to pay). A shareholder who converts Williams $3.50 Preferred Stock into Williams Common Shares will have an aggregate tax basis in such Williams Common Shares equal to the shareholder's aggregate tax basis in such converted shares, and the shareholder's holding period for such Williams Common Shares will include the holding period for such converted shares (provided such converted shares were held as a capital asset). However, the portion (if any) of Williams Common Shares received by a shareholder that is determined to constitute a distribution with respect to the Williams $3.50 Preferred Stock will have a tax basis equal to its fair market value at the time of conversion and a new holding period in the hands of the shareholder commencing at such time.

     The federal income tax discussion set forth above is included for general information only and may not be applicable to certain shareholders in special situations, such as shareholders who received their Transco Common Shares or Transco $3.50 Preferred Stock upon the exercise of employee stock options or otherwise as compensation and shareholders who are not United States persons. Shareholders should consult their own tax advisors with respect to the specific tax consequences to them of the Merger, including the application and effect of state, local, foreign or other tax laws.

     Real Estate Transfer Taxes. The New York State Real Property Transfer Gains Tax, the New York State Real Estate Transfer Tax and the New York City Real Property Transfer Tax (collectively, the "Real Estate Transfer Taxes") are imposed on the transfer or acquisition, directly or indirectly, of controlling interests in an entity which owns interests in real property located in New York State or New York City, as the case may be. The Merger may result in the taxable transfer of controlling interests in entities which own New York State or New York City real property for purposes of the Real Estate Transfer Taxes. Although any Real Estate Transfer Taxes could be imposed directly on the shareholders, Williams and Transco will complete and file any necessary tax returns, and Williams will pay all Real Estate Transfer Taxes that are imposed as a result of the Merger. Upon receipt of the Merger Consideration, each Transco shareholder will be deemed to have agreed to be bound by the Real Estate Transfer Tax returns filed by Williams and Transco.

REGULATORY APPROVALS

     Antitrust Matters. The HSR Act and the regulations thereunder require that certain acquisition transactions not be consummated until certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on December 19, 1994, Williams and Transco each filed Notification and Report Forms with the Antitrust Division and the FTC for review in connection with the Merger. At 11:59 P.M., New York City time, on January 3, 1995, the waiting period required under the HSR Act expired without a request for an extension of such waiting period having been received by either Williams or Transco from either the Antitrust Division or the FTC.

     Other Governmental Approvals. Williams and Transco are aware of no other material regulatory requirements or approvals which have not been complied with or obtained or which are not expected to be complied with or obtained prior to consummation of the Merger.

APPRAISAL RIGHTS

     Holders of Transco Common Shares will not be entitled to appraisal rights in connection with the Merger.

     In the event the Merger is consummated, record holders of Transco $3.50 Preferred Stock will be entitled to appraisal rights under Section 262 of the DGCL because such persons hold stock of a constituent corporation in the Merger and such holders are required by the terms of the Merger Agreement to accept for such stock consideration other than shares of the Surviving Corporation or shares of any other corporation either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. and/or cash in lieu of fractional shares. Holders of Transco $3.50 Preferred Stock will have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted. In order to exercise appraisal rights, dissenting shareholders must comply with the procedural requirements of Section 262 of the DGCL, a description of which is provided immediately below and the full text of which is attached to this Prospectus and Information Statement as Annex C and is incorporated herein by reference. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. Except as set forth above, shareholders of Transco will have no appraisal rights in connection with Merger.

     The appraisal rights described below are available to holders of record of Transco $3.50 Preferred Stock. A person having a beneficial interest in shares of Transco $3.50 Preferred Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DGCL AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262 WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX C TO THIS PROSPECTUS AND INFORMATION STATEMENT. ALL REFERENCES IN SECTION 262 AND IN THIS SUMMARY TO A "SHAREHOLDER" ARE TO THE RECORD HOLDER OF THE SHARES OF TRANSCO $3.50 PREFERRED STOCK AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

     Under the DGCL, holders of shares of Transco $3.50 Preferred Stock who follow the procedures set forth in Section 262 will be entitled to have their shares of Transco $3.50 Preferred Stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

     Under Section 262, a corporation, not less than 20 days prior to the meeting at which a proposed merger is to be voted on, must notify each of its shareholders entitled to appraisal rights as of the record date of the meeting that such appraisal rights are available and include in such notice a copy of
Section 262. This Prospectus and Information Statement shall constitute such notice to the holders of shares of Transco $3.50 Preferred Stock and a copy of
Section 262 is attached to this Prospectus and Information Statement as Annex C. Any shareholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so, should review the following discussion and Annex C carefully because failure to comply timely and properly with the procedures specified will result in the loss of appraisal rights under the DGCL.


     A holder of shares of Transco $3.50 Preferred Stock wishing to exercise his appraisal rights must deliver to Transco, as the Surviving Corporation in the Merger, prior to April 20, 1995 (being 20 days after the date of the mailing of this Prospectus and Information Statement), a written demand for appraisal of his shares of Transco $3.50 Preferred Stock. In addition, a holder of shares of Transco $3.50 Preferred Stock wishing to exercise his appraisal rights must hold of record such shares on the date the written demand for appraisal is made and must continue to hold such shares until the Merger Date.


     Only a holder of record of shares of Transco $3.50 Preferred Stock is entitled to assert appraisal rights for the shares of Transco $3.50 Preferred Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his name appears on his stock certificates. If the shares of Transco $3.50 Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Transco $3.50 Preferred Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker, who holds shares of Transco $3.50 Preferred Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Transco $3.50 Preferred Stock held for one or more beneficial owners while not exercising such rights with respect to the shares of Transco $3.50 Preferred Stock held for other beneficial owners; in such case, the written demand should set forth the number of shares of Transco $3.50 Preferred Stock as to which appraisal is sought and where no number of shares of Transco $3.50 Preferred Stock is expressly mentioned the demand will be presumed to cover all shares of Transco $3.50 Preferred Stock held in the name of the record owner. Shareholders who hold their shares of Transco $3.50 Preferred Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be sent or delivered to Transco at 2800 Post Oak Boulevard, P.O. Box 1396, Houston, Texas 77251-1396, Attention: Mr. David E. Varner, Senior Vice President, General Counsel and Secretary.

     Within 120 days after the Merger Date, but not thereafter, Transco or any shareholder entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the "fair value" of the shares of Transco $3.50 Preferred Stock held by any such shareholders. Transco is under no obligation to and has no present intention to file a petition with respect to the appraisal of the fair value of the shares of Transco $3.50 Preferred Stock. Accordingly, it is the obligation of the holders of the Transco $3.50 Preferred Stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Merger Date, any holders of the Transco $3.50 Preferred Stock who have complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Transco a statement setting forth the aggregate number of shares of Transco $3.50 Preferred Stock with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed to such holders of the Transco $3.50 Preferred Stock within ten days after a written request therefor has been received by Transco or within ten days after the expiration of the 20-day period for delivery of demands for appraisal by holders of the Transco $3.50 Preferred Stock outlined above, whichever is later.

     If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the shareholders entitled to appraisal rights and will appraise the "fair value" of their shares of Transco $3.50 Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the "fair value." Shareholders considering seeking appraisal should be aware that the "fair value" of their shares of Transco $3.50 Preferred Stock as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of Transco $3.50 Preferred Stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. The court may also order that all or a portion of the expenses incurred by any shareholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Transco $3.50 Preferred Stock entitled to appraisal.

     Any holder of shares of Transco $3.50 Preferred Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Merger Date, be entitled to vote the shares of Transco $3.50 Preferred Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Transco $3.50 Preferred Stock as of a date on or prior to the Merger Date).

     If any shareholder who demands appraisal of his or its shares of Transco $3.50 Preferred Stock under Section 262 fails to perfect, or effectively withdraws or loses, his or its right to appraisal, as provided in the DGCL, the shares of Transco $3.50 Preferred Stock of such shareholder will be converted into the right to receive shares of Williams $3.50 Preferred Stock in accordance with the Merger Agreement. A shareholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if no petition for appraisal is filed within 120 days after the Merger Date, or if the shareholder delivers to Transco a written withdrawal of his demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Merger Date will require the written approval of Transco.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a holder of Transco $3.50 Preferred Stock will be entitled to receive one share of Williams $3.50 Preferred Stock for each share of Transco $3.50 Preferred Stock held as of the Merger Date.)

CERTAIN LITIGATION

     Between December 12 and 14, 1994, six purported class actions were filed in the Delaware Court captioned, Alpern v. Transco Energy Co., et al., Del. Ch., C.A. No. 13918; Steiner v. Des Barres, et al., Del. Ch., C.A. No. 13920; Miller
v. Des Barres et al., Del. Ch., C.A. No. 13922; Weiss v. Des Barres, et al., Del. Ch., C.A. No. 13923; Rand v. Des Barres, et al., Del. Ch., C.A. No. 13925; and DeCasare v. Des Barres, et al., Del. Ch., C.A. No. 13926. On December 21, 1994, the Delaware Court entered an order consolidating the six actions described above under the caption, In re Transco Energy Company Shareholders Litigation, Del. Ch., C.A. No. 13918. In addition, on December 27, 1994, an additional purported class action was filed in the Delaware Court captioned, Diovanni v. Des Barres, et al., Del. Ch., CA. No. 13941. Each of the complaints alleged that the directors of Transco breached their fiduciary duties in approving the Merger Agreement. All but two of the complaints alleged that Williams aided and abetted the Transco directors' alleged breaches of their fiduciary duties. The complaints sought, in material part, injunctions against the Offer and the Merger, compensatory damages, and attorneys' fees.

     On January 9, 1995, the Settlement Agreement was reached among all of the parties in In re Transco Energy Co. Shareholders Litig. and Diovanni v. Des Barres, et al. in order to settle (the "Settlement") all litigation which had been brought in the Delaware Court concerning the Offer and the Merger. As a result of the Settlement, which is subject to the approval of the Delaware Court, Williams agreed to a reduction of the expense reimbursement cap provided for in the Merger Agreement from $15 million to $12 million. Also pursuant to the Settlement, Transco agreed to obtain a fairness opinion of Merrill Lynch, updating, through January 9, 1995, the opinion given by Merrill Lynch to the Transco Board of Directors on December 11, 1994 that the consideration to be received by the Transco shareholders (other than Williams and its affiliates) pursuant to the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view. Transco also received an oral representation from Merrill Lynch that, as of January 17, 1995, Merrill Lynch had not become aware of any facts or circumstances which would have caused it to withdraw its January 9, 1995 opinion. The Settlement Agreement further provides that the defendants will be released from the claims covered in the Settlement, that the claims against the defendants will be dismissed with prejudice and that the defendants will not oppose an application to the Delaware Court by the plaintiffs' counsel for a collective award of attorneys' fees and expenses not to exceed $125,000.

     The parties to the Settlement Agreement are presently negotiating the terms of the Hearing Order, Notice of the Settlement Hearing and Proposed Order and Final Judgment. It is expected that the Delaware Court will hold the settlement hearing shortly and that the Delaware Court will announce its ruling at the hearing. If the Delaware Court certifies the class and approves the Settlement, members of the class will be forever barred from contesting the fairness, reasonableness or adequacy of the Settlement or from pursuing the settled claims. If the Court does not approve the Settlement, then the Settlement Agreement provides that the Settlement Agreement shall be of no further force or effect and that each party shall be restored to its respective position as it existed prior to the execution of the Settlement Agreement.

ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for under the "purchase" method of accounting whereby the purchase price for Transco will be allocated to the identifiable assets and liabilities of Transco and its subsidiaries based on their respective fair values. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

                           FINANCING THE ACQUISITION

     Set forth below are the sources and uses of funds for the Offer and the
Merger:

                                                                          (IN MILLIONS)
                                                                          -------------
        SOURCES OF FUNDS:
        Proceeds of WNS Sale............................................    $ 2,500.0
                                                                           ==========

        USES OF FUNDS:
        Purchase of Transco Common Shares...............................    $   430.5
        Estimated transaction costs and other(a)........................         53.0
                                                                           ----------
                  Total.................................................    $   483.5
                                                                           ==========

---------------
(a) Includes fees payable to various lending institutions, investment banking, legal, accounting and printing fees, severance costs and other fees and expenses incurred or expected to be incurred in connection with the Offer and the Merger.

                         MARKET PRICES OF AND DIVIDENDS
              ON WILLIAMS CAPITAL STOCK AND TRANSCO CAPITAL STOCK

     The Williams Common Shares and the Transco Common Shares are each listed on the NYSE and the PSE. The following table sets forth for the periods indicated the high and low sales prices of the Williams Common Shares and the Transco Common Shares on the NYSE Composite Tape and the amount of cash dividends paid per share.


                                                 WILLIAMS
                                               COMMON SHARES               TRANSCO COMMON SHARES
                                        ---------------------------     ---------------------------
                                        PRICE RANGE*            CASH         PRICE RANGE        CASH
                                        --------------       DIVIDENDS     -------------     DIVIDENDS
                                        HIGH      LOW           PAID        HIGH     LOW        PAID
                                        ----      ----       ---------     ----     ----     ---------
1993
  First Quarter.......................  $24 3/16  $17 15/16  $0.19         $17      $13      $0.15
  Second Quarter......................   27 9/16   23 3/8     0.19          16 7/8   13 7/8   0.15
  Third Quarter.......................   31 7/8    26 1/4     0.19          17 7/8   15 3/4   0.15
  Fourth Quarter......................   31 13/16  24 3/8     0.21          18       13 7/8   0.15
1994
  First Quarter.......................   27 3/8    22 1/2     0.21          16 7/8   14 1/8   0.15
  Second Quarter......................   30 5/8    22 1/8     0.21          16 1/2   14       0.15
  Third Quarter.......................   33 3/8    28         0.21          16 1/4   14 1/2   0.15
  Fourth Quarter......................   30 1/2    23 1/4     0.21          16 7/8   11 3/4   0.15
1995
  First Quarter (through March 28)....   30 7/8    24 1/2     0.27**        19 1/4   16 1/8   0.20***


---------------
  * As adjusted for a two for one stock split and distribution effective November 5, 1993.


 ** On January 22, 1995, the Williams Board approved an increase in the quarterly dividend on the Williams Common Shares from $0.21 to $0.27 per share. The first increased dividend was declared on the same date to holders of record on March 3, 1995 and was paid on March 27, 1995.


*** Includes $0.05 which was paid with respect to the redemption of the Transco
    Rights and the regular quarterly dividend of $0.15 which was paid on March 1, 1995.


     The following table sets forth the market prices per Williams Common Share and Transco Common Share and the equivalent market price of the Merger Consideration per Transco Common Share on December 9, 1994, the last trading day prior to the public announcement of the Merger Agreement, and on March 28, 1995, in each case based on the closing prices per share on such dates as reported on the NYSE Composite Tape. Shareholders are urged to obtain current quotations for the Williams Common Shares and the Transco Common Shares.



                                                 WILLIAMS COMMON     TRANSCO COMMON        MERGER
                                                     SHARES              SHARES         CONSIDERATION
                                                   HISTORICAL          HISTORICAL        EQUIVALENT*
                                                 ---------------     --------------     -------------
December 9, 1994...............................      $26.875            $ 12.625           $ 16.80
March 28, 1995.................................      $30.250            $ 18.750           $ 18.91


---------------
* Calculated based on the conversion ratio of 0.625 Williams Common Shares for each Transco Common Share.

     Since prior to the issuance of the Williams $3.50 Preferred Stock on the Merger Date no shares of such stock will have been issued or outstanding, historical data for such stock has not been included in this Prospectus and Information Statement. Since the Transco $3.50 Preferred Stock is not publicly traded, historical data for such stock also has not been included in this Prospectus and Information Statement.

           HISTORICAL AND UNAUDITED PRO FORMA COMBINED CAPITALIZATION

     The following table sets forth the consolidated debt and stockholders' equity of Williams and Transco at December 31, 1994 and the unaudited pro forma combined debt and stockholders' equity as if the Acquisition, the WNS Sale and certain elements of the Recapitalization had been consummated on that date. The table should be read in conjunction with the historical and pro forma financial information appearing elsewhere herein or incorporated by reference herein. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

                                                                    DECEMBER 31, 1994
                                                                  (DOLLARS IN MILLIONS)
                                                   ---------------------------------------------------
                                                                                    PRO FORMA
                                                                            --------------------------
                                                   WILLIAMS     TRANSCO     ADJUSTMENTS       COMBINED
                                                   --------     -------     -----------       --------
Short-term debt:
  Notes payable..................................   $  507      $    27        $(425)(7)       $  109
  Long-term debt due within one year.............      383          150                           533
                                                   --------     -------     -----------       --------
                                                    $  890      $   177        $(425)          $  642
                                                   =======       ======     =========         =======
Long-term debt...................................   $1,308      $ 1,786        $ 112 (8)       $2,847
                                                                                (359)(8)
Preferred stock of subsidiary....................       --           49          (49)(10)          --
Stockholders' equity:
  Preferred stock................................      100          265         (140)(11)         225
  Common stock...................................      104           21          (21)(12)         104
  Capital in excess of par value.................      991          508         (523)(12)         976
  Retained earnings..............................      717         (157)         980 (1)        1,697
                                                                                 (17)(2)
                                                                                 174 (12)
  Unamortized deferred compensation..............       (1)          (2)           2 (12)          (1)
                                                   --------     -------     -----------       --------
                                                     1,911          635          455            3,001
  Less treasury stock............................     (405)          (8)         305 (12)        (108)
                                                   --------     -------     -----------       --------
  Total stockholders' equity.....................    1,506          627          760            2,893
                                                   --------     -------     -----------       --------
  Total capitalization...........................   $2,814      $ 2,462        $ 464           $5,740
                                                   =======       ======     =========         =======

   See the accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

          HISTORICAL AND UNAUDITED PRO FORMA CAPITALIZATION OF TRANSCO

     The following table sets forth the consolidated debt and stockholders' equity of Transco at December 31, 1994 and the unaudited pro forma debt and stockholders' equity as if the Acquisition and certain elements of the Recapitalization had been consummated on that date. The table should be read in conjunction with the historical and pro forma financial information appearing elsewhere herein or incorporated by reference herein. See "UNAUDITED PRO FORMA FINANCIAL STATEMENTS."

                                                                  DECEMBER 31, 1994
                                                                (DOLLARS IN MILLIONS)
                                                      ------------------------------------------
                                                                              PRO FORMA
                                                                     ---------------------------
                                                      HISTORICAL     ADJUSTMENTS     AS ADJUSTED
                                                      ----------     -----------     -----------
Short-term debt:
  Notes payable.....................................    $   27          $ (27)(5)      $    --
  Long-term debt due within one year................       150                             150
                                                      ----------     -----------     -----------
                                                        $  177          $ (27)         $   150
                                                      =========      ===========     ===========
Advances from Williams..............................    $   --          $ 720 (6)       $   720
Long-term debt......................................     1,786            112 (6)         1,539
                                                                         (359)(6)
Preferred stock of subsidiary.......................        49            (49)(8)           --
Stockholders' equity:
  Preferred stock...................................       265           (265)(9)           --
  Common stock......................................        21                              21
  Capital in excess of par value....................       508            518 (10)          844
                                                                         (182)(a)           --
  Retained deficit..................................      (157)           (17)(1)           --
                                                                          174 (a)            --
  Unamortized deferred compensation.................        (2)                             (2)
                                                      ----------     -----------     -----------
                                                           635            228              863
  Less treasury stock...............................        (8)             8 (a)            --
                                                      ----------     -----------     -----------
  Total stockholders' equity........................       627            236              863
                                                      ----------     -----------     -----------
  Total capitalization..............................    $2,462          $ 660          $ 3,122
                                                      =========      ===========     ===========

---------------
(a) To eliminate retained earnings and treasury stock at acquisition date.

See the accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet of
                                    Transco.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

WILLIAMS' UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Financial Statements of Williams illustrate the effect of (i) Williams' acquisition of Transco pursuant to the Acquisition, (ii) the WNS Sale and (iii) certain elements of the Recapitalization as described in the next paragraph. The Unaudited Pro Forma Combined Balance Sheet is prepared as of December 31, 1994 and illustrates the effects of the Acquisition, the WNS Sale and the Recapitalization as if they had occurred on that date. The Unaudited Pro Forma Combined Statement of Income is prepared for the year ended December 31, 1994, and illustrates the effects of the Acquisition, the WNS Sale and the Recapitalization as if they had occurred at the beginning of the period.

     The Unaudited Pro Forma Combined Financial Statements reflect Williams having acquired approximately 60% of the outstanding Transco Common Shares pursuant to the Offer and the assumption that the remaining outstanding Transco Common Shares will be exchanged for 10.1 million Williams Common Shares pursuant to the Merger. The Unaudited Pro Forma Combined Financial Statements also reflect certain elements of the Recapitalization, including (i) the cash redemption by Transco of the Transco $4.75 Preferred Stock, (ii) the exchange, pursuant to the Merger, of the Transco $3.50 Preferred Stock into an equal number of shares of Williams $3.50 Preferred Stock and (iii) the cash extinguishment of certain Transco debt, including the Transco Notes pursuant to a tender offer and a planned defeasance of the untendered Transco Notes.

     Williams' acquisition of Transco will be accounted for as a purchase. The purchase price is approximately $1 billion, including fees related to the Acquisition. The Unaudited Pro Forma Combined Balance Sheet assumes the purchase price is financed with $606 million of the $2.5 billion in proceeds Williams received from the WNS Sale, the issuance of $282 million of Williams Common Shares and the issuance of $125 million of Williams $3.50 Preferred Stock.

     The Unaudited Pro Forma Combined Financial Statements should be read in conjunction with the historical financial statements of Williams and Transco, which are incorporated by reference herein, and the Notes to the Unaudited Pro Forma Combined Financial Statements. The pro forma adjustments are based on preliminary information about Transco's assets, liabilities and results of operations. Final purchase price allocations will be based on more complete evaluations and may differ substantially from those shown below. However, the management of Williams believes that the assumptions provide a reasonable basis for presenting the significant effects of the Acquisition, the WNS Sale and the Recapitalization and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The Unaudited Pro Forma Combined Financial Statements are not intended to be indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

     The Unaudited Pro Forma Combined Financial Statements do not include a range of results because Williams has the ability through its current ownership of 60% of the Transco Common Shares to compel the consummation of the Merger.

                          THE WILLIAMS COMPANIES, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               DECEMBER 31, 1994
                             (DOLLARS IN MILLIONS)

                                                                                    PRO FORMA
                                                                            --------------------------
                                                  WILLIAMS     TRANSCO*     ADJUSTMENTS       COMBINED
                                                  --------     --------     -----------       --------
Current assets:
  Cash and cash equivalents.....................   $   36       $   32        $ 1,693 (1)       $  169
                                                                                  (17)(2)
                                                                               (1,575)(3)
  Net assets of discontinued operations.........      744           --           (744)(1)          --
  Other current assets..........................      677          517            112 (4)        1,496
                                                                                  193 (5)
                                                                                   (3)(6)
                                                  --------     --------     -----------       --------
          Total current assets..................    1,457          549           (341)          1,665
Investments.....................................      379           22                            401
Property, plant and equipment, net..............    3,124        2,864           (406)(5)       6,763
                                                                                1,181 (13)
Other assets and deferred charges...............      266          338            (94)(5)         628
                                                                                  125 (6)
                                                                                   (7)(8)
                                                  --------     --------     -----------       --------
          Total assets..........................   $5,226       $3,773        $   458          $9,457
                                                  =======      =======      =========         =======
Current liabilities.............................   $1,473       $  860        $    28 (1)       $1,875
                                                                                  (38)(5)
                                                                                 (448)(7)
Long-term debt..................................    1,308        1,786           (247)(8)       2,847
Deferred income taxes...........................      663          285            (59)(1)       1,283
                                                                                  125 (5)
                                                                                  269 (9)
Deferred income and other liabilities...........      276          166            (19)(5)         559
                                                                                  136 (6)
Preferred stock of subsidiary...................       --           49            (49)(10)         --
Stockholders' equity:
  Preferred stock...............................      100          265           (140)(11)        225
  Common stockholders' equity...................    1,406          362            980 (1)        2,668
                                                                                  (17)(2)
                                                                                  (63)(12)
                                                  --------     --------     -----------       --------
          Total stockholders' equity............    1,506          627            760           2,893
                                                  --------     --------     -----------       --------
          Total liabilities and stockholders'
            equity..............................   $5,226       $3,773        $   458          $9,457
                                                  =======      =======      =========         =======

---------------
* Certain amounts have been reclassified to conform to Williams' classification.

    See the accompanying Notes to Unaudited Pro Forma Combined Balance Sheet.

                          THE WILLIAMS COMPANIES, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

 1. This adjustment reflects the WNS Sale which occurred on January 5, 1995. Cash and cash equivalents were increased by $1.7 billion, representing the $2.5 billion sales proceeds, net of estimated cash income taxes payable and transaction costs currently payable, which exceed the $744 million net assets of discontinued operations. Common stockholders' equity was increased by $980 million from the estimated after tax gain on the sale.

 2. To record payment by Transco of $21 million for contractual severance costs (including termination agreements, transaction and retention plan bonuses and vesting of restricted stock), $5 million to purchase all vested stock options and $2 million to redeem Transco Rights. The after-tax effect of these payments is $17 million.

 3. To record payment of $431 million for approximately 60% of the Transco Common Shares, $25 million for transaction fees related to the Acquisition and $1.119 billion for certain elements of the Recapitalization.

 4. Reflects increase in receivables arising from the termination of Transco's programs to sell receivables.

 5. This adjustment reduces the carrying value of certain Transco businesses, including coal operations, coal-bed methane operations and related assets, that Williams intends to sell in 1995 to net realizable value and reclassifies such net assets to current assets.

 6. This adjustment represents the recording of a regulatory asset and a liability for the excess of the benefit obligations for Transco's pension and postretirement benefit plans over the plan assets.

 7. This adjustment records payment for the cancellation of a Williams' short-term borrowing facility used to finance Williams' treasury share purchases for which the shares will be exchanged in the Merger, the cancellation of Transco's working capital line under the Recapitalization and the payment of accrued interest and dividends on all debt and preferred stock cancelled under the Recapitalization.

 8. These adjustments (a) increase long-term debt by $112 million to reflect Transco's revised debt rating and current interest rates, (b) record payment of $359 million for termination of Transco's interest rate swaps and the purchase of the Transco Notes pursuant to a tender offer and a planned defeasance of the untendered Transco Notes and (c) eliminate unamortized debt issuance costs related to the Recapitalization.

 9. This adjustment increases deferred income taxes for the tax effect of the basis differences between the purchase price allocation and Transco's net assets. It is assumed there will be no change in the tax basis of Transco's assets and liabilities. The pro forma adjustments assume a combined 40% Federal and state income tax rate.

10. This adjustment reflects the redemption of preferred stock of TGPL.

11. These adjustments reflect (a) the exchange of the Transco $3.50 Preferred Stock, carried at $121 million, for the Williams $3.50 Preferred Stock, valued at $125 million and (b) the cash redemption of the Transco $4.75 Preferred Stock, carried at $144 million.

12. These adjustments increase common stockholders' equity by $282 million for Williams' issuance of 10.1 million Williams Common Shares, all treasury shares, to acquire the remaining 40% of the Transco Common Shares and eliminate Transco's common stockholders' equity of $345 million.

13. This adjustment allocates to property, plant and equipment the remaining excess purchase price of Transco's net assets after giving effect to the other necessary balance sheet purchase price adjustments.

    The significant adjustments comprising the purchase price allocated to property, plant and equipment are as follows (in millions):

        Consideration paid in excess of Transco's net book value............  $  372
        Transaction fees....................................................      25
        Reduction of carrying value of assets to be sold....................     375
        Increase in long-term debt to reflect appropriate current interest
          rates.............................................................     112
        Increase in deferred income taxes...................................     269
        Other...............................................................      28
                                                                              ------
                                                                              $1,181
                                                                              ======

    Such allocation results in a property, plant and equipment value which is less than depreciated replacement cost. Subsequent to the Acquisition, Williams will more fully evaluate the assets acquired and, as a result, the allocation of purchase price to property, plant and equipment may change.

                          THE WILLIAMS COMPANIES, INC.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)

                                                                                     PRO FORMA
                                                                              ------------------------
                                                    WILLIAMS     TRANSCO*     ADJUSTMENTS     COMBINED
                                                    --------     --------     -----------     --------
Revenues..........................................   $1,751       $2,816         $(218)(1)     $4,349
Costs and expenses................................    1,409        2,616          (268)(1)      3,787
                                                                                    30(2)
                                                    --------     --------     -----------     --------
Operating profit..................................      342          200            20            562
General corporate expense.........................       28           --                           28
Interest expense, net.............................      140          196           (51)(3)        285
Investing income..................................       50           11                           61
Gain on sales of assets...........................       23           --                           23
Other income (expense), net.......................       --           (7)           11(4)           4
                                                    --------     --------     -----------     --------
Income from continuing operations before income
  taxes...........................................      247            8            82(8)         337
Provision for income taxes........................       82            2            22(1)         117
                                                                                    11(5)
                                                    --------     --------     -----------     --------
Income from continuing operations.................      165            6            49            220
Preferred stock dividends.........................        9           23           (14)(6)         18
                                                    --------     --------     -----------     --------
Income from continuing operations applicable to
  common stock....................................   $  156       $  (17)        $  63         $  202
                                                    =======      =======      =========       =======
Number of shares:
  Primary.........................................      103           41                          105(7)
                                                    =======      =======                      =======
  Fully diluted...................................      103           41                          105(7)
                                                    =======      =======                      =======
Earnings per share from continuing operations:
  Primary.........................................   $ 1.52       $ (.42)                      $ 1.92(7)
                                                    =======      =======                      =======
  Fully diluted...................................   $ 1.52       $ (.42)                      $ 1.92(7)
                                                    =======      =======                      =======

---------------
* Certain amounts have been reclassified to conform to Williams' classification.

See the accompanying Notes to Unaudited Pro Forma Combined Statement of Income.

                          THE WILLIAMS COMPANIES, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

     The adjustments to the Unaudited Pro Forma Combined Statement of Income do not give effect to any nonrecurring costs directly associated with the Acquisition that might be incurred within the next twelve months. The pro forma financial data also do not give effect to any potential cost savings and synergies that could result from the Acquisition.

1. These adjustments eliminate historical results of operations for Transco operations which Williams intends to sell within one year from the date of Acquisition. Earnings or losses from operations that Williams intends to sell will not be reported in the Williams Consolidated Statement of Income during the holding period. Therefore, their results of operations have been excluded from the Pro Forma Combined Statement of Income consistent with the assumption that the Acquisition occurred at the beginning of the period.

2. This adjustment represents depreciation on the purchase price allocated to property, plant and equipment over the existing net book value of those assets. A depreciation life of 40 years is used which approximates the FERC approved rates for Transco's regulated transmission facilities. Such life is supported by Williams preliminary analysis and intended use.

3. This adjustment represents amortization of the excess of fair value over face value from revaluation of Transco's long-term debt. Fair value being in excess of face value reflects Transco having lower borrowing costs as a result of an improved external debt rating. This adjustment also eliminates interest expense and debt costs related to Transco's working capital line, interest rate swaps and the Transco Notes and Williams' short-term borrowing facility.

4. These adjustments eliminate dividends on preferred stock of subsidiaries and other expenses related to the Recapitalization.

5. This adjustment records the income tax effects of the pro forma adjustments. For purposes of the pro forma calculations, a combined 40% Federal and state income tax rate has been assumed.

6. This adjustment eliminates preferred stock dividends from the Transco $4.75 Preferred Stock, which were redeemed in the Recapitalization.

7. Pro forma per share data is calculated using the pro forma income from continuing operations applicable to common shares divided by the pro forma primary and fully diluted shares outstanding. The pro forma weighted average common shares outstanding includes the following assumptions: (i) the issuance of 10.1 million Williams Common Shares to holders of Transco Common Shares under the terms of the Merger, (ii) the assumed issuance of 2.6 million in common share equivalents attributable to certain deferred shares granted by Williams to employees and former employees in connection with the WNS Sale and (iii) the repurchase by Williams of 12.7 million Common Shares at the beginning of the period utilizing proceeds received from the WNS Sale.

8. The following is a summary of the adjustments to income from continuing operations before income taxes (in millions):

            Eliminate losses from Transco operations to be sold.........    $ 50
            Depreciation................................................     (30)
            Interest and other costs from financings....................      62
                                                                            ----
                                                                            $ 82
                                                                            ====

  For the year ended December 31, 1994, Transco's costs and expenses include a charge of $45 million from the write-down of capitalized costs in excess of the ceiling limitation from a nonoperating interest in certain coalbed methane properties and a charge of $4 million for a litigation settlement. These charges are included in the pro forma adjustments related to Transco operations to be sold.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

TRANSCO'S UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Consolidated Financial Statements illustrate the effect of Williams' acquisition of Transco pursuant to the Acquisition and certain elements of the Recapitalization as described in the next paragraph. The Unaudited Pro Forma Consolidated Balance Sheet is prepared as of December 31, 1994 and illustrates the effects of the Acquisition and the Recapitalization as if they had occurred on that date. The Unaudited Pro Forma Consolidated Statement of Income is prepared for the year ended December 31, 1994, and illustrates the effects of the Acquisition and the Recapitalization as if they had occurred at the beginning of the period presented.

     The Unaudited Pro Forma Consolidated Financial Statements reflect Williams having acquired approximately 60% of the outstanding Transco Common Shares pursuant to the Offer and the assumption that the remaining outstanding Transco Common Shares will be exchanged for 10.1 million Williams Common Shares pursuant to the Merger. The Unaudited Pro Forma Consolidated Financial Statements also reflect certain elements of the Recapitalization, including (i) the cash redemption by Transco of the $4.75 Transco Preferred Stock, (ii) the exchange, pursuant to the Merger, of the Transco $3.50 Preferred Stock into an equal number of shares of Williams $3.50 Preferred Stock and (iii) the cash extinguishment of certain Transco debt, including the Transco Notes pursuant to a tender offer and a planned defeasance of the untendered Transco Notes.

     Williams' acquisition of Transco will be accounted for as a purchase. The purchase price is approximately $1 billion, including fees related to the Acquisition.

     The Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical financial statements of Transco, which are incorporated by reference herein, and the Notes to the Unaudited Pro Forma Consolidated Financial Statements. The pro forma adjustments are based on preliminary information about the effects of the Acquisition. Final purchase price allocations will be based on more complete evaluations and may differ substantially from those shown below. However, the management of Williams believes that the assumptions provide a reasonable basis for presenting the significant effects of the Acquisition and the Recapitalization and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information. The Unaudited Pro Forma Consolidated Financial Statements are not intended to be indicative of actual operating results or financial position had the transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

     The Unaudited Pro Forma Consolidated Financial Statements do not include a range of results because Williams has the ability through its current ownership of 60% of the Transco Common Shares to compel the consummation of the Merger.

                             TRANSCO ENERGY COMPANY

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1994
                             (DOLLARS IN MILLIONS)

                                                                                  PRO FORMA
                                                                       -------------------------------
                                                      HISTORICAL       ADJUSTMENTS         AS ADJUSTED
                                                      ----------       -----------         -----------
Current assets:
  Cash and cash equivalents.........................    $   32           $   (17)(1)         $    15
  Other current assets..............................       517               112 (2)             819
                                                                             193 (3)
                                                                              (3)(4)
                                                      ----------       -----------         -----------
          Total current assets......................       549               285                 834
Investments.........................................        22                                    22
Property, plant and equipment, net..................     2,864              (406)(3)           3,639
                                                                           1,181 (11)
Other assets and deferred charges...................       338               (94)(3)             362
                                                                             125 (4)
                                                                              (7)(6)
                                                      ----------       -----------         -----------
          Total assets..............................    $3,773           $ 1,084             $ 4,857
                                                       =======         =========           =========

Current liabilities.................................    $  860           $   (38)(3)         $   773
                                                                             (49)(5)
Advances from Williams..............................        --               720 (6)             720
Long-term debt......................................     1,786              (247)(6)           1,539
Deferred income taxes...............................       285               125 (3)             679
                                                                             269 (7)
Deferred income and other liabilities...............       166               (19)(3)             283
                                                                             136 (4)
Preferred stock of subsidiary.......................        49               (49)(8)              --
Stockholders' equity:
  Preferred stock...................................       265              (265)(9)              --
  Common stockholders' equity.......................       362               (17)(1)             863
                                                                             518 (10)
                                                      ----------       -----------         -----------
          Total stockholders' equity................       627               236                 863
                                                      ----------       -----------         -----------
          Total liabilities and stockholders'
            equity..................................    $3,773           $ 1,084             $ 4,857
                                                       =======         =========           =========

 See the accompanying Notes to Unaudited Pro Forma Consolidated Balance Sheet.

                             TRANSCO ENERGY COMPANY

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

 1. To record payment by Transco of $21 million for contractual severance costs (including termination agreements, transaction and retention plan bonuses and vesting of restricted stock), $5 million to purchase all vested stock options and $2 million to redeem stock purchase rights. The after-tax effect of these payments is $17 million.

 2. Reflects increase in receivables arising from the termination of Transco's programs to sell receivables.

 3. This adjustment reduces the carrying value of certain Transco businesses, including coal operations, coalbed methane operations and related assets, that Williams intends to sell in 1995 to net realizable value and reclassifies such net assets to current assets.

 4. These adjustments represent the recording of a regulatory asset and a liability for the excess of the benefit obligations for Transco's pension and postretirement benefit plans over the plans assets.

 5. This adjustment records the payment for the cancellation of Transco's working capital line under the Recapitalization and the payment of accrued interest and dividends on all debt and preferred stock cancelled under the Recapitalization.

 6. These adjustments (i) eliminate unamortized debt issuance costs related to the Recapitalization, (ii) record advances from Williams to Transco to fund certain financing transactions, (iii) increase long-term debt by $112 million to reflect Transco's revised debt rating and current interest rates and (iv) record payment of $359 million for the purchase of the Transco Notes pursuant to a tender offer and a planned defeasance of the untendered Transco Notes and the termination of Transco's interest rate swaps.

 7. This adjustment increases deferred income taxes for the tax effect of the basis differences between the purchase price allocation and Transco's net assets. It is assumed there will be no change in the tax basis of Transco's assets and liabilities. This pro forma adjustment assumes a combined 40% federal and state income tax rate.

 8. This adjustment reflects the redemption of preferred stock of TGPL.

 9. This adjustment reflects (i) the exchange of the Transco $3.50 Preferred Stock, carried at $121 million, for the Williams $3.50 Preferred Stock, valued at $125 million and (ii) the cash redemption of the Transco $4.75 Preferred Stock, carried at $144 million.

10. This adjustment increases common stockholders' equity by the consideration issued by Williams for the Transco $3.50 Preferred Stock and the Transco Common Shares in excess of Transco's net book value.

11. This adjustment allocates to property, plant and equipment the remaining excess purchase price of Transco's net assets after giving effect to the other necessary balance sheet purchase price adjustments. The significant adjustments comprising the purchase price allocated to property, plant and equipment are as follows (in millions):

            Consideration paid in excess of Transco's net book value....  $  372
            Transaction fees............................................      25
            Reduction of carrying value of assets to be sold............     375
            Increase in long-term debt to reflect appropriate current
              interest rates............................................     112
            Increase in deferred income taxes...........................     269
            Other.......................................................      28
                                                                          ------
                                                                          $1,181
                                                                          ======

    Such allocation results in a property, plant and equipment value which is less than depreciated replacement cost. Subsequent to the Acquisition, Williams will more fully evaluate the assets acquired and, as a result, the allocation of purchase price to property, plant and equipment may change.

                             TRANSCO ENERGY COMPANY

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1994
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                              PRO FORMA
                                                                     ---------------------------
                                                     HISTORICAL*     ADJUSTMENTS     AS ADJUSTED
                                                     -----------     -----------     -----------
Revenues...........................................    $ 2,816          $(218)(1)      $ 2,598
Costs and expenses.................................      2,612           (268)(1)        2,374
                                                                           30 (2)
                                                     -----------     -----------     -----------
Operating profit...................................        204             20              224
Interest expense...................................        196            (12)(3)          184
Investing income...................................         11                              11
Other income (expense), net........................        (11)            11 (4)           --
                                                     -----------     -----------     -----------
Income from continuing operations before income
  taxes............................................          8             43 (7)           51
Provision for income taxes.........................          2             22 (1)           19
                                                                           (5)(5)
                                                     -----------     -----------     -----------
Income from continuing operations..................          6             26               32
Preferred stock dividends..........................         23            (23)(6)           --
                                                     -----------     -----------     -----------
Income from continuing operations applicable to
  common stock.....................................    $   (17)         $  49          $    32
                                                     ==========      ===========     ===========
Number of shares:
  Primary..........................................         41                              41
                                                     ==========                      ===========
  Fully diluted....................................         41                              41
                                                     ==========                      ===========
Earnings per share from continuing operations:
  Primary..........................................    $  (.42)                        $   .78
                                                     ==========                      ===========
  Fully diluted....................................    $  (.42)                        $   .78
                                                     ==========                      ===========

---------------
* Certain amounts have been reclassified.

   See the accompanying Notes to Unaudited Pro Forma Consolidated Statement of
                                     Income.

                             TRANSCO ENERGY COMPANY

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

     The adjustments to the Unaudited Pro Forma Consolidated Statement of Income do not give effect to any nonrecurring costs directly associated with the Acquisition that might be incurred within the next twelve months. The pro forma financial data also do not give effect to any potential cost savings and synergies that could result from the Acquisition.

1. These adjustments eliminate historical results of operations for Transco's operations which Williams intends to sell within one year from the date of Acquisition. Earnings or losses from operations that Williams intends to sell will not be reported in the Williams Consolidated Statement of Income during the holding period. Therefore, their results of operations have been excluded from Transco's Unaudited Pro Forma Consolidated Statement of Income consistent with the assumption that the Acquisition occurred at the beginning of the period.

2. This adjustment represents depreciation on the purchase price allocated to property, plant and equipment over the existing net book value of those assets. A depreciation life of 40 years is used which approximates the FERC approved rates for Transco's regulated transmission facilities. Such life is supported by Williams' preliminary analysis and intended use.

3. This adjustment represents amortization of the excess of fair value over face value from revaluation of Transco's long-term debt. Fair value being in excess of face value reflects Transco having lower borrowing costs as a result of an improved external debt rating. This adjustment also eliminates interest expense and debt costs related to Transco's working capital line, interest rate swaps and the Transco Notes and adds interest expense on advances from Williams to Transco used to fund certain financing transactions. The interest rate on the advances from Williams to Transco is at a variable rate of interest. A 1/8% variance in interest rates would change interest expense on the advances from Williams by $0.5 million, net of tax, for the year 1994.

4. This adjustment eliminates dividends on preferred stock of subsidiary and other expenses related to the Recapitalization.

5. This adjustment records the income tax effects of the pro forma adjustments. For purposes of the pro forma calculations, a combined 40 percent federal and state income tax rate has been assumed.

6. This adjustment (i) eliminates preferred stock dividends from the Transco $4.75 Preferred Stock, which will be redeemed in the Recapitalization and
   (ii) eliminates preferred stock dividends from the Transco $3.50 Preferred Stock exchanged for an equal number of shares of Williams $3.50 Preferred Stock.

7. The following is a summary of the adjustments to income from continuing operations before income taxes (in millions):

        Eliminate losses from Transco operations to be sold..........        $  50
        Depreciation.................................................          (30)
        Interest and other costs from financings.....................           23
                                                                            ------
                                                                             $  43
                                                                       =============

    For the year ended December 31, 1994, Transco's costs and expenses include a charge of $45 million from the write-down of capitalized costs in excess of the ceiling limitation from a nonoperating interest in certain coalbed methane properties and a charge of $4 million for a litigation settlement. These charges are included in the pro forma adjustments related to Transco operations to be sold.

                     DESCRIPTION OF WILLIAMS CAPITAL STOCK

     The following is a description of the material terms of the authorized capital stock of Williams does not purport to be complete and is qualified in its entirety by reference to Williams' Restated Certificate of Incorporation and By-laws. For information as to how to obtain Williams' Restated Certificate of Incorporation and By-laws, see "AVAILABLE INFORMATION."

     The authorized capital stock of Williams consists of (a) 240,000,000 Williams Common Shares and (b) 30,000,000 shares of preferred stock, par value $1.00 per share (the "Williams Preferred Stock" which term as the context requires includes the Williams $3.50 Preferred Stock). As of February 1, 1995, 90,966,076 Williams Common Shares and 3,741,200 shares of Williams Preferred Stock, designated Williams $2.21 Series Cumulative Preferred Stock, were issued and outstanding (excluding 964,988 Williams Common Shares then held by Williams and 13,383,977 Williams Common Shares then held by WTG Holdings, Inc., a wholly-owned subsidiary of Williams).

WILLIAMS COMMON SHARES

     Holders of Williams Common Shares are entitled to dividends as declared by the Williams Board. Certain of Williams' loan agreements contain provisions restricting the payment of dividends. Under the most restrictive of such provisions, Williams had approximately $565 million available at December 31, 1994, for the payment of dividends. Debt instruments of certain subsidiaries of Williams limit the amount of dividend payments to Williams which may adversely impact the funds available to Williams to pay dividends on the Williams Common Shares.

     Subject to the rights of the holders of any outstanding shares of Williams Preferred Stock, holders of Williams Common Shares are entitled to cast one vote for each share held of record on all matters. Voting securities do not have cumulative voting rights. This means that the holders of more than 50 percent of the voting power of all securities outstanding voting for the election of directors can elect 100 percent of the directors if they choose to do so; and in such event, the holders of the remaining voting power will not be able to elect any person or persons to the Williams Board.

     Shareholders have no preemptive or subscription rights upon the issuance of additional shares of Williams' stock of any class or series. Upon liquidation or dissolution of Williams, whether voluntary or involuntary, the holders of Williams Common Shares are entitled to share ratably in the assets of Williams available for distribution after provision for creditors and holders of preferred stock. All of the issued and outstanding Williams Common Shares are dully authorized, validly issued, fully paid and will not be subject to further calls or assessments.

     Each Williams Common Share has .5 Williams Rights attached unless and until the Williams Rights are redeemed.

WILLIAMS RIGHTS

     Williams Rights are evidenced by certificates for Williams Common Shares and will automatically trade with such Williams Common Shares unless and until they become exercisable or are redeemed. If and when the Williams Rights become exercisable, Williams Rights certificates will be distributed and the Williams Rights will become separately tradeable.

     Each Williams Right entitles the holder thereof to purchase from Williams one two-hundredth of a share of Williams Series A Preferred Stock for a price of $75 subject to adjustments. The Williams Rights become exercisable after the tenth day following the date (the "Stock Acquisition Date") on which a public announcement is made that any person (an "Acquiring Person") has acquired beneficial ownership of 20 percent or more of the Williams Common Shares or 10 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, the person or group proposing such offer would be beneficial owner of 30 percent or more of the Williams Common Shares. The Williams Rights expire on the earlier of
(i) February 6, 1996 or (ii) the date on which the Williams Rights are redeemed. Williams is entitled to redeem in whole, but not in part, the Williams

Rights at any time until 30 days following the Stock Acquisition Date, at a redemption price of $.05 per Williams Right.

     In the event that, at any time following the Stock Acquisition Date, Williams is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold, provision shall be made so that each holder of a Williams Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price (as defined in the rights agreement for the Williams Rights) of the Williams Right, common stock of the acquiring entity which has a value of two times the Purchase Price of the Williams Right. Following the occurrence of any of the events described above in this paragraph, any Williams Rights that are or were beneficially owned by an Acquiring Person or affiliates or associates of any Acquiring Person will immediately become null and void.

     Holders of the Williams Rights have no right to vote or to receive dividends.

WILLIAMS $3.50 PREFERRED STOCK

     Pursuant to the Merger Agreement, Williams will issue the Williams $3.50 Preferred Stock with the designation, rights and preferences provided for such stock in the Form of Certificate of Designation, Preferences and Rights of Williams $3.50 Preferred Stock (the "Certificate of Designation") included as
Exhibit 3.1(c) to the Merger Agreement. The Merger Agreement, including the Certificate of Designation, is attached hereto as Annex A, and is incorporated herein by reference. The following summary is qualified in its entirety by reference to the Certificate of Designation.

     The holders of the Williams $3.50 Preferred Stock will have no preemptive rights with respect to any Williams Common Shares or any other securities of Williams convertible into or carrying rights or options to purchase any such shares.

     Issuance. The Williams $3.50 Preferred Stock will be issued in exchange for the Transco $3.50 Preferred Stock after the Merger Date at the rate of one share of Williams $3.50 Preferred Stock for each share of Transco $3.50 Preferred Stock.

     Ranking. The Williams $3.50 Preferred Stock will rank senior to the Williams Common Shares with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up. The Williams $3.50 Preferred Stock will rank equally with the currently outstanding Williams $2.21 Series Cumulative Preferred Stock as to dividends and the distribution of assets upon liquidation, dissolution or winding up.

     Dividends. Holders of shares of Williams $3.50 Preferred Stock, would be entitled to receive, when and as declared by the Williams Board, out of the assets of Williams legally available for payment, an annual cash dividend of $3.50 per share, payable in quarterly installments on February 1, May 1, August 1 and November 1, commencing the first such date following the Merger Date; provided, however, dividends payable for any quarterly period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Unless full cumulative dividends on the Williams $3.50 Preferred Stock and any stock ranking on parity with the Williams $3.50 Preferred Stock as to dividends or upon liquidation ("Parity Stock") have been paid or funds have been set apart for payment thereon through the current dividend period with respect to the Williams $3.50 Preferred Stock and any Parity Stock, Williams may not (i) declare or pay any dividend or distribution on any junior stock of Williams or
(ii) redeem or set apart funds for the purchase or redemption of any junior stock.

     Redemption. Shares of the Williams $3.50 Preferred Stock will not be redeemable prior to November 1, 1999. On and after such date shares of the Williams $3.50 Preferred Stock will be redeemable, at the option of Williams, in whole or in part, at any time or from time to time, in not less than 30 nor more than 60 days' notice, at the redemption prices set forth below per share if redeemed during the 12 month period beginning

November 1 of the year indicated below; plus in each case an amount equal to accrued and unpaid dividends on the Williams $3.50 Preferred Stock, to the redemption date.

                                                                       REDEMPTION PRICE
                                     YEAR                                 PER SHARE
        -------------------------------------------------------------------------------
        1999...........................................................      $51.40
        2000...........................................................      $51.05
        2001...........................................................      $50.70
        2002...........................................................      $50.35
        2003 and thereafter............................................      $50.00


     Liquidation Preference. Holders of shares of Williams $3.50 Preferred Stock, will be entitled to a liquidation preference of $50.00 per share plus an amount equal to all dividends accumulated and unpaid on the Williams $3.50 Preferred Stock as of the date of final distribution. Shares of Williams $3.50 Preferred Stock will rank equally as to dividends and the distribution of assets upon liquidation, dissolution or winding up with the Williams $2.21 Series Cumulative Preferred Stock. There are no provisions in either Williams' Restated Certificate of Incorporation, as amended, or the Certificate of Designation which purport to restrict Williams' surplus by reason of the excess of the liquidation preference of the Williams $3.50 Preferred Stock over its par value. Although there are no authorities specifically addressing the issue, Williams believes that under applicable law (i) there should be no restriction upon its surplus available for the payment of dividends on any of its outstanding capital stock solely by reason of the fact that the liquidation preference of the Williams $3.50 Preferred Stock exceeds the par value of such stock and (ii) no remedy should be available to the holders of the Williams $3.50 Preferred Stock before or after payment of any dividend solely because such dividend would reduce Williams' surplus to an amount less than the amount of such excess, assuming the payment of such dividend is in accordance with the DGCL, Williams' Restated Certificate of Incorporation, as amended, and the Certificate of Designation.


     Voting Rights. The holders of shares of Williams $3.50 Preferred Stock will have no voting rights, other than any voting rights to which they may be entitled under the laws of the State of Delaware, unless dividends payable on the Williams $3.50 Preferred Stock or any other preferred stock of Williams (collectively, the "Williams Preferred Stock") shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly periods. In such case, the number of directors of Williams will be increased by two and the holders of Williams Preferred Stock will have the right to elect two additional directors to the Williams Board at a special meeting of the holders of Williams Preferred Stock or at any annual meeting of Williams shareholders and at each subsequent annual meeting until all such dividends have been paid in full.

     Convertibility. Each share of Williams $3.50 Preferred Stock will be convertible at the option of the holder thereof into 1.5625 shares of Williams Common Stock, subject to certain anti-dilution adjustments.

     Change of Control. In the event of any Change in Control (as defined in the Certificate of Designation) of Williams, each holder of Williams $3.50 Preferred Stock shall have the right, at the holder's option, to require Williams to redeem any or all of such holder's shares of Williams $3.50 Preferred Stock unless such Change in Control shall have been duly approved by the Continuing Directors (as defined in the Certificate of Designation).

     Transfer Agent. The transfer agent and registrar for the Williams $3.50 Preferred Stock will be First Chicago Trust Company of New York, P.O. Box 2543, Jersey City, N.J. 07303-2535.

                      DESCRIPTION OF TRANSCO CAPITAL STOCK

     The following is a description of the material terms of the authorized capital stock of Transco does not purport to be complete and is qualified in its entirety by reference to Transco's Second Restated Certificate of Incorporation and By-laws. For information as to how to obtain Transco's Restated Certificate of Incorporation and By-laws, see "AVAILABLE INFORMATION."

     The authorized capital stock of Transco consists of (i) 150,000,000 Transco Common Shares of which, as of the Transco Record Date, 40,883,112 shares (including 18,650 shares of restricted stock) were issued and outstanding, (ii) 15,000,000 shares of Cumulative Preferred Stock, without par value, of which, as of the Transco Record Date, 2,500,000 shares of Transco $3.50 Preferred Stock were issued and outstanding, and 4,848,484 shares of Transco's Cumulative Convertible Preferred Stock, 9.25% Series were authorized but none outstanding and (iii) 2,000,000 shares of Cumulative Second Preferred Stock, without par value, of which no shares are issued and outstanding (each of the foregoing, except the Transco Common Shares, are collectively, the "Transco Preferred Stock").

TRANSCO COMMON SHARES

     The Transco Common Shares are entitled to one vote for each share held. Subject to the rights of the Transco Preferred Stock, the Transco Common Shares possess full voting power for election of directors and for all other purposes except as provided by law and except that, so long as any shares of Transco Preferred Stock are outstanding, Transco may not (a) amend, alter or repeal any of the provisions of the Transco Restated Certificate of Incorporation or any resolutions of the Transco Board providing for the issue of any series of Transco Preferred Stock so as to affect adversely the rights, powers or preferences of any one or more series of Transco Preferred Stock or of the holders thereof, without the consent of the holders of two-thirds of the total number of shares of all affected series or (b) increase the number of authorized shares of Transco Preferred Stock or authorize or create any shares of stock ranking on a parity with the Transco Preferred Stock as to dividends or as to distribution of assets, without the consent of the holders of a majority of the Transco Preferred Stock. After payment has been made in full to the holders of any Transco Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of Transco, its remaining assets shall be distributed among the holders of the Transco Common Shares, according to their respective shares. The Transco Common Shares have no preemptive rights and no conversion rights, are not subject to redemption and have no sinking fund. Cumulative voting is not permitted in the election of directors. The outstanding Transco Common Shares are fully paid and nonassessable. Subject to the prior and superior rights of Transco Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Transco Board may be declared and paid on the Transco Common Shares from time to time out of any funds legally available therefor. So long as any shares of Transco Preferred Stock are outstanding, Transco may neither pay nor declare dividends in cash, stock or otherwise (except for dividends paid in Transco Common Shares) on Transco Common Shares, nor make any distribution upon Transco Common Shares nor purchase, redeem or otherwise acquire for a valuable consideration any Transco Common Shares, unless all obligations of Transco to the holders of any shares of Transco Preferred Stock with respect to dividends and with respect to any sinking fund or analogous arrangement for the benefit of any Transco Preferred Stock have been met.

TRANSCO $3.50 PREFERRED STOCK

     At the Merger Date, each of the 2,500,000 issued and outstanding shares of Transco $3.50 Preferred Stock (other than shares held by Transco or Williams, which will be cancelled, or by those who properly demand and perfect appraisal rights, see "THE MERGER -- Appraisal Rights") will be converted into the right to receive one share of Williams $3.50 Preferred Stock.

     Except as described in "COMPARISON OF THE RIGHTS OF HOLDERS OF WILLIAMS CAPITAL STOCK AND TRANSCO CAPITAL STOCK -- Comparison of Williams $3.50 Preferred Stock and Transco $3.50 Preferred Stock," the Transco $3.50 Preferred Stock and the Williams $3.50 Preferred Stock have substantially the same rights and restrictions and rank equally as to dividends and distribution of assets upon liquidation, dissolution or winding up. See "DESCRIPTION OF WILLIAMS CAPITAL STOCK -- Williams $3.50 Preferred Stock."

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
                WILLIAMS CAPITAL STOCK AND TRANSCO CAPITAL STOCK

COMPARISON OF WILLIAMS COMMON SHARES AND TRANSCO COMMON SHARES

     Williams and Transco are both incorporated in the State of Delaware. The rights of the holders of Transco Common Shares are currently governed by the DGCL and by Transco's Second Restated Certificate of Incorporation and By-laws. Such holders will receive Williams Common Shares in the Merger and become holders of Williams Common Shares ("Williams Shareholders") and their rights as such will be governed by the DGCL and by the Williams Restated Certificate of Incorporation and By-Laws, each of which is incorporated herein by reference.

     Generally, the affirmative vote of a majority of all outstanding shares entitled to vote is required to amend or change Williams' Restated Certificate of Incorporation or Transco's Second Restated Certificate of Incorporation. However, Transco's Second Restated Certificate of Incorporation provides that the affirmative vote of 80% of all outstanding shares entitled to vote is required to amend, alter, change or repeal certain of its articles, including articles dealing with transactions with certain related persons, the organization of the Transco Board, certain actions by shareholders, the alteration of the Transco By-laws, indemnification policy and voting requirements to alter the above mentioned articles. Williams' Restated Certificate of Incorporation provides that the affirmative vote of the holders of 75% of all outstanding shares entitled to vote is required to amend, alter, change or repeal certain of its articles, including articles dealing with certain management provisions, rules for the election of directors and certain transactions with related persons. The By-laws of Williams may be altered, amended or repealed at any annual or special meeting of the Williams Shareholders by the affirmative vote of a majority of holders of shares at the time entitled to vote generally in the election of directors. Transco's Second Restated Certificate of Incorporation provides that By-laws of Transco are to be made, adopted, altered, amended, repealed or rescinded by the vote of the holders of not less than eighty percent of the total voting power of all Transco Common Shares. By-laws of both Transco and Williams may also be made, adopted, amended or repealed by resolution adopted by a majority of their respective Boards of Directors, but any By-law adopted by the Williams Board or Transco Board may be amended or repealed by the Williams Shareholders or the holders of Transco Common Shares, as the case may be, entitled to vote thereon as described above.

     Neither Transco's nor Williams' By-laws or charters provide for cumulative voting in the election of directors. Williams' Restated Certificate of Incorporation and By-laws provide that the Williams Board shall consist of no less than five members, divided into three classes, each class to have a three-year term and to be as nearly equal in number of directors as possible. The three-year terms of office of the directors shall expire at successive annual meetings of the stockholders, so that one class shall be elected each year. The Transco By-Laws contains a similar provision providing for a classified board of directors.

     Neither holders of Williams Common Shares nor holders of Transco Common Shares are entitled to preemptive, subscriptive, conversion or cumulative voting rights.

     Transco's Second Restated Certificate of Incorporation and the Williams' Restated Certificate of Incorporation both include certain "fair price" provisions.

     Williams' Restated Certificate of Incorporation requires that the affirmative vote of the holders of not less than 75% of Williams' voting stock shall be required for the approval or authorization of (a) the adoption of any agreement for the merger or consolidation of Williams with or into any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of Williams to, or any sale or lease to Williams or any subsidiary thereof in exchange for securities of Williams of any assets (except assets having an aggregate fair market value of less than $6,000,000) of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than five percent of the voting power of Williams Common Shares. Such affirmative vote shall be in addition to the vote of the Williams Shareholders otherwise required by law or any agreement between Williams and any national securities exchange.

     For the purpose, but only for the purpose, of determining whether a person, corporation, or other entity is "the beneficial owner, directly or indirectly, of more than five percent of the voting power of all Williams Common Shares,"
(x) any corporation, person or other entity shall be deemed to be the beneficial owner of any Williams Common Shares (i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, and whether for or without the payment of any consideration therefor, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i), above), by any other corporation, person or entity with which it or its "affiliate" or "associate" (as therein defined) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of stock of Williams, or which is its "affiliate" or "associate" (as therein defined), and (y) the outstanding shares of any class of stock of Williams shall include shares deemed owned through application of clause (i), as if all such acquisitions had been effected, and clause (ii) above.

     The Williams Board shall have the power and duty to determine for the purposes of the above paragraph on the basis of information known to Williams, whether (i) such other corporation, person or other entity beneficially owns more than five percent of the voting power of all Williams Common Shares, (ii) a corporation, person or entity is an "affiliate" or "associate" (as therein defined) of another, (iii) the assets being acquired by the corporation, or any subsidiary thereof, have an aggregate fair market value of less than $6,000,000 and (iv) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby.

     Such provisions shall not be applicable to (i) any merger or consolidation of Williams with or into any other corporation, or any sale or lease of all or any substantial part of the assets of Williams to, or any sale or lease to Williams or any subsidiary thereof in exchange for securities of Williams of any assets of, any corporation if the Williams Board shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction, prior to the time that such other corporation shall have become a holder of more than five percent of the voting power of all Williams shares; or (ii) any merger or consolidation of Williams with, or any sale or lease to Williams or any subsidiary thereof of any of the assets of, any corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of Directors is owned of record or beneficially by Williams and/or its subsidiaries.

     The Transco Second Restated Certificate of Incorporation provides that the affirmative vote of the holders of at least eighty percent of the voting power of the Transco Common Shares entitled to vote regularly in the election of directors, including the affirmative vote of the holders of not less than fifty percent of the Transco Common Shares not owned directly or indirectly by any Related Person, is needed to approve certain Business Combinations. The term "Business Combination" is defined in Transco's Second Restated Certificate of Incorporation to include certain transactions by Transco or any of its subsidiaries including, without limitation, (i) any merger or consolidation with a Related Person, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets to a Related Person, (iii) any sale, lease, exchange, transfer or other disposition of assets having a fair market value of $5,000,000 or more of a Related Person to Transco or a subsidiary of Transco,
(iv) the issuance or transfers of securities of Transco or any subsidiary thereof to a Related Person, (v) the adoption of a plan for liquidation or dissolution of Transco proposed by or on behalf of a Related Person and (vi) reclassifications or recapitalizations of Transco or other transactions having the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Transco or any subsidiary thereof which is directly or indirectly owned by a Related Person. A "Related Person" is defined as any person and its affiliates and associates who or which (i) is the beneficial owner, directly or indirectly, of an aggregate of 10% or more of the Transco Common Shares. The fifty percent vote of the Transco Common Shares not owned by a Related Person requirement referred to above shall not be applicable if the Business Combination is approved by the affirmative vote of the holders of not less than ninety percent of the Transco Common Shares; provided further, that the eighty percent voting requirement referred to above shall not be applicable if:

          (1) The Transco Board by a vote of not less than eighty percent of the directors then holding office (a) expressly approved in advance the acquisition of Transco Common Shares that resulted in any

     Related Person becoming a Related Person or (b) expressly approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person;

          (2) The Business Combination is solely between Transco and another corporation, one hundred percent of the voting stock of which is owned directly or indirectly by Transco; or

          (3) All of the following conditions have been met: (a) the Business Combination is a merger or consolidation proposed to be consummated within one year after the date of the transaction pursuant to which such Related Person became a Related Person, and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Transco Common Shares in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Related Person in acquiring any of its holdings of Transco Common Shares; (b) the consideration to be received by such holders is either cash or, if the Related Person Acquired the majority of its holdings of Transco Common Shares for a form of consideration other than cash, in the same form of consideration; (c) after such Related Person has become a Related Person and prior to consummation of such Business
     Combination: (i) except as approved by a majority of the Continuing Directors (as therein defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any Transco Preferred Stock, (ii) there shall have been no reduction in the dividends paid on the Transco Common Shares (adjusted as appropriate for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends), except as approved by a majority of the Continuing Directors, (iii) such Related Person shall not have become the beneficial owner of any additional Transco Common Shares except as part of the transaction that results in such Related Person becoming a Related Person, and (iv) such Related Person shall not have received any benefit directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by Transco, whether in anticipation of or in connection with such Business Combination or otherwise; and (d) a proxy statement in compliance with the requirements of the Exchange Act and the rules and regulations promulgated thereunder (or any subsequent provisions replacing the Exchange Act, rules or regulations) shall be mailed to public stockholders of Transco at least forty days prior to the consummation of the Business Combination for the purpose of soliciting shareholder approval of the Business Combination, and shall contain at the front thereof in a prominent place any recommendations as to the advisability or inadvisability of the Business Combination that the Continuing Directors or any of them may choose to state and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or otherwise) of the terms of such Business Combination from the point of view of the remaining public shareholders of Transco (such investment banking firm to be selected by a majority of the Continuing Directors and to be paid a reasonable fee for its services by Transco).

     The By-laws of Williams provide for a special meeting of shareholders to be called by either the Chairman of the Board, the President or the Secretary at the request of the shareholders holding a majority of the Williams Common Shares or a majority of the directors. Transco's By-laws provide for such meeting to be called by the directors of Transco or by any officer instructed by the directors.

COMPARISON OF WILLIAMS $3.50 PREFERRED STOCK AND TRANSCO $3.50 PREFERRED STOCK

     Except as described below, the Williams $3.50 Preferred Stock and the Transco $3.50 Preferred Stock have substantially the same rights and restrictions and rank equally as to dividends and distribution of assets upon liquidation, dissolution or winding up. The conversion ratio of Williams $3.50 Preferred Stock into Williams Common Shares represents the conversion ratio of Transco $3.50 Preferred Stock into Transco Common Shares multiplied by 0.625, the exchange ratio of Transco Common Shares into Williams Common Shares provided for in the Merger. In the event that holders of the Transco $3.50 Preferred Stock become entitled to elect directors to the Transco Board due to an arrearage of dividends, no directors may be elected to the Transco Board by any class of Transco stock unless a quorum of the holders of the Transco $3.50 Preferred Stock is present at any meeting of Transco shareholders where directors will be elected. In the event that holders of the Williams $3.50 Preferred Stock become entitled to elect directors, a lack of a quorum of such holders will not prevent holders of Williams Common Shares from electing directors. A quorum for both purposes constitutes one third of the number of such preferred stock outstanding. In addition, the approval of a majority of the holders of the Transco $3.50 Preferred Stock is required before Transco may engage in certain transactions, including the sale of substantially all of its assets or its merger into another corporation with such other corporation being the surviving corporation. No such approvals are required of the holders of the Williams $3.50 Preferred Stock.

                  VALIDITY OF COMMON STOCK AND PREFERRED STOCK

     The validity of the Williams Common Shares and the Williams $3.50 Preferred Stock offered by this Prospectus and Information Statement will be passed on by
J. Furman Lewis, Senior Vice President and General Counsel, The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172. As of February 8, 1995, Mr. Lewis owned 31,947 Williams Common Shares, or less than 1% of the total outstanding Williams Common Shares.

                                    EXPERTS

     The consolidated financial statements of Williams and its subsidiaries appearing in the Williams Annual Report for the year ended December 31, 1994, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Transco and its subsidiaries as of December 31, 1994 and 1993 and for the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus and Information Statement and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                                                        ANNEX A

===============================================================================

                         AGREEMENT AND PLAN OF MERGER*

                         DATED AS OF DECEMBER 12, 1994

                                  BY AND AMONG

                         THE WILLIAMS COMPANIES, INC.,

                              WC ACQUISITION CORP.

                                      AND

                             TRANSCO ENERGY COMPANY

===============================================================================
---------------

*As amended.

                               TABLE OF CONTENTS

                                                                                      PAGE(S)
                                                                                      -------
ARTICLE I
  THE TENDER OFFER..................................................................      1
     Section 1.1   The Offer........................................................      1
     Section 1.2   Company Action...................................................      2
ARTICLE II
  THE MERGER........................................................................      3
     Section 2.1   Effective Time of the Merger.....................................      3
     Section 2.2   Closing..........................................................      3
     Section 2.3   Effects of the Merger............................................      3
     Section 2.4   Certificate of Incorporation and By-Laws.........................      3
     Section 2.5   Directors........................................................      3
     Section 2.6   Officers.........................................................      4
ARTICLE III
  CONVERSION OF SECURITIES; DISSENTING SHARES.......................................      4
     Section 3.1   Conversion of Capital Stock......................................      4
     Section 3.2   Exchange of Certificates and Cash................................      5
     Section 3.3   Dissenting Shares................................................      7
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................      7
     Section 4.1   Organization.....................................................      7
     Section 4.2   Capitalization...................................................      8
     Section 4.3   Authority........................................................      9
     Section 4.4   Consents and Approvals; No Violations............................      9
     Section 4.5   SEC Reports and Financial Statements.............................     10
     Section 4.6   Information in Disclosure Documents and Registration Statement...     11
     Section 4.7   Litigation.......................................................     11
     Section 4.8   No Material Adverse Change; Material Agreements..................     11
     Section 4.9   Taxes............................................................     12
     Section 4.10  Opinion of Financial Advisor.....................................     13
     Section 4.11  Company Rights Agreement.........................................     13
     Section 4.12  DGCL Section 203.................................................     13
     Section 4.13  Change in Control Provisions.....................................     13
     Section 4.14  Vote Required....................................................     13
ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB..................................     13
     Section 5.1   Organization.....................................................     13
     Section 5.2   Capitalization...................................................     14
     Section 5.3   Authority........................................................     15
     Section 5.4   Consents and Approvals; No Violations............................     15
     Section 5.5   SEC Reports and Financial Statements.............................     16
     Section 5.6   Information in Disclosure Documents and Registration Statement...     16
     Section 5.7   Litigation.......................................................     17
     Section 5.8   No Material Adverse Change; Material Agreements..................     17
     Section 5.9   Taxes............................................................     17
     Section 5.10  Parent Not an Interested Stockholder or an Acquiring Person......     18
     Section 5.11  Interim Operations of Sub........................................     18

                                                                                      PAGE(S)
                                                                                      -------
     Section 5.12  Financing........................................................     18
     Section 5.13  Purchase of Option Shares........................................     18
ARTICLE VI
  COVENANTS.........................................................................     18
     Section 6.1   Conduct of Business of the Company...............................     18
     Section 6.2   Conduct of Business of Parent....................................     20
     Section 6.3   Reasonable Best Efforts..........................................     20
     Section 6.4   Letter of the Company's Accountants..............................     21
     Section 6.5   Letter of Parent's Accountants...................................     21
     Section 6.6   Access to Information............................................     21
     Section 6.7   Company Stockholders Meeting.....................................     21
     Section 6.8   Stock Exchange Listing...........................................     21
     Section 6.9   Company Plans....................................................     21
     Section 6.10  Other Employee Benefit Plans.....................................     23
     Section 6.11  Exclusivity......................................................     24
     Section 6.12  Fees and Expenses................................................     24
     Section 6.13  Brokers or Finders...............................................     24
     Section 6.14  Company Rights Agreement.........................................     25
     Section 6.15  Rule 145.........................................................     25
     Section 6.16  Notification of Certain Matters..................................     25
     Section 6.17  Interim Company Preferred Stock Dividend.........................     25
     Section 6.18  Company Debt Agreements..........................................     25
ARTICLE VII
  CONDITIONS........................................................................     26
     Section 7.1   Conditions to Each Party's Obligation To Effect the Merger.......     26
     Section 7.2   Conditions of Obligations of Parent and Sub......................     26
     Section 7.3   Conditions of Obligations of the Company.........................     26
ARTICLE VIII
  TERMINATION AND AMENDMENT.........................................................     27
     Section 8.1   Termination......................................................     27
     Section 8.2   Effect of Termination............................................     27
ARTICLE IX
  MISCELLANEOUS.....................................................................     28
     Section 9.1   Nonsurvival of Representations and Warranties....................     28
     Section 9.2   Amendment........................................................     28
     Section 9.3   Extension; Waiver................................................     28
     Section 9.4   Notices..........................................................     28
     Section 9.5   Interpretation...................................................     29
     Section 9.6   Counterparts.....................................................     29
     Section 9.7   Entire Agreement; No Third Party Beneficiaries...................     29
     Section 9.8   Governing Law....................................................     29
     Section 9.9   Specific Performance.............................................     30
     Section 9.10  Publicity........................................................     30
     Section 9.11  Assignment.......................................................     30
     Section 9.12  Validity.........................................................     30
     Section 9.13  Taxes............................................................     30

                           SCHEDULE OF DEFINED TERMS

DEFINED TERM                                                                        SECTION
------------                                                                        -------
Acquisition Transaction...........................................................  6.11(a)
Agreement.........................................................................  Preamble
Certificate of Merger.............................................................  2.1
Certificates......................................................................  3.2(b)
Certificates of Designation.......................................................  3.1(c)
Closing...........................................................................  2.2
Closing Date......................................................................  2.2
Code..............................................................................  3.2(h)
Common Stock Merger Consideration.................................................  3.2(b)
Company...........................................................................  Preamble
Company Common Stock..............................................................  Preamble
Company Cumulative Preferred Stock................................................  4.2
Company Disclosure Schedule.......................................................  4.2
Company Notes.....................................................................  6.1(e)
Company Plans.....................................................................  4.2
Company Preferred Stock...........................................................  3.1(c)
Company Rights....................................................................  4.2
Company Rights Agreement..........................................................  4.2
Company SEC Documents.............................................................  4.5
Company Stock Option..............................................................  6.9(b)
Confidentiality Agreement.........................................................  6.6
Conversion Number.................................................................  3.1(d)
Corpus Christi Lease..............................................................  4.2
Current Employees.................................................................  6.10(a)
DGCL..............................................................................  2.1
Dissenting Shares.................................................................  3.3
Effective Time....................................................................  2.1
Exchange Act......................................................................  1.2(a)
Exchange Agent....................................................................  3.2(a)
Exchange Fund.....................................................................  3.2(a)
Governmental Entity...............................................................  4.4(a)
HSR Act...........................................................................  4.4(a)
IRS...............................................................................  4.9(a)
Material Company Subsidiary.......................................................  4.1(b)
Material Parent Subsidiary........................................................  5.1(b)
Merger............................................................................  Preamble
Merger Consideration..............................................................  3.2(b)
NYSE..............................................................................  1.1(a)
Offer.............................................................................  Preamble
Offer Documents...................................................................  1.1(b)
Offer to Purchase.................................................................  1.1(a)
Parent............................................................................  Preamble
Parent Common Stock...............................................................  3.1(d)
Parent Disclosure Schedule........................................................  5.9
Parent New Preferred stock........................................................  3.1(c)
Parent Plans......................................................................  5.2

DEFINED TERM                                                                         SECTION
------------                                                                         -------
Parent Preferred Stock............................................................  5.2
Parent Rights.....................................................................  5.2
Parent Rights Agreement...........................................................  5.2
Parent SEC Documents..............................................................  5.5
Per Share Amount..................................................................  Preamble
Person............................................................................  6.11(a)
Preferred Stock Merger Consideration..............................................  3.2(b)
Proxy Statement...................................................................  4.6(c)
Replacement Option................................................................  6.9(c)
S-4...............................................................................  4.6(b)
SAS...............................................................................  6.4
Schedule 14D-1....................................................................  1.1(b)
Schedule 14D-9....................................................................  1.2(a)
SEC...............................................................................  1.1(b)
Securities Act....................................................................  4.4(a)
Stock Option Agreement............................................................  Preamble
Sub...............................................................................  Preamble
Subsidiary........................................................................  3.1(b)
Subsidiary Preferred Stock........................................................  4.2
Surviving Corporation.............................................................  Preamble
Tax Return........................................................................  4.9(b)
Taxes.............................................................................  4.9(b)
TIA...............................................................................  4.4(a)
Voting Debt.......................................................................  4.2

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 12, 1994 (this "Agreement"), by and among The Williams Companies, Inc., a Delaware corporation ("Parent"), WC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Transco Energy Company, a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the acquisition of the Company by Parent would be advantageous and beneficial to their respective corporations and stockholders, and that such transaction is consistent with and in furtherance of such entities' respective long-term business strategies;

     WHEREAS, in furtherance thereof, it is proposed that Parent will make a cash tender (the "Offer") to acquire up to 24,600,000 shares of the Company's common stock, par value $.50 per share (the "Company Common Stock"), together with attached Company Rights (as defined in Section 4.2), for $17.50 per share of Company Common Stock (and attached Right) (such amount, or any greater amount per share pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, in accordance with the terms and subject to the conditions provided herein and in the Offer Documents (as defined in Section 1.1(b));

     WHEREAS, it is proposed that, following consummation of the Offer, there be a merger of Sub with and into the Company (the "Merger") with the Company surviving as a subsidiary of Parent (the "Surviving Corporation"); and

     WHEREAS, as a condition to the willingness of Parent to enter into this Agreement, Parent has required that the Company agree, and in order to induce Parent to enter into this Agreement, the Company has entered into concurrently with the execution of this Agreement a Stock Option Agreement (the "Stock Option Agreement") providing for a grant of an option to Parent to purchase, at a per share price of $17.50 per share and otherwise upon the terms and conditions provided for therein, up to 7,500,000 shares of Company Common Stock.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

     Section 1.1 The Offer.

     (a) Provided that this Agreement has not been terminated in accordance with
Section 8.1, Parent will commence the Offer as promptly as practicable after the date hereof, but in no event later than December 16, 1994. The obligation of Parent to accept for payment any shares of Company Common Stock (and attached Company Rights) tendered pursuant to the Offer will be only subject to the satisfaction of the conditions set forth in Annex I hereto. Parent expressly reserves the right to (i) increase the Per Share Amount or (ii) increase on one occasion the number of shares of Company Common Stock (and attached Company Rights) to be purchased in the Offer; provided, that (x) any increase in the number of shares to be purchased which requires an extension of the Offer beyond its then applicable expiration date in accordance with applicable law must provide for an increase of at least 4,000,000 shares and (y) any increase in the number of shares sought at a time when the average closing sale prices on the New York Stock Exchange (the "NYSE") for shares of Parent Common Stock (as defined in Section 3.1(d)) for the ten trading days immediately preceding the date of public notice of the increase exceeds $28.00 may only be made with the consent of the Company. Without the prior written consent of the Company, Parent will not (i) decrease the Per Share Amount, (ii) decrease or (other than as permitted by the immediately preceding sentence) increase the number of shares of Company Common Stock to be purchased in the Offer, (iii) change the form of consideration payable in the Offer, (iv) add to or change the conditions to the Offer set forth in Annex I hereto, (v) change or waive the Minimum Condition (as defined in Annex I hereto) or (vi) make any other change in the terms or conditions of the Offer which is adverse to the holders of shares of Company Common Stock. The conditions set forth in Annex I are for the benefit of Parent, and may be asserted by Parent or, subject to the immediately preceding sentence, may be waived by Parent, in whole or in part, at any time and from time to time in its discretion. The Offer will be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and only the conditions set forth in Annex I hereto. Subject to the terms of the Offer and this Agreement and the satisfaction of all the conditions of the Offer set forth in Annex I hereto as of any expiration date, Parent will accept for payment and pay for all shares of Company Common Stock (and attached Company Rights) validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Subject to Section 8.1, if the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by Parent, as of the date the Offer would otherwise have expired, Parent will extend the Offer from time to time until the earlier of the consummation of the Offer or the date which is 90 days from the commencement of the Offer.

     (b) On the date of commencement of the Offer, Parent will file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 will contain (including as an exhibit) or will incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related letter of transmittal and summary advertisement (which Schedule 14D-1, Offer to Purchase and other documents, together with any supplements or amendments thereto, are referred to herein collectively as the "Offer Documents"). Parent will disseminate the Offer to Purchase, related Letter of Transmittal and other related Offer Documents to holders of shares of the Company Common Stock. Each of Parent and the Company will promptly correct any information provided by it for use in the Offer Documents that becomes false or misleading in any material respect and Parent will take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. Parent will provide the Company and its counsel in writing with any comments Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Parent and its counsel will provide the Company and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Offer Documents, the Offer, the Merger or this Agreement.

     Section 1.2 Company Action.

     (a) The Company hereby consents to the Offer. The Company will file with the SEC, as promptly as practicable after the filing by Parent of the Schedule 14D-1, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") reflecting the recommendation of the Company's Board of Directors that holders of shares of Company Common Stock tender their shares pursuant to the Offer and will disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the fiduciary duties of the Board of Directors of the Company under applicable laws as advised by counsel. Each of the Company and Parent will promptly correct any information provided by it for use in the Schedule 14D-9 that becomes false or misleading in any material respect, and the Company will further take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable law. The Company will provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Company and its counsel will provide Parent and its counsel with a reasonable opportunity to participate in all communications with the SEC and its staff, including any meetings and telephone conferences relating to the Schedule 14D-9, the Merger or this Agreement.

     (b) The Company will (i) promptly furnish Parent with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock as of a recent date and of those persons becoming record holders after such date, together with copies of all security position listings and computer files and all other information in the Company's control regarding the beneficial owners of shares of Company

Common Stock that Parent may reasonably request and (ii) furnish to Parent such other assistance as Parent or its agents may reasonably request in communicating the Offer to holders of shares of Company Common Stock.

     (c) Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents, Parent will, and will cause each of its subsidiaries to, hold in confidence the information contained in any of such labels and lists, use such information only in connection with the Offer and, if this Agreement is terminated, deliver to the Company all copies of, and extracts or summaries from, such information then in their possession.

     (d) Effective upon payment by Parent for all shares of Company Common Stock accepted for payment pursuant to the Offer, Parent will be entitled to designate two directors on the Company's Board of Directors, and the Company will take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including, without limitation, increasing the number of directors or seeking and accepting resignations of incumbent directors. Such designees will abstain from any action proposed to be taken by the Company to amend or terminate this Agreement or waive any action by Parent, which actions will be effective with the approval of a majority of the remaining directors. Without the consent of the Company, Parent agrees not to effect any other changes in the Board of Directors of the Company prior to the Effective Time.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 Effective Time of the Merger. Upon the terms and subject to the conditions hereof, a certificate of merger (the "Certificate of Merger") and the Certificates of Designation (as defined in Section 3.1(c)) will be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware, for filing as provided in the Delaware General Corporation Law (the "DGCL"), as soon as practicable on the Closing Date (as defined in Section 2.2). The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     Section 2.2 Closing. Unless this Agreement is terminated and the transactions contemplated herein abandoned pursuant to Section 8.1 and assuming the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which will be no later than the second business day following the date of the meeting of the Company's stockholders called for the purpose of voting on matters with respect to this Agreement (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

     Section 2.3 Effects of the Merger. The Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.4 Certificate of Incorporation and By-Laws.

     (a) The Restated Certificate of Incorporation of the Company in effect at the Effective Time will be the Restated Certificate of Incorporation of the Surviving Corporation, as amended and restated substantially in the form set forth in Exhibit 2.4 hereto, until amended in accordance with applicable law.

     (b) The By-Laws of Sub in effect at the Effective Time will be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

     Section 2.5 Directors. The directors of Sub at the Effective Time will be the initial directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified.

     Section 2.6 Officers. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Restated Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

                                  ARTICLE III

                  CONVERSION OF SECURITIES; DISSENTING SHARES

     Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or the holder of any capital stock of
Sub:

     (a) Each issued and outstanding share of the capital stock, par value $.01 per share, of Sub will be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     (b) All shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of Company Common Stock or Company Preferred Stock owned by Parent, Sub or any other wholly owned Subsidiary (as hereinafter defined) of Parent will be cancelled and retired and will cease to exist and no stock of Parent or other consideration will be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. References to a wholly owned subsidiary of an entity include a subsidiary all of the common equity of which is owned directly or through "wholly owned" subsidiaries by such entity.

     (c) Subject to Section 3.2(e), each issued and outstanding share of the $3.50 series Cumulative Convertible Preferred Stock, stated value $50 per share (the "Company Preferred Stock"), of the Company (other than shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) will be converted into the right to receive (in accordance with Section 3.2(b)) one share of preferred stock of Parent which will be designated Parent's $3.50 Series Cumulative Convertible Preferred Stock (the "Parent New Preferred Stock") and be initially convertible into 1.5625 shares of Parent Common Stock and otherwise have the designation, preferences and rights set forth in the Form of Certificate of Designation, Preferences and Rights of Parent $3.50 Preferred Stock attached hereto as Exhibit 3.1(c) (the "Certificate of Designation"). All shares of Company Preferred Stock, when converted in accordance with this
Section 3.1(c), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Parent New Preferred Stock and any cash or other property to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest, and the right to receive any dividend which such holder is entitled to be paid pursuant to Section 6.17.

     (d) Subject to Section 3.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.1(b) and Dissenting Shares) will be converted into the right to receive (in accordance with Section 3.2(b)) .625 of a share of Common Stock, $1.00 par value per share (the "Parent Common Stock"), of Parent, (such fractional amount of a share of Parent Common Stock, the "Conversion Number"). In the event that between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Number (and number of attached Parent Rights), the conversion rates applicable to the shares of Parent New Preferred Stock issuable in the Merger, and the amount of cash payable in respect of fractional shares pursuant to Section 3.2(e) will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All shares of Company Common Stock, when converted in accordance with this Section 3.1(d), will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock (and attached Parent Rights) and any cash or other property to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

     (e) Each issued and outstanding share of Company Cumulative Preferred Stock (other than shares to be cancelled in accordance with Section 3.1(b)) owned by Parent and outstanding at the Effective Time will remain outstanding immediately following the Effective Time as one fully paid and nonassessable share of Cumulative Preferred Stock of the Surviving Corporation.

     Section 3.2 Exchange of Certificates and Cash.

     (a) Promptly following the Effective Time, Parent will deposit, or will cause to be so deposited, with First Chicago Trust Company of New York or another bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent") for the benefit of the holders of shares of Company Common Stock and Company Preferred Stock (other than any Dissenting Shares), certificates evidencing the shares of Parent Common Stock and Parent New Preferred Stock payable or issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock and Company Preferred Stock, as the case may be (such certificates, together with any cash or other dividends or distributions declared or made, and any other cash or other property paid or issued through redemption, merger or otherwise, with respect thereto, being hereinafter collectively referred to as the "Exchange Fund"). Subject to Section 3.2(g), the Exchange Agent will deliver the shares of Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock to holders of shares of Company Common Stock and Company Preferred Stock, as the case may be (other than any Dissenting Shares), in accordance with Section 3.2(b) and the Exchange Fund will not be used for any other purpose. Except as contemplated by Section 3.2(c), any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund will be for the account of Parent.

     (b) As soon as practicable after the Effective Time, Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Preferred Stock (the "Certificates") whose shares were converted pursuant to Section 3.1 (i) a letter of transmittal (which will be in such form and have such provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock (and attached Parent Rights) or Parent New Preferred Stock, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and Sub, together with such letter of transmittal, duly executed, the holder of such Certificate will be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock (and attached Parent Rights) or Parent New Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article III, and (y) cash in lieu of fractional shares of Parent Common Stock (and attached Parent Rights) to which such holder is entitled pursuant to Section 3.2(e) (the shares of Parent Common Stock (and attached Parent Rights) and cash described in clauses (x) and (y) above being collectively referred to herein as the "Common Stock Merger Consideration", the shares of Parent New Preferred Stock described in clause (x) above being collectively referred to herein as the "Preferred Stock Merger Consideration" and the Common Stock Merger Consideration and the Preferred Stock Merger Consideration being collectively referred to herein as the "Merger Consideration") and the Certificate so surrendered will forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock which is not registered in the transfer records of the

Company, the certificates representing the proper number of shares of Parent Common Stock (and attached Parent Rights) or Parent New Preferred Stock may be paid or issued to a transferee if the Certificate representing such Company Common Stock or Company Preferred Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer, together with evidence that any applicable stock transfer taxes have been paid and the payment of any required transfer taxes. Until surrendered as contemplated by this Section 3.2, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the relevant Merger Consideration.

     (c) No dividends or other distributions declared or made, or any other cash or other property paid or issued through redemption, merger or otherwise, after the Effective Time with respect to shares of Parent Common Stock or Parent New Preferred Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Parent New Preferred Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section 3.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there will be paid to the record holder of the certificates representing whole shares of Parent Common Stock or Parent New Preferred Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions, or other cash or property paid or issued through redemption, merger or otherwise, with a record date after the Effective Time theretofore paid or issued with respect to such whole shares of Parent Common Stock or Parent New Preferred Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, or other cash or property paid or issued through redemption, merger or otherwise, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock or Parent New Preferred Stock.

     (d) The Merger Consideration paid as provided above, together with any dividends, other distributions or other property paid pursuant to Section 3.2(c), will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as the case may be, and there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Preferred Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Article III.

     (e) No certificate or scrip representing fractional shares of Parent Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of the issuance of any fractional shares of Parent Common Stock pursuant to Section 3.1(d), a cash adjustment will be paid to any holder of Company Common Stock in respect of any such fractional shares that would otherwise be issuable to such holder in an amount equal to (i) the product of (x) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 3.1(d) (after taking into account all shares of Company Common Stock then held of record by such holder) and (y) the Per Share Amount, divided by (ii) .625.

     (f) Neither Parent nor the Company will be liable to any holder of shares of Company Common Stock, Company Preferred Stock, Parent Common Stock (or attached Parent Rights) or Parent New Preferred Stock for any such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Any portion of the Exchange Fund that remains undistributed to the holders of shares of Company Common Stock and Company Preferred Stock for one year after the Effective Time will be delivered to Parent, upon demand, and any holders of shares of Company Common Stock and Company Preferred Stock who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration and any unpaid dividends and distributions payable pursuant to Section 3.2(c) to which they are entitled pursuant to this
Article III.

     (h) Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Preferred Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Preferred Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     Section 3.3 Dissenting Shares. If required by the DGCL but only to the extent required thereby, shares of Company Common Stock and Company Preferred Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock and Company Preferred Stock, as the case may be, who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") will not be converted into or be exchangeable for the right to receive the relevant Merger Consideration, and holders of such shares of Company Common Stock and Company Preferred Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock and Company Preferred Stock, as the case may be, in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common or Company Preferred Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration and any unpaid dividends and distributions payable pursuant to
Section 3.2(c) to which the holder of such shares of Company Common Stock or Company Preferred Stock is entitled, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Preferred Stock and, prior to the Effective Time, Parent will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization.

     (a) Each of the Company and each Material Company Subsidiary (as defined below) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or such entity and its subsidiaries) means such event, change or effect which is materially adverse to the business, assets, results of operations or financial condition of such entity (or, if with respect to such entity and its subsidiaries, such group of entities taken as a whole). The Company and each Material Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

     (b) Each of Transcontinental Gas Pipe Line Corporation ("TGPL"), Texas Gas Transmission Corporation, Transco Gas Marketing Company, Transco Coal Company and Transco Gas Company is referred to herein as a "Material Company Subsidiary."

     (c) The Company has heretofore made available to Parent a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of the Company and each

Material Company Subsidiary. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither the Company nor any Material Company Subsidiary is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

     Section 4.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 150,000,000 shares of Company Common Stock of which, as of December 9, 1994, 40,927,847 shares (including 216,900 shares of restricted stock) were issued and outstanding and 514,444 shares were held in treasury, (ii) 15,000,000 shares of Cumulative Preferred Stock, without par value ("Company Cumulative Preferred Stock"), of which, as of December 9, 1994, 2,979,900 shares of the Company's $4.75 series Cumulative Convertible Preferred Stock, stated rate $50 per share (the "Company $4.75 Preferred Stock") were issued and outstanding, 2,500,000 shares of Company Preferred Stock were issued and outstanding, 4,848,484 shares of the Company's Cumulative Convertible Preferred Stock, 9.25% Series were authorized but none outstanding all such shares ever outstanding having been repurchased by the Company, and none of which shares were held in treasury, and (iii) 2,000,000 shares of Cumulative Second Preferred Stock, without par value, of which no shares are issued and outstanding. As of December 9, 1994, 56,850,563 shares of Company Common Stock were reserved for issuance in accordance with the Rights Agreement, dated as of January 13, 1986, by and between the Company and First Chicago Trust Company, as amended most recently as of January 24, 1991 (collectively, the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Common Stock. Also as of December 9, 1994, the Company had reserved for issuance (i) 2,664,031 shares of Company Common Stock for conversion of Company $4.75 Preferred Stock at a conversion ratio of .894 of a share of Company Common Stock for each share of Company $4.75 Preferred Stock, (ii) 6,295,000 shares of Company Common Stock for conversion of Company Preferred Stock at a conversion ratio of 2.5 shares of Company Common Stock for each share of Company Preferred Stock, (iii) 3,322,078 shares of Company Common Stock upon exercise of then outstanding options or in respect of outstanding restricted stock or restricted or deferred stock units under the Company's stock option plans (the "Company Plans"), (iv) 1,077,906 shares of Company Common Stock in respect of future grants of options, restricted stock or restricted or deferred stock units which may be made pursuant to the Company Plans, and (v) as of December 11, 1994, 7,500,000 shares of Company Common Stock issuable upon exercise by Parent of the Stock Option Agreement. Since December 9, 1994, the Company has not issued any shares of its capital stock, except for issuances of Company Common Stock upon the exercise of options or vesting of restricted stock or deferred stock unit awards granted under the Company Plans which were outstanding on December 9, 1994 and upon conversion of shares of Company Preferred Stock, and has not repurchased, redeemed or otherwise retired any shares of its capital stock other than (i) pursuant to Section 14.07 of the Lease Agreement, dated September 1, 1993, between Corpus Christi Transmission Company, a general partnership, and Corpus Christi Industrial Pipeline Company, a general partnership, as lessor, and Corpus Christi Natural Gas Company, as lessee (the "Corpus Christi Lease"), or (ii) in connection with tax withholding features under the Company Plans. All the outstanding shares of the Company's capital stock are, and all shares which may be issued pursuant to the Company Plans, upon conversion of Company Preferred Stock or upon exercise of the Stock Option Agreement will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote under ordinary circumstances (or convertible into securities having such right to vote) ("Voting Debt") of the Company or any of its Subsidiaries are issued or outstanding. Except as set forth above and on Section 4.2 of the Disclosure Schedule delivered by the Company to Parent pursuant to this Agreement (the "Company Disclosure Schedule"), as of the date of this Agreement, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or such other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, other than (i) pursuant to the Stock Option Agreement, (ii) pursuant to the Corpus Christi Lease, (iii) in connection with tax withholding features under the Company Plans, (iv) forfeitures of restricted stock in accordance with its terms, and (v) in connection with the "change of control" put provisions of the Company Preferred Stock and the preferred stock of TGPL (the "Subsidiary Preferred Stock"). Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights in respect thereto, and, except as set forth on Section 4.2 of the Company Disclosure Schedule, such shares are owned by the Company or by a Subsidiary of the Company free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind, except as would not have a material adverse effect on the Company and its Subsidiaries.

     Section 4.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby, subject to, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock. The execution, delivery and performance of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock, and the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by the Company and, assuming this Agreement and the Stock Option Agreement, as the case may be, constitutes a valid and binding obligation of Parent and Sub, as the case may be, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     Section 4.4 Consents and Approvals; No Violations.

     (a) Except as set forth on Section 4.4 of the Company Disclosure Schedule and except for filings, permits, authorizations, notices, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act of 1933, as amended (the "Securities Act"), the Trust Indenture Act of 1939, as amended (the "TIA"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, certain state takeover statutes, state securities or blue sky laws, and state environmental laws, neither the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby and compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provisions of the certificate of incorporation or by-laws or comparable organizational documents of the Company or any Material Company Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent consummation of the Offer or the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its

Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (iii) and (iv), for violations, breaches, defaults or other occurrences which would not prevent consummation of the Offer or the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries.

     (b) Except as disclosed in the Company SEC Documents (as defined in Section 4.5) filed prior to the date of this Agreement or as set forth on Section 4.4 of the Company Disclosure Schedule, to the best knowledge of the Company, neither the Company nor any of its Subsidiaries is in default under or in violation of
(i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, except in each case for any such defaults or violations which would not have a material adverse effect on the Company and its Subsidiaries.

     (c) To the best knowledge of the Company, except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth on Section 4.4 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to environmental matters, and the Company is not aware of circumstances, which establish a likely basis for a contingent liability, or a likely basis for the assertion of any such liability, relating to any environmental matters against the Company or any of its Subsidiaries, including the discharge, disposal, treatment, storage, accumulation, transport, release, potential release, leakage, spillage or other actions by the Company or any of its Subsidiaries or any third party for whom the Company or any of its Subsidiaries is responsible with respect to hazardous waste, toxic substances, hazardous substances or other pollutants or contaminants, except for any such failures to comply or circumstances which have not had and since December 31, 1993 would not have a material adverse effect on the Company and its Subsidiaries.

     Section 4.5 SEC Reports and Financial Statements. Since January 1, 1991, the Company has filed with the SEC all forms, reports and documents required to be filed by it under the Exchange Act or the Securities Act, and has heretofore made available to Parent true and complete copies of all such forms, reports and documents (as they have been amended since the time of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by the Company with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of the Company included in the Company SEC Documents or as otherwise disclosed in the Company SEC Documents, in each case filed prior to the date of this Agreement, or as set forth on Section 4.5 of the Company Disclosure Schedule, to the best knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) material to the Company and its Subsidiaries, other than liabilities incurred in the ordinary course of business consistent with past practice.

     Section 4.6 Information in Disclosure Documents and Registration Statement.

     (a) Neither the Schedule 14D-9 nor any of the information supplied by the Company and any of its Subsidiaries specifically for inclusion in the Offer Documents will, at the respective times the Schedule 14D-9 or the Offer Documents are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which there was made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

     (b) None of the information supplied or to be supplied by the Company from time to time in writing specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock (and attached Parent Rights) and, if required, Parent New Preferred Stock in the Merger or to holders of Company Stock Options (as defined in Section 6.10(b)) (the "S-4") will, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) The proxy or information statement relating to the meeting of the Company's stockholders to be held in connection with the Merger (as it may be amended from time to time, the "Proxy Statement") will not, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, when filed with the SEC by the Company, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (d) Notwithstanding the foregoing, the Company makes no representation with respect to statements made in any of the foregoing documents based on information supplied by Parent or Sub specifically for inclusion therein.

     Section 4.7 Litigation. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or in Section 4.7 of the Company Disclosure Schedule, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened, against the Company or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries or a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement or by the Stock Option Agreement. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries or a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or by the Stock Option Agreement.

     Section 4.8 No Material Adverse Change; Material Agreements. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth on Section 4.8 of the Company Disclosure Schedule, (i) since December 31, 1993, there has not been any action which would be prohibited under
Section 6.1 were it to occur after the date of this Agreement or any material adverse change in the assets, business, results of operations or financial condition of the Company and its Subsidiaries, other than changes arising from general economic or industry conditions, and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has become a party to any agreement or amendment to an existing agreement which would be required to be filed by the Company as an exhibit to its next Annual Report on Form 10-K. Except as set forth on Section 4.8 of the Company Disclosure Schedule, the transactions contemplated by this Agreement or the Stock Option Agreement or both will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any (i) note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries; provided, however, that the foregoing exception will not be applicable to any (i) note, bond, mortgage, indenture, contract, agreement or other instrument or obligation relating to indebtedness for borrowed money of the Company or any of its Subsidiaries with an outstanding principal amount of less than $5,000,000 or (ii) employment, compensation, termination or severance agreement, or other instrument or obligation of the Company or any of its Subsidiaries. The total amounts payable to the executives identified on Section
4.8 of the Company Disclosure Schedule, as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (excluding any cash-out or acceleration of options and restricted stock but including any "gross-up" payments with respect thereto), based on compensation data applicable as of the date hereof, calculated assuming effective tax rates of 39.6%, and including, without limitation, amounts payable pursuant to Termination Agreements, Severance Agreements and the Senior Executive Special Bonus and Retention Plan and any "gross-up" payments, will not exceed the amount set forth on such schedule.

     Section 4.9 Taxes.

     (a) The Company and each of its Subsidiaries has duly filed all federal, state, local and foreign income Tax Returns (as defined in Section 4.9(b)) required to be filed by it, and all other material Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it except in the case of such other Tax Returns where the failure to so file will not have a material adverse effect on the Company and its Subsidiaries, and except as set forth in Section 4.9 of the Company Disclosure Schedule the Company, in all material respects, has duly paid or caused to be paid all Taxes (as defined in Section 4.9(b)) shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in the Company's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 4.9 of the Company Disclosure Schedule lists the periods through which the Tax Returns required to be filed by the Company have been examined by the Internal Revenue Service (the "IRS") or other appropriate taxing authority, or the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired. Except as set forth on
Section 4.9 of the Company Disclosure Schedule, all material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company's financial statements, and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on the Company and its Subsidiaries, other than those heretofore paid or provided for in the Company's Financial statements. Except as set forth on Section 4.9 of the Company Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(2) of the Code) owned by the Company or any of its Subsidiaries. Except as set forth on Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Except as set forth on Section 4.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes, or (ii) is a party to a tax sharing or tax indemnity agreement or any other agreement of a similar nature that remains in effect.

     (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

     Section 4.10 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch & Co., its financial advisor, to the effect that, as of December 11, 1994, the consideration to be received in the Offer and the Merger, taken as a whole, by the Company's stockholders is fair to the Company's stockholders from a financial point of view.

     Section 4.11 Company Rights Agreement. Assuming the accuracy of the representation contained in Section 5.10 (without giving effect to the knowledge qualification thereof), none of the transactions contemplated in this Agreement or the Stock Option Agreement or both will result in a "Distribution Date" as defined in the Company Rights Agreement, other than an exercise of the Stock Option Agreement following which Parent beneficially owns 20% or more of the outstanding shares of Company Common Stock.

     Section 4.12 DGCL Section 203. Assuming the accuracy of Parent's representation contained in Section 5.10 (without giving effect to the knowledge qualification thereof), the Board of Directors of the Company has approved the transaction to be effected in accordance with this Agreement and the Stock Option Agreement, which will result in Parent becoming an "interested stockholder" within the meaning of paragraph (a)(1) of Section 203 of the DGCL.

     Section 4.13 Change in Control Provisions.  Other than as set forth on
Section 4.13 of the Company Disclosure Schedule, the Board of Directors of the Company has taken all actions necessary to render inoperative to the Offer, the Merger and the other transactions contemplated by this Agreement and the Stock Option Agreement the redemption rights afforded to the holders of the Company Preferred Stock and the Subsidiary Preferred Stock or to the holders of or trustees under indentures relating to indebtedness of the Company or any of its subsidiaries in the event of a "change in control" as defined in the respective Certificates of Designations, Preferences and Rights governing the Company Preferred Stock and the Subsidiary Preferred Stock or in the related indentures or other debt agreements, as the case may be.

     Section 4.14 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the transactions contemplated hereby or by the Stock Option Agreement. Assuming the accuracy of Parent's representations contained in Section 5.10 (without giving effect to the knowledge qualification thereof), the Board of Directors of the Company has taken all action necessary to render inoperative to the Offer, the Merger and the other transactions contemplated by this Agreement and by the Stock Option Agreement the voting requirements of Article EIGHTH of the Company's Restated Certificate of Incorporation.

                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 5.1 Organization.

     (a) Each of Parent and each Material Parent Subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each Material Parent Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

     (b) Each of Northwest Pipeline Corporation, Williams Natural Gas Company, Williams Field Services Group, Inc., Williams Pipe Line Company and WilTel Communications Systems, Inc. is referred to herein as a "Material Parent Subsidiary."

     (c) Parent has heretofore made available to the Company a complete and correct copy of the charter and by-laws or comparable organizational documents, each as amended to date, of Parent and each Material Parent Subsidiary. Such charters, by-laws and comparable organizational documents are in full force and effect. Neither Parent nor any Material Parent Subsidiary is in violation of any provision of its charter, by-laws or comparable organizational documents, except for such violations that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

     Section 5.2 Capitalization. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 240,000,000 shares of Parent Common Stock of which, as of September 30, 1994, 100,904,625 shares were issued and outstanding (excluding 3,442,189 shares then held by WTG Holdings, Inc., a wholly-owned subsidiary of Parent), and (ii) 30,000,000 shares of preferred stock, $1.00 per share (the "Parent Preferred Stock", which term, as the context requires, includes the Parent New Preferred stock), of Parent of which, as of September 30, 1994, 4,000,000 shares of Parent's $2.21 Cumulative Preferred Stock were issued and outstanding. As of September 30, 1994, 400,000 shares of Parent Preferred Stock were reserved for issuance in accordance with the Amended and Restated Rights Agreement, dated as of July 12, 1988, by and between Parent and First Chicago Trust Company of New York (collectively, the "Parent Rights Agreement"), pursuant to which Parent has issued rights (the "Parent Rights") to purchase shares of Parent Preferred Stock, with each share of Parent Common Stock having one-half attached Parent Right. Also as of September 30, 1994, Parent had reserved for issuance (i) 2,838,491 shares of Parent Common Stock upon exercise of then outstanding options or in respect of then outstanding deferred stock awards under Parent's employee benefit plans (the "Parent Plans"), (ii) 3,208,171 shares of Parent Common Stock in respect of future purchases or awards under the Parent Plans, and (iii) shares of Parent capital stock (which could include shares of Parent Common Stock, Parent Preferred Stock or both) with an initial offering price not to exceed $400,000,000. Since September 30, 1994, Parent has not issued any shares of its capital stock, except for issuances of Parent Common Stock under the Parent Plans, and Parent and its Subsidiaries have not repurchased, redeemed or otherwise retired any shares of its capital stock, other than 406,112 shares of Parent Common Stock and 258,800 shares of Parent Preferred Stock acquired by Parent and 9,941,788 shares of Parent Common Stock acquired by WTG Holdings, Inc. (in each case as of November 30, 1994) in the open market. No shares of Parent Common Stock or Parent Preferred Stock have been acquired by Parent or its subsidiaries during the period commencing December 1, 1994 through the date hereof. All the outstanding shares of Parent's capital stock are, and all shares of Parent Common Stock and Parent New Preferred Stock which are to be issued pursuant to the Merger will be, when issued in exchange for shares of Company Common Stock and Company Preferred Stock in accordance with the respective terms thereof and the provisions of this Agreement, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights of third parties in respect thereto. Parent has reserved and will keep available for issuance a number of authorized but unissued shares of Parent Common Stock and Parent New Preferred Stock equal to the maximum number of shares of Parent Common Stock and Parent New Preferred Stock that may become issuable pursuant to the Merger and, following the Merger, upon conversion of the shares of Parent New Preferred Stock into Parent Common Stock, in each case in accordance with conversion rates as in effect as of the date hereof. As of the date of this Agreement, no Voting Debt of Parent or any of its Subsidiaries is issued or outstanding. As of the date of this Agreement, except as indicated herein, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, Parent or of any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Parent's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and such shares as are owned by Parent or by a Subsidiary of Parent are free and clear of any lien, claim, option, charge, security interest, limitation on voting rights and encumbrance of any kind, except as would not have a material adverse effect on Parent and its Subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 100 shares of Common Stock, par value $.01 per share, all of which are validly issued, fully paid and nonassessable and are owned by Parent.

     Section 5.3 Authority. Parent and Sub each have the requisite corporate power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option Agreement by each of Parent and Sub and the consummation by Sub of the Merger and by Parent and Sub of the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub (including stockholder action) are necessary to authorize this Agreement or the Stock Option Agreement or to consummate the transactions so contemplated, other than the filing and recordation of the Certificate of Merger and Certificates of Designation, Preferences and Rights with respect to the Parent New Preferred Stock with the Secretary of State of the State of Delaware. Each of this Agreement and the Stock Option Agreement has been duly executed and delivered by each of Parent and Sub and, assuming each of this Agreement and the Stock Option Agreement, as the case may be, constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms.

     Section 5.4 Consents and Approvals; No Violations.

     (a) Except for filings, permits, authorizations, notices, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the TIA, the HSR Act, the DGCL, certain state takeover statutes, state securities or blue sky laws, and state environmental laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the respective certificates of incorporation or by-laws or comparable organizational documents of Parent or any Material Parent Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent consummation of the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, except, in the case of clauses
(iii) and (iv), for violations, breaches, defaults or other occurrences which would not prevent consummation of the Merger in any material respect and would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries.

     (b) Except as disclosed in the Parent SEC Documents (as defined in Section 5.5) filed prior to the date of this Agreement, to the best knowledge of Parent, neither Parent nor any Material Parent Subsidiary is in default under or in violation of (i) any order, writ, injunction, decree, statute, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or by which any of them or any of their properties or assets may be bound or (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, except in each case for any such defaults or violations which have not had and are not likely to have a material adverse effect on Parent and its Subsidiaries.

     (c) To the best knowledge of Parent, except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, Parent and its Subsidiaries are in compliance with all applicable statutes, ordinances, rules and regulations of any Governmental Entity relating to environmental matters, and Parent is not aware of circumstances which establish a likely basis for a contingent liability, or a likely basis for the assertion of any such liability, relating to any environmental matters, against Parent or any of its Subsidiaries including the discharge, disposal, treatment, storage, accumulation, transport, release, potential release, leakage, spillage or other actions by Parent or any of its Subsidiaries or any third party for whom Parent or any of its Subsidiaries is responsible with respect to hazardous waste, toxic substances, hazardous substances or other pollutants or contaminants, except for any such failures to comply or circumstances which have not had since December 31, 1993 and would not have a material adverse effect on Parent and its Subsidiaries.

     Section 5.5 SEC Reports and Financial Statements. Since January 1, 1991, Parent has filed with the SEC all forms, reports and other documents required to be filed by it under the Exchange Act or the Securities Act and has heretofore made available to the Company true and complete copies of all such forms, reports and documents (as they have been amended since the time of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents, including without limitation any financial statements or schedules included therein, at the time filed, and any forms, reports or other documents filed by Parent with the SEC after the date of this Agreement, (a) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be. The financial statements of Parent included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal audit adjustments) and fairly present (subject, in the case of the unaudited statements, to normal audit adjustments) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as reflected, reserved against or otherwise disclosed in the financial statements of Parent included in the Parent SEC Documents or as otherwise disclosed in the Parent SEC Documents, in each case filed prior to the date of this Agreement, to the best knowledge of Parent, as of the date hereof, neither Parent nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) material to Parent and its Subsidiaries, other than liabilities incurred in the ordinary course of business consistent with past practice.

     Section 5.6 Information in Disclosure Documents and Registration Statement.

     (a) None of the Offer Documents nor any of the information supplied by Parent or any of its Subsidiaries specifically for inclusion in the Schedule 14D-9 will, at the respective times the Offer Documents (including any amendments or supplements thereto) or the Schedule 14D-9 are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder.

     (b) The S-4 will not, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The S-4 will, when filed with the SEC by Parent, comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     (c) None of the information supplied by Parent or Sub from time to time in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to the Company's stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (d) Notwithstanding the foregoing, Parent and Sub make no representation with respect to statements made in any of the foregoing documents based on information supplied by the Company specifically for inclusion therein.

     Section 5.7 Litigation. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, there is as of the date hereof no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened, against Parent or any of its Subsidiaries before any Governmental Entity which, individually or in the aggregate, would have a material adverse effect on Parent and its Subsidiaries or a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated by this Agreement. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on Parent and its Subsidiaries or a material adverse effect on the ability of Parent or Sub to consummate the transactions contemplated hereby.

     Section 5.8 No Material Adverse Change; Material Agreements. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement,
(i) since December 31, 1993, there has not been any action which would be prohibited under Section 6.2 were it to occur after the date of this Agreement or any material adverse change in the assets, business, results of operations or financial condition of Parent and its Subsidiaries, other than changes arising from general economic or industry conditions, and (ii) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has become a party to any agreement or amendment to an existing agreement which would be required to be filed by Parent as an exhibit to its next Annual Report on Form 10-K. The transactions contemplated by this Agreement will not constitute a "change of control" under, require the consent from or the giving of notice to a third party pursuant to, or accelerate vesting or repurchase rights under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, except where the adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries; provided, however, that the foregoing exception will not be applicable to any (i) note, bond, mortgage, indenture, contract, agreement or other instrument or obligation relating to indebtedness for borrowed money of Parent or any of its Subsidiaries with an outstanding principal amount of less than $5,000,000 or (ii) employment, compensation, termination or severance agreement, contract or other obligation of Parent or any of its Subsidiaries.

     Section 5.9 Taxes. Parent and each of its Subsidiaries has duly filed all federal, state, local and foreign income Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it, except in the case of such other Tax Returns where the failure to file will not have a material adverse effect on Parent and its Subsidiaries, and Parent, in all material respects, has duly paid or caused to be paid all Taxes shown to be due on such Tax Returns in respect of the periods covered by such returns and has made adequate provision in Parent's financial statements for payment of all Taxes anticipated to be payable in respect of all taxable periods or portions thereof ending on or before the date hereof. Section 5.9 of the Disclosure Schedule delivered by Parent to the Company pursuant to this Agreement (the "Parent Disclosure Schedule") lists the taxable periods through which the income Tax Returns required to be filed by Parent have been examined by the IRS or other appropriate tax authority, or the period during which any assessments may be made by the IRS or other tax authority has expired. All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in Parent's financial statements and no issue or claim has been asserted in writing for Taxes by any taxing authority for any prior period, the adverse determination of which would result in a deficiency which would have a material adverse effect on Parent and its Subsidiaries, other than those heretofore paid or provided for in Parent's financial statements. Except as set forth on Section 5.9 of the Parent Disclosure Schedule, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income Tax Return of Parent or its Subsidiaries.

     Section 5.10 Parent Not an Interested Stockholder or an Acquiring Person. As of the date of this Agreement, neither Parent nor, to the best knowledge of Parent, any of its affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the DGCL, or an "Acquiring Person" as such term is defined in the Company Rights Agreement.

     Section 5.11 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 5.12 Financing. Parent and Sub have, or will obtain on a timely basis, all of the funds necessary to consummate the Offer and the Merger.

     Section 5.13 Purchase of Option Shares. The Purchaser will acquire any shares of Company Common Stock pursuant to the Stock Option Agreement for its own account and not with a view to distribution thereof.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Parent, which consent is hereby given with respect to actions described in Section 6.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its Subsidiaries to use all reasonable efforts, to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with licensors, licensees, customers, suppliers, employees and any others having business dealings with it, in each case in all material respects. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, the Company will not, and will not permit any of the Subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, not to be unreasonably withheld:

     (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents or to the Company Rights Agreement;

     (b) except for issuances of capital stock of the Company's Subsidiaries to the Company or a wholly-owned Subsidiary of the Company, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Company Common Stock (and attached Company Rights) upon the exercise of stock options or vesting of restricted or deferred stock unit awards outstanding on the date of this Agreement or upon conversion of Company Preferred Stock, in each case in accordance with their present terms;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that (i) the Company may continue to pay regular dividends on the Company Common Stock and Company Preferred Stock consistent with past practice, (ii) TGPL may continue to pay regular dividends and make annual sinking fund payments on its cumulative first preferred stock consistent with past practice and (iii) any wholly owned Subsidiary of the Company may pay dividends and make distributions to the Company or any of the Company's wholly owned Subsidiaries;

     (d) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, other than pursuant to the Corpus Christi Lease or in connection with tax withholding features under the Company Plans;

     (e) (i) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its Subsidiaries may incur or pre-pay debt in the ordinary course of business consistent with past practice or the cash forecasts disclosure on Schedule 6.1 of the Company Disclosure Schedule under existing lines of credit and may repurchase any of the Company's 11 1/4% Notes due 1999 (the "Company Notes") in a manner consistent with the provisions of Section 6.18, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

     (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

     (g) except for (i) increases in salary, wages and benefits of employees of the Company or its Subsidiaries (other than executive or corporate officers of the Company) in accordance with past practice, (ii) increases in salary, wages and benefits granted to employees of the Company or its Subsidiaries (other than executive or corporate officers of the Company) in conjunction with promotions or other changes in job status consistent with past practice or required under existing agreements, (iii) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice, and (iv) the consummation of the pending merger of the Company's Tran$tock Employee Stock Ownership Plan with the Company's Thrift Plan, increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, the granting of, or waiver of performance or other vesting criteria under, stock options, stock appreciation rights, shares of restricted stock or deferred stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or any of its Subsidiaries or establish, adopt, enter into, terminate or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except to the extent such termination or amendment is required by applicable law; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

     (h) except as set forth in Section 6.1 of the Company Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to the Company and its Subsidiaries, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly owned Subsidiary and the Company or another wholly owned Subsidiary;

     (i) (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (including any insurance policy) or other right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or its Subsidiaries, other than in each case in a manner in the ordinary course of business consistent with past practice or which is not material to the business of the Company and its Subsidiaries;

     (j) make any tax election not required by law or settle or compromise any tax liability, in either case that is material to the Company and its Subsidiaries;

     (k) change any of the accounting principles or practices used by it except as required by the SEC, the Financial Accounting Standards Board or the Federal Energy Regulatory Commission under the Uniform System of Accounts; or

     (l) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     Section 6.2 Conduct of Business of Parent. Except as contemplated by this Agreement, Parent will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company, not to be unreasonably withheld:

     (a) adopt any amendment to its certificate of incorporation or by-laws or comparable organizational documents;

     (b) except for issuances of capital stock of Parent's Subsidiaries to Parent or a wholly-owned Subsidiary of Parent and except as set forth on Section
6.2 of the Parent Disclosure Schedule, issue, reissue, sell or pledge or authorize or propose the issuance, reissuance, sale or pledge of additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of shares of Parent Common Stock upon the exercise of stock options or vesting of deferred stock awards outstanding on the date of this Agreement in accordance with their present terms;

     (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock, except that (i) Parent may continue to pay regular cash dividends on the Parent Common Stock and the Parent Preferred Stock and (ii) any Subsidiary of Parent may pay dividends or make distributions;

     (d) other than purchases pursuant to its existing program to repurchase shares of Parent Common Stock for an aggregate purchase price of up to $800,000,000 and shares of Parent Preferred Stock for an aggregate purchase price of up to $100,000,000 (under which approximately $406.8 million and $6.4 million, respectively, of purchases have been made as of the date hereof) and in connection with the exercise of options under the Parent Plans, adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock;

     (e) except as set forth on Section 6.2 of the Parent Disclosure Schedule, acquire, sell, lease or dispose of any assets or securities which are material to Parent and its Subsidiaries, or enter into any commitment to do any of the foregoing other than transactions between a wholly owned Subsidiary and Parent or another wholly owned Subsidiary;

     (f) settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

     (g) change any of the accounting principles or practices used by it except as required by the SEC, the Financial Accounting Standards Board or the Federal Energy Regulatory Commission under the Uniform Systems of Accounts; or

     (h) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

     Section 6.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in each case consistent with the fiduciary duties of their respective Boards of Directors as advised by counsel, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or the Stock Option Agreement, including (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, and
(iii) such actions as may be required to be taken under applicable state securities or blue sky laws in connection with the issuance of shares of Parent Common Stock (and the attached Parent Rights) and Parent New Preferred Stock contemplated hereby. Each party will promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or any of their respective Subsidiaries, or any of their respective officers or directors, should be discovered by the Company or Parent, as the case may be, and which should be set forth in an amendment or supplement to the S-4 or the Proxy Statement, the discovering party will promptly inform the other party of such event or circumstance.

     Section 6.4 Letter of the Company's Accountants. Following receipt by Arthur Andersen LLP, the Company's independent auditors, of an appropriate request from Parent pursuant to Statement on Auditing Standards ("SAS") No. 72, the Company will use its reasonable best efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, dated a date within two business days before the date on which the S-4 will become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter will be brought down to the Effective Time.

     Section 6.5 Letter of Parent's Accountants. Following receipt by Ernst & Young, LLP, Parent's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Parent will use its reasonable best efforts to cause to be delivered to the Company a letter of Ernst & Young, LLP., dated a date within two business days before the date on which the S-4 will become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter will be brought down to the Effective Time.

     Section 6.6 Access to Information. Upon reasonable notice, the Company and Parent will each (and will cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, facilities, books, contracts, commitments and records and other information as reasonably requested by such party and, during such period, each of the Company and Parent will (and will cause each of their respective Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of United States federal securities laws or regulations, and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The parties will hold any such information which is nonpublic in confidence in accordance with the terms of the Confidentiality Agreement, dated October 10, 1994, between Parent and the Company (the "Confidentiality Agreement"), and in the event of termination of this Agreement for any reason each party will promptly comply with the terms of the Confidentiality Agreement.

     Section 6.7 Company Stockholders Meeting. The Company will call a meeting of its stockholders for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters and use its reasonable best efforts to hold such meeting as soon as practicable following consummation of the Offer. The Company will, through its Board of Directors, recommend to its stockholders approval of such matters; provided, however, that nothing contained in this Section 6.7 will require the Board of Directors of the Company to take any action or refrain from taking any action which the Board determines in good faith with advice of counsel could reasonably be expected to result in a breach of its fiduciary duties under applicable law. Parent agrees to cause all shares of Company Common Stock acquired by it pursuant to the Offer or pursuant to the Stock Option Agreement or both to be represented at such meeting of the Company's stockholders and to be voted at such meeting in favor of the approval and adoption of this Agreement (insofar as it relates to the Merger) and the Merger and the other transactions contemplated hereby.

     Section 6.8 Stock Exchange Listing. Parent will use its reasonable best efforts to cause the Parent Common Stock (and attached Parent Rights) to be issued in the Merger to be approved for listing on the NYSE not later than the Effective Time, subject to official notice of issuance.

     Section 6.9 Company Plans.

     (a) On or prior to the Effective Time, the Company and its Board of Directors (or a committee thereof) will take all action necessary to implement the provisions contained in Sections 6.9(b) and 6.9(c).

     (b) Except as otherwise agreed with individual option holders, at the Effective Time, (i) each then outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Plans, whether vested or unvested, will become fully exercisable and vested, (ii) each Company Stock Option which is then outstanding will be cancelled and (iii) in consideration of such cancellation, at the election of the option holder, which may be allocated to either or both elections, (x) the Company will pay to such holders of Company Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the respective exercise price thereof and (B) the number of shares of Company Common Stock subject thereto, respectively, or (y) Parent will issue an option described in Section 6.9(c) or 6.9(d), as applicable (a "Replacement Option").

     (c) The Replacement Option with respect to each Company Stock Option, the exercise price for which exceeds $35 per share, will be an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (except that it will be subject to a vesting period ending on the first anniversary of the Effective Time), (A) an amount in cash equal to the product of $10.50 times the number of shares of Company Common Stock purchasable under such Company Stock Option immediately prior to the Effective Time and (B) the number of shares of Parent Common Stock equal to the product of .25 and the number of shares of Company Common Stock purchasable under such Company Stock Option immediately prior to the Effective Time. Parent will cause such options to continue to vest and to remain exercisable following the termination of the option holder's employment with Parent and its affiliates in accordance with its past practice relative to Parent's current employees; provided, that with respect to any Current Employee whose employment with Parent or its affiliates is terminated other than voluntarily by the employee or involuntarily for cause or as a result of retirement, Parent will cause such options to continue to vest until the earlier of (i) six months following such termination and (ii) the end of the term of such Option, as in effect immediately before such termination. All of the foregoing payments and issuances of shares in connection with such cancellations will be made either net of applicable withholding taxes or upon payment of required withholding taxes by the option holders.

     (d) The Replacement Option with respect to each Company Stock Option, the exercise price for which is less than or equal to $35 per share, will be an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (A) the aggregate exercise price for the shares of Company Common Stock deemed otherwise purchasable pursuant to such Company Stock Option divided by (B) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option. All of the foregoing payments and issuances of shares in connection with such cancellations will be made either net of applicable withholding taxes or upon payment of required withholding taxes by the optionholders.

     (e) Except as provided herein or as otherwise agreed to by the parties, and to the extent permitted by the Company Plans, (i) the Company Plans will terminate as of the Effective Time and the provisions in any other plan, program or arrangement, providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be deleted as of the Effective Time and (ii) the Company will use all reasonable efforts to ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company Plans or any other plans, programs or arrangements will have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

     (f) The Company will use reasonable efforts to obtain an agreement substantially in the form attached to Section 6.9(f) of the Company Disclosure Schedule on or prior to the date of commencement of the Offer with the employee identified on such Schedule.

     Section 6.10 Other Employee Benefit Plans.

     (a) Except as otherwise contemplated by this Agreement, the employee benefit plans (as defined in Section 3(3) of ERISA) and other employee plans, programs and policies other than salary (collectively, the

"Employee Benefit Plans") of the Company and its Subsidiaries in effect at the date of this Agreement will, to the extent practicable, remain in effect until otherwise determined after the Effective Time and, to the extent such Employee Benefit Plans are not continued, Parent will maintain Employee Benefit Plans with respect to employees of the Company and its Subsidiaries which are no less favorable, in the aggregate, than the least favorable of: (i) those Employee Benefit Plans covering employees of Parent from time to time; (ii) those Employee Benefit Plans of the Company and its Subsidiaries that are in effect on the date of this Agreement other than the Tran$tock Plan; or (iii) Employee Benefit Plans that are reasonably competitive with respect to the industry in which the employer of the affected employees competes; provided, that in any event, until December 31, 1995, the Surviving Corporation will provide individuals who are employees of the Company and its Subsidiaries as of the Effective Time ("Current Employees") with Employee Benefit Plans, other than a nonqualified, unfunded plan maintained primarily to provide deferred compensation benefits to a select group of "management or highly compensated employees" within the meaning of Sections 201, 301, and 401 of ERISA, that are no less favorable in the aggregate than those provided to Current Employees by the Company and for its Subsidiaries immediately before the Closing Date. In the case of benefit plans which are continued and under which the employees' interests are based upon Company Common Stock, such interests will be based on Parent Common Stock in an equitable manner.

     (b) Without limiting the generality of Section 6.10(a), Parent will cause the Surviving Corporation to (i) honor (A) in accordance with their terms all individual employment, severance, termination and indemnification agreements which by their express terms may not be unilaterally amended by the Company or any of its Subsidiaries and (B) without modification all other employee severance plans, policies, employment and severance agreements and indemnification arrangements of the Company or any of its Subsidiaries that are set forth in Section 6.10(b)(i) of the Company Disclosure Schedule as such plans, policies, or agreements are in effect on the date of this Agreement, or as they may be thereafter amended prior to the consummation of the Merger with the consent of Parent, through the later of (1) December 31, 1995, (2) the termination date specified in such document or (3) the date specified in Section 6.10(b)(i) of the Company Disclosure Schedule, (ii) waive any limitations regarding pre-existing conditions of Current Employees and their eligible dependents under any welfare or other employee benefit plans of Parent and its affiliates in which they participate after the Effective Time (except to the extent that such limitations would have applied under the analogous plan of the Company and its subsidiaries immediately before the Effective Time), (iii) for all purposes under the post-retirement welfare benefit plans and policies of Parent and its affiliates, treat Current Employees in the same manner as similarly situated employees of Parent who were hired by Parent before January 1, 1992 in accordance with the terms of such plans and policies as then in effect, as any such plans and policies are modified by Parent or such affiliates from time to time, and (iv) for all other purposes under all Employee Benefit Plans applicable to employees of the Company and its subsidiaries, treat all service with the Company or any of its subsidiaries by Current Employees before the Closing as service with Parent and its Subsidiaries, except to the extent such treatment would result in duplication of benefits or would violate applicable law.

     (c) Except as otherwise agreed by Parent and individual restricted stockholders, at the Effective Time, each share of Company Common Stock which immediately prior to the Effective Time was subject to restrictions on transfer, whether vested or unvested, will become fully vested and freely transferable and will be converted into the right to receive unrestricted shares of Parent Common Stock (with attached Parent Rights) pursuant to Section 3.1(d). With respect to all Restricted Stock and Restricted Stock Units granted under the Company's 1983 Incentive Plan or the Company's 1991 Stock Incentive Plan that were not vested immediately before the consummation of the Offer, the Performance Period (as defined in such Plans) shall be deemed to have ended as of the day (the "Determination Date") immediately preceding the date of the consummation of the Offer, and the number of shares of Restricted Stock that would be vested (the "Vested Restricted Stock"), and the number of shares of Company Common Stock that would be issuable in payment of Restricted Stock Units (the "Vested RSUs"), shall be computed, and shall vest, based on the Company's total shareholder return through the Determination Date, with the value of the Company Common Stock being deemed to be $17.50 per share and the Performance Criteria (as defined in such Plans) being those that were in effect on the Determination Date. As soon as practicable after the consummation of the Offer, each employee (or beneficiary thereof) holding Vested Restricted Stock and/or Vested RSUs shall be paid a cash payment in cancellation thereof equal to $17.50 per share of Vested Restricted Stock and $17.50 per share of Company Common Stock issuable pursuant to Vested RSUs.

     (d) Parent will cause the Surviving Corporation or its successor by merger to continue in full force and effect for a period of not less than six years from the Effective Time the indemnification provisions contained in Article Eighth of the Third Restated Certificate of Incorporation attached as Exhibit
2.4 hereto provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until disposition of any and all such claims. For a period of six years after the Effective Time, Parent will, or will cause the Company to, provide directors' and officers' liability insurance having substantially the same terms and conditions and providing at least the same coverage and amounts as the directors' and officers' liability insurance maintained by the Company at the Effective Time for all directors and officers of the Company and its Subsidiaries, who served as such at or within one year prior to the Effective Time, provided that Parent will not be required to pay an annual premium for such insurance in excess of the last annual premium paid prior to the date hereof (but in such case will purchase as much coverage as possible for such amount).

     Section 6.11 Exclusivity.

     (a) Except as provided in Section 6.11(b), until the earlier of the termination of this Agreement pursuant to Section 8.1 or the purchase of shares of Company Common Stock pursuant to the Offer, the Company will not, nor will it permit its officers, directors, Subsidiaries, representatives or agents, directly or indirectly, to, do any of the following: (i) negotiate, undertake, authorize, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction (other than the Offer and the Merger) involving any disposition or other change of ownership of a substantial portion of the Company's stock or assets (an "Acquisition Transaction"); (ii) solicit or initiate the submission of a proposal or offer in respect of, or engage in negotiations concerning, an Acquisition Transaction; or (iii) furnish or cause to be furnished to any corporation, partnership, person or other entity or group (other than the other party and its representatives) (a "Person") any non-public information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction; provided, nothing herein will prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. The Company will inform Parent by telephone within two business days of its receipt of any proposal or bid (including the terms thereof and the Person making such proposal or bid) in respect of any Acquisition Transaction.

     (b) Notwithstanding anything else contained in this Section 6.11, the Company and its officers, directors, subsidiaries, representatives and agents may engage in discussions or negotiations with, and may furnish information to, a third party who, or representatives of a third party who, makes a written proposal with respect to an Acquisition Transaction if (i) the Company's Board of Directors determines in good faith after consultation with its financial advisors that such proposal may reasonably be expected to result in a transaction that is financially superior to the transactions contemplated by this Agreement, or (ii) the Board of Directors of the Company determines in good faith with advice of outside counsel that failure to do so could reasonably be expected to result in a breach of its fiduciary duties under applicable law. If the Company accepts a proposal for or otherwise engages in any Acquisition Transaction (other than the Offer or the Merger), it will promptly pay to Parent in reimbursement for Parent's expenses an amount in cash (not to exceed $12,000,000) equal to the aggregate amount of Parent's documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement as certified in good faith by Parent and with reasonable detail.

     Section 6.12 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

     Section 6.13 Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Stock Option Agreement except Merrill Lynch & Co., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a copy of which has been provided to Parent, and Smith Barney Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a copy of which has been provided to the Company, and each of Parent and the Company will indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other brokers' or finders' fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its Subsidiary or affiliate.

     Section 6.14 Company Rights Agreement. The Company will redeem the Company Rights effective immediately prior to Parent's acceptance for payment of shares of Company Common Stock pursuant to the Offer and will not otherwise redeem the Company Rights, or amend or terminate the Company Rights Agreement, unless in each such case the Board determines in good faith with the advice of outside counsel that complying with any such covenant could reasonably be expected to result in a breach of its fiduciary duties under applicable law. The Company agrees that the Offer will provide, and require that tendering stockholders confirm, that Parent will be entitled to receive and retain the amounts paid in redemption of all Company Rights attached to shares of Company Common Stock acquired pursuant to the Offer.

     Section 6.15 Rule 145. The Company will use its reasonable best efforts to cause all persons who, at the time of the meeting of the Company's stockholders to approve the Merger, may be deemed to be affiliates of the Company as that term is used in Rule 145 under the Securities Act and who will become the beneficial owners of Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock pursuant to the Merger to execute "affiliates' letters" in customary form prior to the Effective Time. Parent and the Surviving Corporation will use their reasonable efforts to comply with the provisions of Rule 144(c) under the Securities Act in order that such affiliates may resell such Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock pursuant to Rule 145(d) under the Securities Act.

     Section 6.16 Notification of Certain Matters. The Company will give prompt notice to Parent, and Parent will give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this
Section 6.16 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.17 Interim Company Preferred Stock Dividend. The Company will declare a dividend on each share of the Company Preferred Stock to holders of record of such shares as of the close of the business day next preceding the Effective Time in an amount equal to the product of (i) a fraction, (x) the numerator of which equals the number of days between the payment date with respect to the most recent regular dividend paid by the Company and the Effective Time and (y) the denominator of which equals 91 and (ii) the amount of the regular quarterly dividend paid by the Company on the relevant series of Company Preferred Stock.

     Section 6.18 Company Debt Agreements. The Company will (a) promptly seek agreement, on terms reasonably acceptable to Parent, of the banks party to the Company's revolving credit and letter of credit reimbursement agreements to (i) amend such agreements to provide that the execution by the Company of this Agreement and the Stock Option Agreement and the purchase of shares of Company Common Stock pursuant to the Offer or the Stock Option Agreement do not constitute an event permitting the banks which are parties thereto to accelerate the amounts outstanding under such agreements or establish cash collateral accounts, (ii) amend such agreements to permit the consummation of the Merger, and (iii) waive the interest rate increase otherwise applicable by reason of such events, (b) select the latest notice and repurchase dates permitted under the indenture governing the Company Notes in respect of the "change of control" effected by consummation of the Offer and (c) in the event that such repurchase date occurs prior to the Merger, cooperate with Parent in arranging financing on terms reasonably acceptable to Parent to finance any required repurchase of Company Notes.

                                  ARTICLE VII

                                   CONDITIONS

     Section 7.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

     (a) Offer. Parent has accepted for purchase and paid for shares of Company Common Stock pursuant to the Offer; provided, that this condition will be deemed satisfied with respect to Parent if Parent will have failed to purchase shares of Company Common Stock pursuant to the Offer in violation of the terms of the Offer.

     (b) Stockholder Approval. This Agreement (insofar as it relates to the Merger) and the Merger have been approved and adopted by the affirmative vote of the holders of Company Common Stock entitled to cast at least a majority of the total number of votes entitled to be cast by holders of Company Common Stock.

     (c) HSR Approval. Any waiting period under the HSR Act applicable to the Merger has expired or been terminated.

     (d) Registration Statement. The S-4 has become effective under the Securities Act and is not the subject of any stop order or proceeding seeking a stop order. Parent has received all material state securities or blue sky permits and other authorizations necessary to issue the shares of Parent Common Stock (and attached Parent Rights) and Parent New Preferred Stock pursuant to this Agreement.

     (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger is in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

     (f) Listing Matters. The Parent Common Stock (and the attached Parent Rights) has been approved for listing on the NYSE, subject to official notice of issuance.

     (g) No Action. No action, suit or proceeding by any Governmental Entity before any court or governmental or regulatory authority is pending against the Company, Parent or Sub or any of their Subsidiaries challenging the validity or legality of the transactions contemplated by this Agreement other than actions, suits or proceedings as to which Parent had actual knowledge at the time of acceptance for payment of shares of Company Common Stock pursuant to the Offer or which, in the reasonable opinion of counsel to the party asserting such condition, do not have a substantial likelihood of resulting in a material adverse judgment.

     Section 7.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the Company not having failed to perform its material obligations required to be performed by it under Section 6.1 at or prior to the Closing Date, other than any such failures to perform as to which Parent had actual knowledge at the time of acceptance for payment of shares of Company Common Stock pursuant to the Offer.

     Section 7.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is further subject to Parent and Sub not having failed to perform their material obligations required to be performed by them under Section 6.2 at or prior to the Closing Date, other than any such failures to perform as to which the Company had actual knowledge at the time of acceptance of payment for shares of Company Common Stock pursuant to the Offer.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

     (a) by mutual consent of Parent and the Company by action of their respective Boards of Directors (with any members of the Board of Directors of the Company who may hereafter be designated by Parent abstaining);

     (b) by the Company if (i) Parent fails to commence the Offer as provided in
Section 1.1, (ii) the Offer expires or is terminated without any shares of Company Common Stock being purchased thereunder, or (iii) Parent fails to purchase validly tendered shares of Company Common Stock in violation of the terms and conditions of the Offer or this Agreement;

     (c) by Parent if, due to an occurrence which has made it reasonably impracticable to satisfy any of the conditions of the Offer set forth in Annex I hereto at any time prior to the 90th day following the commencement of the Offer, Parent (i) terminates the Offer or allows the Offer to expire without the purchase of any shares of Company Common Stock thereunder, unless such termination or expiration has been caused by or resulted from the failure of Parent to perform in any material respect any of its covenants and agreements contained in this Agreement or the Offer, or (ii) fails to pay for shares of Company Common Stock pursuant to the Offer within 90 days after the date hereof, unless such failure to pay for such shares is caused by or results from the failure of Parent to perform in any material respect any of its covenants or agreements contained in this Agreement or the Offer;

     (d) by either Parent or the Company if the Merger is not consummated before June 30, 1995 despite the good faith effort of such party to effect such consummation (unless solely by reason of the conditions provided for in Section 7.1(e), and 7.1(g) (in which case such date will be September 30, 1995) or the failure to so consummate the Merger by such date is due to the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of this Agreement);

     (e) by either Parent or the Company if any court of competent jurisdiction has issued an injunction permanently restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger, which injunction has become final and non-appealable;

     (f) prior to the expiration of the Offer, by Parent if the Company rescinds its redemption of the Company Rights and all other conditions to consummation of the Offer are satisfied, or the Board of Directors of the Company withdraws, amends or modifies in a manner adverse to Parent its favorable recommendation of the Offer or the Merger or promulgates any recommendation with respect to an Acquisition Transaction (including a determination to take no position) other than a recommendation to reject such Acquisition Transaction; or

     (g) prior to the expiration of the Offer, by the Company if (i) (A) any of the representations and warranties of Parent contained in this Agreement were incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (B) there has been a material breach on the part of Parent in the covenants of Parent set forth herein, or any failure on the part of Parent to comply with its material obligations hereunder, or any other events or circumstances have occurred, such that, in any such case, Parent could not satisfy on or prior to June 30, 1995, any of the conditions to the Closing set forth in Sections 7.1 or 7.3, or (ii) the Company receives a written offer with respect to an Acquisition Transaction and the Board of Directors of the Company, after consulting with its outside counsel and financial advisor, determines in good faith that such Acquisition Transaction is more favorable to the Company's stockholders than the transactions contemplated by this Agreement and, not later than the time of such termination, the Company has paid the expense reimbursement required by Section 6.11(b).

     Section 8.2 Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement will forthwith become void and there will be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, other than (a)(i) the provisions of the last sentence of Section 6.11(b), which will survive for a period of one year from the date of any such termination if and only if (A) Parent has not received the payment pursuant to Section 6.11(b) and (B) such termination of this Agreement is pursuant to Section 8.1(b)(ii) by reason of the Minimum Condition having failed to be satisfied, Section 8.1(c) by reason of the failure to satisfy the conditions set forth in paragraph (e) or (f) of Annex I hereto, Section 8.1(f) or Section 8.1(g)(ii), (ii) Sections 6.12 and 6.13, and (iii) the last sentence of Section 6.6, and (b) to the extent that such termination results from the willful breach by a party hereto of any of its covenants or agreements set forth in this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.

     Section 9.2 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by the respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

     Section 9.4 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

     (a) if to Parent or Sub, to

         The Williams Companies, Inc.
         One Williams Center
         Tulsa, Oklahoma 74172
         Attention: Chief Executive Officer
         Telecopy No.: (918) 588-2334

         with a copy to

         J. Furman Lewis
         Senior Vice President
           and General Counsel
         One Williams Center
         Tulsa, Oklahoma 74172
         Telecopy No.: (918) 588-2334

         and

         Randall H. Doud
         Skadden, Arps, Slate, Meagher & Flom
         919 Third Avenue
         New York, New York 10022
         Telecopy No.: (212) 735-2000

         and

     (b) if to the Company, to

         Transco Energy Company
         2800 Post Oak Boulevard, 21st Floor
         Houston, Texas 77056
         Attention: Chief Executive Officer
         Telecopy No.: (713) 439-4269

         with a copy to

         David E. Varner
         Transco Energy Company
         2800 Post Oak Boulevard
         Houston, Texas 77056
         Telecopy No: (713) 439-4269

         and

         Eric S. Robinson
         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019-6118
         Telecopy No.: (212) 403-2000

     Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they will be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof " and terms of similar import, unless the context otherwise requires, will be deemed to refer to December 12, 1994. References to "debt" in Sections 6.1(e) will not include accrued expenses or trade payables.

     Section 9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.7 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Stock Option Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than Sections 3.2 and 6.10(d), are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

     Section 9.8 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made, executed, delivered and performed wholly within the State of Delaware, without regard to any applicable conflicts of law. The Company, Parent and Subsidiary hereby (w) submit to the jurisdiction of any State and Federal courts sitting in Delaware with respect to matters arising out of or relating hereto,
(x) agree that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware State or Federal court and no other court,

(y) waive the defense of an inconvenient forum, and (z) agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     Section 9.9 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     Section 9.10 Publicity. Except as otherwise required by law or the rules of the NYSE, for so long as this Agreement is in effect, neither the Company nor Parent will, or will permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without having consulted with the other party.

     Section 9.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent incorporated under the laws of the State of Delaware. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.12 Validity. The invalidity or unenforceability of any provision of this Agreement or the Stock Option Agreement will not affect the validity or enforceability of any other provisions hereof or thereof, which will remain in full force and effect.

     Section 9.13 Taxes. Any liability arising out of the New York State Real Property Gains Tax and any other tax imposed by any domestic or foreign taxing authority with respect to the property of the Company due with respect to the Offer or the Merger will be borne by Parent and expressly will not be a liability of the stockholders of the Company.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          THE WILLIAMS COMPANIES, INC.

                                          By: /s/  KEITH E. BAILEY
                                            ------------------------------------
                                              Name: Keith E. Bailey
                                              Title: Chairman, President & Chief
                                                     Executive
                                                     Officer

                                          WC ACQUISITION CORP.

                                          By: /s/  J. FURMAN LEWIS
                                            ------------------------------------
                                              Name: J. Furman Lewis
                                              Title: Vice President, Assistant
                                                     Secretary and Assistant
                                                     Treasurer

                                          TRANSCO ENERGY COMPANY

                                          By: /s/  JOHN P. DESBARRES
                                            ------------------------------------
                                              Name: John P. DesBarres
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                                                                  EXHIBIT 3.1(c)

                      FORM OF CERTIFICATE OF DESIGNATION,
                             PREFERENCES AND RIGHTS

                                     OF THE

                             CUMULATIVE CONVERTIBLE
                         PREFERRED STOCK, $3.50 SERIES
                                 ($1 PAR VALUE)

                                       OF

                          THE WILLIAMS COMPANIES, INC.

                         ------------------------------

                         PURSUANT TO SECTION 151 OF THE

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                         ------------------------------

     The undersigned DOES HEREBY CERTIFY that the following resolution was duly
adopted on             , 1995, by the Board of Directors (the "Board") of The
Williams Companies, Inc., a Delaware corporation (hereinafter called the "Corporation"), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware:

          RESOLVED that pursuant to authority expressly granted to and vested in the Board by provisions of the Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the issuance of a series of Preferred Stock, par value $1 per share (the "Preferred Stock"), which
     shall consist of up to 2,500,000 of the        shares of Preferred Stock
     which the Corporation now has authority to issue, be, and the same hereby is, authorized, and the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation which may be applicable to the Preferred Stock) are fixed as follows:

     (i) The designation of such series of the Preferred Stock authorized by this resolution shall be the $3.50 Cumulative Convertible Preferred Stock (the "$3.50 Preferred Stock"). The total number of shares of the $3.50 Preferred Stock shall be 2,500,000.

     (ii) Holders of shares of $3.50 Preferred Stock will be entitled to receive, when and as declared by the Board out of assets of the Corporation legally available for payment, an annual cash dividend of $3.50 per share, payable in quarterly installments on February 1, May 1, August 1 and November 1, commencing [the first such date following the Effective Time] (each a "dividend payment date"). Dividends on the $3.50 Preferred Stock will be cumulative from the date of initial issuance of shares of $3.50 Preferred Stock. Dividends will be payable to holders of record as they appear on the stock books of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board. When dividends are not paid in full upon the $3.50 Preferred Stock and any other Parity Preferred Stock (as defined in paragraph (ix)), all dividends declared upon shares of Parity Preferred Stock will be declared pro rata so that in all cases the amount of dividends declared per share on the $3.50 Preferred Stock and such other Parity Preferred Stock shall bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of $3.50 Preferred Stock and such other Parity Preferred Stock bear to each other. Except as set forth in the preceding sentence, unless full cumulative dividends on the $3.50 Preferred Stock have been paid, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set aside for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the $3.50 Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the $3.50 Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends upon shares of the $3.50 Preferred Stock outstanding to the last dividend payment date shall have been paid or declared and set apart for payment) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to the $3.50 Preferred Stock as to dividends). Dividends payable on the $3.50 Preferred Stock for any period less than the full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     (iii) The shares of $3.50 Preferred Stock shall rank prior to the shares of Common Stock and of any other class of stock of the Corporation ranking junior to the $3.50 Preferred Stock upon liquidation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the $3.50 Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Common Stock or any other such junior stock, an amount equal to $50 per share (the "Liquidation Preference" of a share of $3.50 Preferred Stock) plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on the shares of $3.50 Preferred Stock to the date of final distribution. After payment of the full amount of the Liquidation Preference and such dividends, the holders of shares of $3.50 Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Parity Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any other corporation with or into the Corporation, nor a sale or transfer of all or any part of the Corporation's assets for cash or securities shall be considered a liquidation, dissolution or winding up of the Corporation.

     (iv) The shares of the $3.50 Preferred Stock will not be redeemable prior to November 1, 1999. On and after November 1, 1999, the $3.50 Preferred Stock will be redeemable, in whole at any time or from time to time in part at the option of the Corporation, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (the "Redemption Prices") per share if redeemed during the twelve-month period beginning November 1 of the year indicated below; plus, in each case, all dividends accrued and unpaid on the $3.50 Preferred Stock up to the date fixed for redemption:

                                                                            REDEMPTION
                                                                              PRICE
               YEAR                                                         PER SHARE
               ----                                                         ----------
        1999..............................................................   $ 51.40
        2000..............................................................     51.05
        2001..............................................................     50.70
        2002..............................................................     50.35
        2003 and thereafter...............................................     50.00

     In the event that the Corporation determines to redeem fewer than all of the outstanding shares of the $3.50 Preferred Stock, the shares to be redeemed shall be determined by lot or a substantially equivalent method.

     If a notice of redemption has been given pursuant to this paragraph (iv) and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares of $3.50 Preferred Stock to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon such redemption, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

     (v) The holders of shares of $3.50 Preferred Stock shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of Delaware, and except as follows:

          (I) If and whenever at any time or times dividends payable on the $3.50 Preferred Stock or on any other Preferred Stock shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly periods, then the holders of the Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a class, to elect two directors of the Corporation, such directors to be in addition to the number of directors constituting the Board immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. Such voting right shall continue until such time as all cumulative dividends accumulated on all the Preferred Stock having cumulative dividends shall have been paid in full and until any noncumulative dividends payable on all the Preferred Stock having noncumulative dividends shall have been paid regularly for at least one year, at which time such voting right of the holders of the Preferred Stock shall terminate, subject to revesting at such time as there shall occur each and every subsequent event of default of the character indicated above.

          Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of the Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each successive annual meeting.

          At such time when such voting right shall have vested in the holders of the Preferred Stock, and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of the holders of record of 10 percent in number of shares of the Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of the holders of the Preferred Stock and of any other class or classes of stock having voting power with respect thereto for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding of annual meetings of stockholders of the Corporation, or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10 percent in number of shares of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this subparagraph
     (I). Any holder of the Preferred Stock shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

          At any meeting held for the purpose of electing directors at which the holders of the Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of 33 1/3 percent of the then outstanding shares of the Preferred Stock shall be required and be sufficient to constitute a quorum of the Preferred Stock for the election of directors by the Preferred Stock. At any such meeting or adjournment thereof (A) the absence of a quorum of the holders of the Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of the Preferred Stock and the absence of a quorum or quorums of the holders of other classes of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the Preferred Stock and (B) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

          The directors elected pursuant to this subparagraph (I) shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that when the right of the holders of the Preferred Stock to elect directors as herein provided shall terminate, the terms of office of all persons so elected by the holders of the Preferred Stock shall terminate, and the number of directors of the Corporation shall thereupon be such number as may be provided in the By-laws of the Corporation irrespective of any increase made pursuant to this subparagraph (I).

          So long as any shares of $3.50 Preferred Stock are outstanding, the By-laws of the Corporation shall contain provisions ensuring that the number of directors of the Corporation shall at all times be such that the exercise, by the holders of shares of $3.50 Preferred Stock and the holders of other Preferred Stock, of the right to elect directors under the circumstances provided in this subparagraph (I) will not contravene any provisions of the Corporation's Certificate of Incorporation or By-laws.

          (II) So long as any shares of the $3.50 Preferred Stock remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least 66 2/3 percent in number of shares of the $3.50 Preferred Stock then outstanding, (A) create any class or classes of stock ranking prior to or on a parity with the $3.50 Preferred Stock either as to dividends or upon liquidation or increase the authorized number of shares of any class or classes of stock ranking prior to or on a parity with the $3.50 Preferred Stock either as to dividends or upon liquidation, or create or authorize any obligation or security convertible into shares of stock of any class ranking prior to or on a parity with the Preferred Stock either as to dividends or upon liquidation, but may, without such consent, create or authorize obligations or securities convertible into shares of Preferred Stock, or (B) amend, alter or repeal any of the provisions of the Certificate of Incorporation (including this resolution) so as to affect adversely the preferences, special rights or powers of the $3.50 Preferred Stock or of the holders thereof.

     (vi) Except as provided in paragraph (v)(II), no consent of the holders of the $3.50 Preferred Stock shall be required for (a) the creation of any indebtedness of any kind of the Corporation, (b) the creation, or increase or decrease in the amount, of any class or series of stock of the Corporation not ranking prior to or on a parity with to the $3.50 Preferred Stock as to dividends or upon liquidation or (c) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change in the par value thereof or in any other terms thereof.

     (vii) Subject to the provisions of paragraph (iv) hereof, the Board reserves the right by subsequent amendment of this resolution from time to time to increase or decrease the number of shares which constitute the $3.50 Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this resolution within the limitations provided by law, this resolution and the Certificate of Incorporation.

     (viii) At the option of the holder thereof and upon surrender thereof for conversion to the Corporation at the office of the Transfer Agent of the Corporation's Common Stock in the Borough of Manhattan, the City of

New York or in the City of Tulsa, each share of $3.50 Preferred Stock will be convertible (or if such share is called or surrendered for redemption, then in respect of such share to and including, but not after, the redemption date) into fully paid and nonassessable shares of Common Stock at the initial conversion rate of 1.5625 shares of Common Stock for each share of $3.50 Preferred Stock, the conversion rate being subject to adjustment as hereinafter provided:

          (I) In case the Corporation shall (A) pay a dividend in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a share of $3.50 Preferred Stock surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon conversion the number of such shares of Common Stock which he would have been entitled to receive after the happening of such event had such share of $3.50 Preferred Stock been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to shares of $3.50 Preferred Stock converted between such record date and the date of the happening of any such event.

          (II) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price Per Share (as defined in subparagraph (IV) below) of Common Stock at the record date mentioned below, the number of shares of Common Stock into which each share of $3.50 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of $3.50 Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to shares of $3.50 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

          (III) In case the Corporation shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in subparagraph (II) above, then in each such case the number of shares of Common Stock into which each share of $3.50 Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to shares of $3.50 Preferred Stock converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

          (IV) For the purpose of any computation under subparagraphs (II) and
     (III) above and (VI) below, the "Current Market Price Per Share" of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive trading days commencing 20 trading days before the day in question. The closing price for each day shall be reported on the New York Stock Exchange-Composite Transactions Tape or as reported by any successor central market system.

          (V) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (V) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (viii) shall be made to the nearest one-hundredth of a share.

          (VI) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any share of $3.50 Preferred Stock. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock (as defined in subparagraph (IV) above) as of the conversion date shall be paid to such holder in cash by the Corporation.

          (VII) In case the Corporation shall enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each share of $3.50 Preferred Stock remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such shares of $3.50 Preferred Stock might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

          (VIII) In the event of any Change in Control (as hereinafter defined) of the Corporation, each holder of $3.50 Preferred Stock shall have the right, at the holder's option, to require the Corporation to redeem all or any number of such holder's shares of $3.50 Preferred Stock during the period (the "Exercise Period") beginning on the 30th day and ending on the 90th day after the date of such Change in Control at the Redemption Price, plus accrued and unpaid dividends to the date fixed for redemption; provided, however, that such redemption right shall not be applicable in the case of any Change in Control of the Corporation which shall have been duly approved by the Continuing Directors (as hereinafter defined) during the period (the "Approval Period") prior to or within 21 days after the date on which such Change in Control shall have occurred. As used herein,
     (a) "Acquiring Person" means any Person who is or becomes the Beneficial Owner, directly or indirectly, of 10% or more of the outstanding Common Stock, (b) "Beneficial Owner" has the meaning ascribed to such term in Rule 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended,
     (c) a "Change in Control" of the Corporation shall be deemed to have occurred at such time as (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding Common Stock or
     (ii) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board, (d) "Continuing Director" means any member of the Board who is not affiliated with an Acquiring Person and who was a member of the Board immediately prior to the time that the Acquiring Person became an Acquiring Person and any successor to a Continuing Director who is not affiliated with the Acquiring Person and is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board, and (e) "Person" means any individual, corporation, partnership, limited partnership, association, joint-stock company, trust, unincorporated organization, syndicate or group (as such terms are used in Section 13d-3 adopted pursuant to the Securities Exchange Act of 1934, as amended) or government or political subdivision thereof.

          On or before the seventh day after the termination of the Approval Period, the Corporation shall mail to all holders of record of the $3.50 Preferred Stock as of the last day of the Approval Period, at their respective addresses as the same shall appear on the books of the Corporation as of such date, a notice disclosing (i) the Change in Control,
     (ii) whether or not the Continuing Directors have approved the

     Change in Control, and (iii) if the Continuing Directors have not approved the Change in Control, the respective dates on which the Exercise Period commences and ends, the redemption price per share of the $3.50 Preferred Stock applicable hereunder and the procedure which the holder must follow to exercise the redemption right provided above. The Corporation shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, New York. To exercise such redemption right, a holder of the $3.50 Preferred Stock must deliver during the Exercise Period written notice to the Corporation (or an agent designated by the Corporation for such purpose) of the holder's exercise of such redemption right, and, to be valid, any such notice of exercise must be accompanied by each certificate evidencing shares of the $3.50 Preferred Stock with respect to which the redemption right is being exercised, duly endorsed for transfer. On or prior to the seventh day after the close of the Exercise Period, the Corporation shall accept for payment all shares of $3.50 Preferred Stock properly surrendered to the Corporation (or an agent designated by the Corporation for such purpose) during the Exercise Period for redemption in connection with the valid exercise of such redemption right and shall cause payment to be made in cash for such shares of $3.50 Preferred Stock.

     (ix) For the purposes of this resolution, any stock of any class or classes of the Corporation shall be deemed to rank:

          (a) prior to shares of the $3.50 Preferred Stock, either as to dividends or upon liquidation, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the $3.50 Preferred Stock;

          (b) on a parity with shares of the $3.50 Preferred Stock, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the $3.50 Preferred Stock, if the holders of stock of such class or classes shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of $3.50 Preferred Stock (the term "Parity Preferred Stock" being used to refer to any stock on a parity with the shares of $3.50 Preferred Stock, either as to dividends or upon liquidation as the context may require); and

          (c) junior to shares of the $3.50 Preferred Stock, either as to dividends or upon liquidation, if such class shall be Common Stock or if the holders of the $3.50 Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes.

     (x) The $3.50 Preferred Stock shall rank on a parity with the $2.21 Cumulative Preferred Stock, par value $1 per share, of the Corporation as to dividends and upon liquidation. The $3.50 Preferred Stock shall rank prior to the Series A Junior Participating Preferred Stock, par value $1 per share, and all other shares of capital stock of the Corporation outstanding at the time of issuance of the $3.50 Preferred Stock.

     IN WITNESS WHEREOF, The Williams Companies, Inc. has caused this Certificate to be made under the seal of the Corporation and signed by
               ,                , and attested by                ,
               , this       day of           , 1995.

                                          THE WILLIAMS COMPANIES, INC.

[SEAL]

Attest:                                   By:
                                              ----------------------------------

----------------------------------------

                                                                       ANNEX B-1

                           [MERRILL LYNCH LETTERHEAD]

                                                               December 11, 1994

Board of Directors
Transco Energy Company
2800 Post Oak Blvd., 21st Floor
Houston, Texas 77056

Ladies and Gentlemen:

     Transco Energy Company (the "Company"), The Williams Companies, Inc. (the "Acquiror") and WC Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquiror will make a tender offer (the "Offer") for up to 60% of the outstanding shares of the Company's common stock, par value $0.50 per share (the "Shares"), and attached Company Rights, at $17.50 per Share (and attached Company Right), net to the seller in cash, subject to certain conditions, including the Minimum Condition that at least 51% of the outstanding Shares have been validly tendered and not withdrawn. The Offer is expected to commence on December 16, 1994. The Agreement also provides that, following consummation of the Offer, Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which (i) each remaining Share will be converted into the right to receive the Conversion Number of shares of common stock, $1.00 par value, of the Acquiror (the "Acquiror Shares"), together with one-half of the Conversion Number of an attached Parent Right, and cash, if any, in the amount of the Per Share Cash Amount, (ii) each outstanding share of Cumulative Convertible Preferred Stock, $4.75 Series, of the Company (the "Company $4.75 Preferred Stock") will be converted into one share of $4.75 Series Cumulative Convertible Preferred Stock of Acquiror (the "Acquiror 4.75 Preferred Stock") initially convertible into 0.5588 of an Acquiror Share and (iii) each outstanding share of Cumulative Convertible Preferred Stock, $3.50 Series, of the Company (the "Company $3.50 Preferred Stock" and, together with the Company $4.75 Preferred Stock, the "Company Preferred Stock") will be converted into one share of $3.50 Series Cumulative Convertible Preferred Stock of Acquiror (the "Acquiror $3.50 Preferred Stock") initially convertible into 1.5625 Acquiror Shares. In connection with the Offer and the Merger, the Company also proposes to enter into a Stock Option Agreement (the "Stock Option Agreement") with the Acquiror pursuant to which the Company will grant Acquiror an option to purchase up to 7,500,000 Shares at an exercise price of $17.50 per Share, representing approximately 15.5% of the total Shares outstanding (assuming issuance of such 7,500,000 Shares), with respect to which the Company may, upon exercise thereof, elect to cancel the option in lieu of delivering Shares by making a cash payment to the Acquiror in an amount not to exceed $2.00 per option Share. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the meanings ascribed to such terms in the Agreement.

     You have asked us whether, in our opinion, the proposed consideration to be received by the holders of the Shares and the Company Preferred Stock other than the Acquiror and its affiliates in the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view as of the date hereof.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30,

     1994, and the Company's Forms 8-K dated September 23, 1992, July 6, 1993, July 14, 1993, October 25, 1993 and April 7, 1994;

          (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994, and the Acquiror's Form 8-K dated August 22, 1994;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

          (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses, assets, liabilities and prospects;

          (5) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company, and reviewed certain market prices and trading activity for the Company Preferred Stock;

          (6) Reviewed the historical market prices and trading activity for the Acquiror Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Acquiror, and reviewed the Acquiror's stock repurchase program and its effect on the historical market prices and trading activity for the Acquiror Shares;

          (7) Compared the results of operations of the Company and the Acquiror with that of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

          (8) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

          (9) Reviewed a draft of the Agreement dated December 11, 1994, including the forms of Certificate of Designation, Preferences and Rights of the Acquiror $4.75 Preferred Stock and the Acquiror $3.50 Preferred Stock attached as exhibits thereto;

          (10) Reviewed a draft of the Stock Option Agreement dated December 11, 1994; and

          (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or the Acquiror. With respect to the financial forecasts furnished by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be. We have also assumed that the final forms of the Agreement and the Stock Option Agreement will not differ in any material respect from the draft forms of Agreement and Stock Option Agreement reviewed by us.

     In connection with the transactions contemplated by the Agreement, we have not been requested by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In the ordinary course of business, we engage in trading the securities of the Company and the Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the proposed consideration to be received by the holders of the Shares and the Company Preferred Stock other than the Acquiror and its affiliates pursuant to the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED


                                      By /s/ RICHARD K. GORDON
                                        ----------------------------------------
                                         Richard K. Gordon
                                         Vice Chairman
                                         Investment Banking Group
                                         Merrill Lynch & Co.

                                                                       ANNEX B-2

                           [MERRILL LYNCH LETTERHEAD]

                                                                 January 9, 1995

Board of Directors
Transco Energy Company
2800 Post Oak Blvd., 21st Floor
Houston, Texas 77056

Ladies and Gentlemen:

     Transco Energy Company (the "Company"), The Williams Companies, Inc. (the "Acquiror") and WC Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into an Agreement and Plan of Merger dated as of December 12, 1994 (the "Agreement") pursuant to which the Acquiror has commenced a tender offer (the "Offer") for up to 60% of the outstanding shares of the Company's common stock, par value $0.50 per share (the "Shares"), and attached Company Rights, at $17.50 per Share (and attached Company Right), net to the seller in cash, subject to certain conditions, including the Minimum Condition that at least 51% of the outstanding Shares have been validly tendered and not withdrawn. The Offer was commenced on December 16, 1994 and is expected to expire on January 17, 1995. The Agreement also provides that, following consummation of the Offer, Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which (i) each remaining Share will be converted into the right to receive the Conversion Number of shares of common stock, $1.00 par value, of the Acquiror (the "Acquiror Shares"), together with one-half of the Conversion Number of an attached Parent Right, and cash, if any, in the amount of the Per Share Cash Amount, (ii) each outstanding share of Cumulative Convertible Preferred Stock, $4.75 Series, of the Company (the "Company $4.75 Preferred Stock") will be converted into one share of $4.75 Series Cumulative Convertible Preferred Stock of Acquiror (the "Acquiror $4.75 Preferred Stock") initially convertible into 0.5588 of an Acquiror Share and
(iii) each outstanding share of Cumulative Convertible Preferred Stock, $3.50 series, of the Company (the "Company $3.50 Preferred Stock" and, together with the Company $4.75 Preferred Stock, the "Company Preferred Stock") will be converted into one share of $3.50 Series Cumulative Convertible Preferred Stock of Acquiror (the "Acquiror $3.50 Preferred Stock") initially convertible into
1.5625 Acquiror Shares. In connection with the Offer and the Merger, the Company has also entered into a Stock Option Agreement dated as of December 12, 1994 (the "Stock Option Agreement") with the Acquiror pursuant to which the Company has granted the Acquiror an option to purchase up to 7,500,000 Shares at an exercise price of $17.50 per Share, representing approximately 15.5% of the total Shares outstanding (assuming issuance of such 7,500,000 Shares), with respect to which the Company may, upon exercise thereof, elect to cancel the option in lieu of delivering Shares by making a cash payment to the Acquiror in an amount not to exceed $2.00 per option Share. Capitalized terms used herein without definition are defined in the Agreement and are used herein with the meanings ascribed to such terms in the Agreement.

     You have asked us whether, in our opinion, the consideration to be received by the holders of the Shares and the Company Preferred Stock other than the Acquiror and its affiliates in the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view as of the date hereof.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed the Company's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994, and the Company's Forms 8-K dated September 23, 1992, July 6, 1993, July 14, 1993, October 25, 1993 and April 7, 1994;

          (2) Reviewed the Acquiror's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1993, the Acquiror's Forms 10-Q and the related unaudited financial information for the quarterly periods ending March 31, 1994, June 30, 1994 and September 30, 1994, and the Acquiror's Form 8-K dated August 22, 1994;

          (3) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company and the Acquiror, furnished to us by the Company and the Acquiror, respectively;

          (4) Conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses, assets, liabilities and prospects;

          (5) Reviewed the historical market prices and trading activity for the Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Company, and reviewed certain market prices and trading activity for the Company Preferred Stock;

          (6) Reviewed the historical market prices and trading activity for the Acquiror Shares and compared them with that of certain publicly traded companies which we deemed to be reasonably similar to the Acquiror, and reviewed the Acquiror's stock repurchase program and its effect on the historical market prices and trading activity for the Acquiror Shares;

          (7) Compared the results of operations of the Company and the Acquiror with that of certain companies which we deemed to be reasonably similar to the Company and the Acquiror, respectively;

          (8) Compared the financial terms of the transactions contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which we deem to be relevant;

          (9) Reviewed the Agreement, including the forms of Certificate of Designation, Preferences and Rights of the Acquiror $4.75 Preferred Stock and the Acquiror $3.50 Preferred Stock attached as exhibits thereto;

          (10) Reviewed the Stock Option Agreement, and

          (11) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror, and we have not independently verified such information or undertaken an independent appraisal of the assets of the Company or the Acquiror. With respect to the financial forecasts furnished by the Company and the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be.

     In connection with the transactions contemplated by the Agreement, we have not been requested by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We have, in the past, provided financial advisory and financing services to the Company and have received fees for the rendering of such services. In the ordinary course of business, we engage in trading the securities of the Company and the Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     On the basis of, and subject to, the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Shares and the Company Preferred Stock other than the Acquiror and its affiliates pursuant to the Offer and the Merger, taken as a whole, is fair to such stockholders from a financial point of view.

                                      Very truly yours,

                                      MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                   INCORPORATED


                                      By /s/ RICHARD K. GORDON
                                        ----------------------------------------
                                         Richard K. Gordon
                                         Vice Chairman
                                         Investment Banking Group
                                         Merrill Lynch & Co.

                                                                         ANNEX C

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                                APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251, 252, 254, 257, 258, 263 or 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were neither (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect there of;

              b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

              c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

              d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after this written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger of consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Williams is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-Laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the DGCL. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and, to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

     The foregoing statements are subject to the detailed provisions of the DGCL, Williams' Restated Certificate of Incorporation and Williams' By-laws.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibit

     2        Agreement and Plan of Merger, dated as of December 12, 1994, by and among The
              Williams Companies, Inc., WC Acquisition Corp. and Transco Energy Company, as
              amended. (Included as Annex A to the Prospectus and Information Statement.)
     3.1      Restated Certificate of Incorporation of Williams. (Previously filed as Exhibit
              4(a) to Williams' Form 8-B Registration Statement, filed August 20, 1987, and incorporated herein by reference.)
     3.2      Certificate of Designation with respect to the Williams' $2.21 Cumulative
              Preferred Stock. (Previously filed as Exhibit 4.3 to the Registration Statement on Form S-3, filed August 19, 1992, and incorporated herein by reference.)
     3.3      Certificate of Increase of Authorized Number of Shares of Series A Junior
              Participating Preferred Stock. (Previously filed as Exhibit 3(c) to Williams'
              Form 10-K for the year ended December 31, 1988, and incorporated herein by reference.)
     3.4      Certificate of Amendment of Restated Certificate of Incorporation of Williams,
              dated May 20, 1994. (Previously filed as Exhibit 3(d) to Williams' Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.)
     3.5      By-Laws of Williams, as currently in effect. (Previously filed as Exhibit 3 to
              Williams' Form 10-Q for the quarter ended September 30, 1993, and incorporated herein by reference.)
     4.1      Form of Certificate of Designation, Preferences and Rights of the Williams
              $3.50 Preferred Stock. (Included as part of Annex A to the Prospectus and
              Information Statement.)

     4.2      Amended and Restated Rights Agreement, dated as of July 12, 1988, between
              Williams and First Chicago Trust Company of New York. (Previously filed as
              Exhibit 4(c) to Williams' Form 8, dated July 28, 1988, and incorporated herein by reference.)
     4.3      Form of Senior Debt Indenture between Williams and Chemical Bank, Trustee, relating to the 10 1/4% Debentures, due 2020; the 9 3/8% Debentures, due 2021;
              the 8 1/4% Notes, due 1998; Medium-Term Notes (8.50%-9.31%), due 1996 through
              2001; the 7 1/2% Notes due 1999, and the 8 7/8% Debentures, due 2012.
              (Previously filed as Exhibit 4.1 to Form S-3 Registration Statement No.
              33-33294, filed February 2, 1990, and incorporated herein by reference.)
     4.4      U.S.$800,000,000 Credit Agreement, dated as of February 23, 1995, among
              Williams and certain of its subsidiaries and the banks named therein and
              Citibank, N.A., as agent. (Previously filed as Exhibit 4(b) to Williams' Form
              10-K for the year ended December 31, 1994, and incorporated herein by reference.)
     5        Opinion of J. Furman Lewis, Senior Vice President and General Counsel of The
              Williams Companies, Inc.
     7        Opinion of J. Furman Lewis, Senior Vice President and General Counsel of The
              Williams Companies, Inc.
    10.1      The Williams Companies, Inc. Supplemental Retirement Plan, effective as of
              January 1, 1998. (Previously filed as Exhibit 10(iii)(c) to Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.)
    10.2      Form of Employment Agreement, dated January 1, 1990, between Williams and certain executive officers. (Previously filed as Exhibit 10(iii)(d) to Form
              10-K for the year ended December 31, 1989, and incorporated herein by reference.)
    10.3      Form of The Williams Companies, Inc. Change in Control Protection Plan between
              Williams and employees (Previously filed as Exhibit 10(iii)(e) to Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.)
    10.4      The Williams Companies, Inc. 1985 Stock Option Plan. (Previously filed as
              Exhibit A to Williams' Proxy Statement, dated March 13, 1985, and incorporated herein by reference.)
    10.5      The Williams Companies, Inc. 1988 Stock Option Plan for Non-Employee Directors.
              (Previously filed as Exhibit A to Williams' Proxy Statement, dated March 14,
              1988, and incorporated herein by reference.)
    10.6      The Williams Companies, Inc. 1990 Stock Plan. (Previously filed as Exhibit A to
              Williams' Proxy Statement, dated March 12, 1990, and incorporated herein by reference.)
    10.7      Indemnification Agreement, effective as of August 1, 1986, between Williams and members of the Board of Directors and certain officers of Williams. (Previously filed as Exhibit 10(iii)(e) to Form 10-K for the year ended December 31, 1986, and incorporated herein by reference.)
    11        Computation of Earnings Per Common and Common-equivalent Share. (Previously filed as Exhibit 11 to Williams' Annual Report on Form 10-K for the year ended
              December 31, 1994, and incorporated herein by reference.)
    12        Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
              Dividend Requirements. (Previously filed as Exhibit 12 to Williams' Annual
              Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.)
    21        Subsidiaries of Williams. (Previously filed as Exhibit 21 to Williams' Form
              10-K for the year ended December 31, 1994, and incorporated herein by reference.)
    23.1      Consent of Ernst & Young LLP, dated March 28, 1995.
    23.2      Consent of Arthur Andersen LLP, dated March 29, 1995.
    23.3      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated March 29,
              1995.
    23.4      Consent of J. Furman Lewis. (Included in Exhibits 5 and 7 to this Registration
              Statement.)
    24*       Powers of Attorney together with certified resolution.

    99.1      Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated December
              12, 1994. (Included as Annex B-1 to the Prospectus and Information Statement.)
    99.2      Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated January 9,
              1995. (Included as Annex B-2 to the Prospectus and Information Statement.)

---------------

* Previously filed as an exhibit to this Registration Statement


     (b) Financial Statement Schedules

     The statement regarding computation of ratio of earnings to combined fixed charges and preferred stock dividends is included as Exhibit 12 hereto. All other schedules have been omitted either because they are not required or applicable or because the information required is shown in the consolidated financial statements or notes thereto which are included elsewhere in this Registration Statement.

ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) That every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) To respond to requests for information that is incorporated by reference into the Prospectus and Information Statement pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (f) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (g) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Tulsa, State of Oklahoma, on March 30, 1995.


                                          The Williams Companies, Inc.
                                          (Registrant)

                                          By: /s/  J. FURMAN LEWIS
                                          --------------------------------------
                                          J. Furman Lewis
                                          Senior Vice President and
                                            General Counsel

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.


              SIGNATURE                                TITLE                        DATE
-------------------------------------    ---------------------------------    -----------------

/s/  KEITH E. BAILEY                     Chairman of the Board, Chief            March 30, 1995
-------------------------------------      Executive Officer, President
Keith E. Bailey*                           and Director (principal
                                           executive officer)

/s/  JACK D. MCCARTHY                    Senior Vice President Finance and       March 30, 1995
-------------------------------------      Chief Financial Officer
Jack D. McCarthy*                          (principal financial officer)

/s/  GARY R. BELITZ                      Controller (principal accounting        March 30, 1995
-------------------------------------      officer)
Gary R. Belitz*

/s/  HAROLD W. ANDERSON                  Director                                March 30, 1995
-------------------------------------
Harold W. Anderson*

                                         Director
-------------------------------------
Ralph E. Bailey

/s/  GLENN A. COX                        Director                                March 30, 1995
-------------------------------------
Glenn A. Cox*

/s/  THOMAS H. CRUIKSHANK                Director                                March 30, 1995
-------------------------------------
Thomas H. Cruikshank*

/s/  ERVIN S. DUGGAN                     Director                                March 30, 1995
-------------------------------------
Ervin S. Duggan*

/s/  ROBERT J. LAFORTUNE                 Director                                March 30, 1995
-------------------------------------
Robert J. LaFortune*

              SIGNATURE                                TITLE                        DATE
-------------------------------------    ---------------------------------    -----------------

/s/  JAMES C. LEWIS                      Director                                March 30, 1995
-------------------------------------
James C. Lewis*

/s/  JACK A. MACALLISTER                 Director                                March 30, 1995
-------------------------------------
Jack A. MacAllister*

/s/  JAMES A. MCCLURE                    Director                                March 30, 1995
-------------------------------------
James A. McClure*

/s/  PETER C. MEINIG                     Director                                March 30, 1995
-------------------------------------
Peter C. Meinig*

/s/  KAY A. ORR                          Director                                March 30, 1995
-------------------------------------
Kay A. Orr*

/s/  GORDON R. PARKER                    Director                                March 30, 1995
-------------------------------------
Gordon R. Parker*

/s/  JOSEPH H. WILLIAMS                  Director                                March 30, 1995
-------------------------------------
Joseph H. Williams*

* By: /s/  J. FURMAN LEWIS
-------------------------------------
J. Furman Lewis
Attorney-in-fact

                               INDEX TO EXHIBITS*


EXHIBIT                                                                                  PAGE
----                                                                                     -----
 2       Agreement and Plan of Merger, dated as of December 12, 1994, by and among The
         Williams Companies, Inc., WC Acquisition Corp. and Transco Energy Company, as
         amended. (Included as Annex A to the Prospectus and Information Statement.)...
 3.1     Restated Certificate of Incorporation of Williams, as currently in effect.
         (Previously filed as Exhibit 4(a) to Williams' Form 8-B Registration
         Statement, filed August 20, 1987, and incorporated herein by reference.)......
 3.2     Certificate of Designation with respect to the Williams' $2.21 Cumulative
         Preferred Stock. (Previously filed as Exhibit 4.3 to the Registration
         Statement on Form S-3, filed August 19, 1992, and incorporated herein by reference.)...................................................................
 3.3     Certificate of Increase of Authorized Number of Shares of Series A Junior
         Participating Preferred Stock. (Previously filed as Exhibit 3(c) to Williams'
         Form 10-K for the year ended December 31, 1988, and incorporated herein by reference.)...................................................................
 3.4     Certificate of Amendment of Restated Certificate of Incorporation of Williams,
         dated May 20, 1994. (Previously filed as Exhibit 3(d) to Williams' Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.)...................................................................
 3.5     By-Laws of Williams, as currently in effect. (Previously filed as Exhibit 3 to
         Williams' Form 10-Q for the quarter ended September 30, 1993, and incorporated herein by reference.).........................................................
 4.1     Form of Certificate of Designation, Preferences and Rights of the Williams
         $3.50 Preferred Stock. (Included as part of Annex A to the Prospectus and
         Information Statement.).......................................................
 4.2     Amended and Restated Rights Agreement, dated as of July 12, 1988, between
         Williams and First Chicago Trust Company of New York. (Previously filed as
         Exhibit 4(c) to Williams' Form 8, dated July 28, 1988, and incorporated herein by reference.)................................................................
 4.3     Form of Senior Debt Indenture between Williams and Chemical Bank, Trustee, relating to the 10 1/4% Debentures, due 2020; the 9 3/8% Debentures, due 2021;
         the 8 1/4% Notes, due 1998; Medium-Term Notes (8.50%-9.31%), due 1996 through
         2001; the 7 1/2% Notes due 1999, and the 8 7/8% Debentures, due 2012.
         (Previously filed as Exhibit 4.1 to Form S-3 Registration Statement No.
         33-33294, filed February 2, 1990, and incorporated herein by reference.)......
 4.4     U.S.$800,000,000 Credit Agreement, dated as of February 23, 1995, among
         Williams and certain of its subsidiaries and the banks named therein and
         Citibank, N.A., as agent. (Previously filed as Exhibit 4(b) to Form 10-K for the year ended December 31, 1994, and incorporated herein by reference.)......
 5       Opinion of J. Furman Lewis, Senior Vice President and General Counsel of The
         Williams Companies, Inc.......................................................
 7       Opinion of J. Furman Lewis, Senior Vice President and General Counsel of The
         Williams Companies, Inc.......................................................
10.1     The Williams Companies, Inc. Supplemental Retirement Plan, effective as of
         January 1, 1998. (Previously filed as Exhibit 10(iii)(c) to Form 10-K for the year ended December 31, 1987, and incorporated herein by reference.)..........
10.2     Form of Employment Agreement, dated January 1, 1990, between Williams and certain executive officers. (Previously filed as Exhibit 10(iii)(d) to Form
         10-K for the year ended December 31, 1989, and incorporated herein by reference.)...................................................................
10.3     Form of The Williams Companies, Inc. Change in Control Protection Plan between
         Williams and employees (Previously filed as Exhibit 10(iii)(e) to Form 10-K for the year ended December 31, 1989, and incorporated herein by reference.)...................................................................
10.4     The Williams Companies, Inc. 1985 Stock Option Plan. (Previously filed as
         Exhibit A to Williams' Proxy Statement, dated March 13, 1985, and incorporated herein by reference.).........................................................
10.5     The Williams Companies, Inc. 1988 Stock Option Plan for Non-Employee
         Directors. (Previously filed as Exhibit A to Williams' Proxy Statement, dated
         March 14, 1988, and incorporated herein by reference.)........................
10.6     The Williams Companies, Inc. 1990 Stock Plan. (Previously filed as Exhibit A to Williams' Proxy Statement, dated March 12, 1990, and incorporated herein by reference.)...................................................................
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10.7     Indemnification Agreement, effective as of August 1, 1986, between Williams and members of the Board of Directors and certain officers of Williams.
         (Previously filed as Exhibit 10(iii)(e) to Form 10-K for the year ended
         December 31, 1986, and incorporated herein by reference.).....................
11       Computation of Earnings Per Common and Common-equivalent Share. (Previously filed as Exhibit 11 to Williams' Annual Report on Form 10-K for the year ended
         December 31, 1994, and incorporated herein by reference.).....................
12       Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
         Dividend Requirements. (Previously filed as Exhibit 12 to Williams' Annual
         Report on Form 10-K for the year ended December 31, 1994, and incorporated herein
         by reference.)................................................................
21       Subsidiaries of Williams. (Previously filed as Exhibit 21 to Williams' Form
         10-K for the year ended December 31, 1994, and incorporated herein by reference.)...................................................................
23.1     Consent of Ernst & Young LLP, dated March 28, 1995............................
23.2     Consent of Arthur Andersen LLP, dated March 29, 1995..........................
23.3     Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated March 29,
         1995..........................................................................
23.4     Consent of J. Furman Lewis (Included in Exhibits 5 and 7 to this Registration
         Statement.)...................................................................
24*      Powers of Attorney together with certified resolution.........................
99.1     Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated December
         12, 1994. (Included as Annex B-1 to the Prospectus and Information
         Statement.)...................................................................
99.2     Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated January
         9, 1995. (Included as Annex B-2 to the Prospectus and Information
         Statement.)...................................................................
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* Previously filed as an exhibit to this Registration Statement